As filed with the Securities and Exchange Commission on December 7, 2006                         Registration No.[                       ]

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-4

REGISTRATION STATEMENT
Under the Securities Act of 1933

FIRST BUSEY CORPORATION
(Exact name of registrant as specified in its charter)

6712
(Primary Standard Industrial Classification Code Number)

Nevada	37-1338484
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

201 West Main Street, Urbana, Illinois 61801, (217) 365-4513
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Douglas C. Mills, Chairman of the Board, Chief Executive Officer and President
First Busey Corporation
201 West Main Street
Urbana, Illinois 61801
(217) 365-4513
(name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

William C. Hermann, Esq.	John E. Freechack, Esq.
Walter L. Draney, Esq.	Robert M. Fleetwood, Esq.
Chapman and Cutler LLP	Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP
111 West Monroe Street	333 West Wacker Drive, Suite 2700
Chicago, Illinois 60603	Chicago, Illinois 60606
Phone: (312) 845-3000	Phone: (312) 984-3100
Fax: (312) 701-2361	Fax: (312) 984-3150

Approximate date of commencement of proposed sale of securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate Offering	Amount of
Securities to be Registered	Registered(1)	Per Share(2)	Price(2)	Registration Fee
Common stock, $0.001 par value	15,533,122 shares	$23.53	$365,494,361	$39,108

(1)          Represents the estimated maximum number of shares to be issued pursuant to the agreement and plan of merger dated September 20, 2006, between First Busey Corporation, a Nevada corporation, and Main Street Trust, Inc., an Illinois corporation.

(2)          Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) of Regulation C under the Securities Act of 1933, as amended.

DELAYING AMENDMENT: The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this joint proxy statement-prospectus is subject to completion or amendment.  A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission.  These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.  This joint proxy statement-prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Subject to Completion, Dated December 7, 2006

Proxy Statement for the Special Meeting of Stockholders of First Busey Corporation	Proxy Statement for the Special Meeting of Stockholders of Main Street Trust, Inc.

Prospectus of First Busey Corporation, In Connection With an Offering of Up to
[                                  ] Shares of its Common Stock

Merger Proposed – Your Vote is Very Important

The Boards of Directors of First Busey Corporation and Main Street Trust, Inc. have approved a merger agreement that would result in a tax-free merger of Main Street with First Busey, with the combined entity operating under the name “First Busey Corporation.”

In the transaction Main Street stockholders will be entitled to receive 1.55 shares of First Busey common stock for each share of Main Street common stock they own.  First Busey stockholders will keep their shares of common stock.  As a result of the fixed exchange ratio, the value of the stock consideration that Main Street stockholders will receive in the merger will fluctuate as the price of First Busey common stock changes.  We encourage you to read this document carefully and, if you are a Main Street stockholder, to obtain current market price quotations for First Busey common stock.

First Busey common stock is traded on the NASDAQ Global Select Market under the symbol “BUSE.”  The closing price of First Busey common stock on [                      ], 2006, was $[              ].

To complete this merger we must obtain the necessary government approvals and the approvals of a majority of the stockholders of each of our companies.  Each of us will hold a special meeting of our stockholders to vote on this merger proposal.  Your vote is very important.  Even if you plan to attend your stockholder meeting, please take the time to vote by completing and mailing the enclosed proxy card to us as soon as possible.  If you date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” the merger.  If you do not return your card, or if you do not instruct your broker how to vote any shares held for you in your broker’s name, the effect will be a vote against this merger.

The dates, times and places of the meetings are as follows:

For First Busey stockholders: [ ] [ ] [ ] [ ] [ ], 200[ ], [ : .m.], local time	For Main Street stockholders: [ ] [ ] [ ] [ ] [ ], 200[ ], [ : .m.], local time

This joint proxy statement-prospectus gives you detailed information about the merger we are proposing, and it includes our merger agreement as an appendix.  You can also obtain information about our companies from publicly available documents we have filed with the Securities and Exchange Commission.  We encourage you to read this entire document carefully.

For a description of the significant considerations in connection with the merger and related matters described in this document, see “Risk Factors” beginning on page 29.

We enthusiastically support this combination and join with the other members of our Boards of Directors in recommending that you vote in favor of the merger.

Douglas C. Mills Chairman of the Board, Chief Executive Officer and President First Busey Corporation	Van A. Dukeman President and Chief Executive Officer Main Street Trust, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement-prospectus or determined if this joint proxy statement-prospectus is accurate or adequate.  Any representation to the contrary is a criminal offense.

The securities we are offering through this document are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

Joint proxy statement-prospectus dated [                            ], 2006,
and first mailed to stockholders on [                                  ], 2006

ii

First Busey Corporation
201 West Main Street
Urbana, Illinois 61801
Notice of Special Meeting of Stockholders
To Be Held On [                    ], 200[    ]

A special meeting of the stockholders of First Busey Corporation, a Nevada corporation, will be held at [                                                 ], on [                ], 200[    ], [    ]:00 [    ].m., local time, for the following purposes:

1.             To consider and vote upon a proposal to adopt the Agreement and Plan of Merger dated September 20, 2006, between First Busey Corporation, a Nevada corporation, and Main Street Trust, Inc., an Illinois corporation, and approve the transactions it contemplates, including the issuance of shares of First Busey common stock as consideration in the proposed merger of Main Street with First Busey and the adoption of an amendment to First Busey’s articles of incorporation increasing the number of authorized shares of common stock from 40 million to 60 million.

2.             To transact such other business as may properly be brought before the special meeting, or any adjournments or postponements of the special meeting, including a motion to adjourn the special meeting to another time or place, if necessary, for the purpose of soliciting additional proxies.

The close of business on [                      ], 200[    ], has been fixed as the record date for determining those stockholders entitled to vote at the special meeting and any adjournments or postponements of the special meeting.  Accordingly, only stockholders of record on that date are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

By Order of the Board of Directors,

Douglas C. Mills
[ ], 200[ ]	Chairman of the Board, Chief Executive Officer and
President

YOUR VOTE IS VERY IMPORTANT

Whether or not you plan to attend the special meeting in person, please take the time to vote by completing and mailing the enclosed proxy card in the enclosed postage-paid envelope.  If you attend the special meeting, you may still vote in person if you wish, even if you have previously returned your proxy card.  Because the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the special meeting is required to adopt the proposal, the failure to vote by proxy or in person will have the same effect as a vote against the proposal.  Abstentions and broker non-votes will have the same affect as a vote against the merger.

Your Board of Directors unanimously recommends that you vote FOR adoption of the merger agreement and approval of the transactions it contemplates, including the issuance of shares of First Busey common stock as consideration in the proposed merger and the adoption of an amendment to First Busey’s articles of incorporation increasing the number of authorized shares of common stock from 40 million to 60 million.

Main Street Trust, Inc.
100 West University Avenue
Champaign, Illinois 61820
Notice of Special Meeting of Stockholders
To Be Held On [                    ], 200[    ]

A special meeting of the stockholders of Main Street Trust, Inc., an Illinois corporation, will be held at [                                         ], on [                ], 200[    ], [    ]:00 [    ].m., local time, for the following purposes:

1.             To consider and vote upon a proposal to adopt the Agreement and Plan of Merger dated September 20, 2006, between First Busey Corporation, a Nevada corporation, and Main Street Trust, Inc., an Illinois corporation, and approve the transactions it contemplates, including the merger of Main Street with First Busey.

2.             To transact such other business as may properly be brought before the special meeting, or any adjournments or postponements of the special meeting, including a motion to adjourn the special meeting to another time or place, if necessary, for the purpose of soliciting additional proxies.

The close of business on [                      ], 200[    ], has been fixed as the record date for determining those stockholders entitled to vote at the special meeting and any adjournments or postponements of the special meeting.  Accordingly, only stockholders of record on that date are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

By Order of the Board of Directors,

Van A. Dukeman
[ ], 200[ ]	President and Chief Executive Officer

YOUR VOTE IS VERY IMPORTANT

Whether or not you plan to attend the special meeting in person, please take the time to vote by completing and mailing the enclosed proxy card in the enclosed postage-paid envelope.  If you attend the special meeting, you may still vote in person if you wish, even if you have previously returned your proxy card.  Because the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the special meeting is required to adopt the proposal, the failure to vote by proxy or in person will have the same effect as a vote against the proposal.  Abstentions and broker non-votes will have the same affect as a vote against the merger.

Your Board of Directors unanimously recommends that you vote FOR adoption of the merger agreement and approval of the transactions it contemplates.

HOW TO OBTAIN ADDITIONAL INFORMATION

This joint proxy statement-prospectus incorporates business and financial information about First Busey and Main Street that is not included in or delivered with this document.  This information is described on page 98 under “Where You Can Find More Information.”  You can obtain free copies of documents that are related to First Busey and Main Street that are incorporated by reference in this document through the Securities and Exchange Commission website at http://www.sec.gov or by writing or calling:

First Busey Corporation	Main Street Trust, Inc
201 West Main Street Urbana, Illinois 61801 Attention: Mary E. Lakey Telephone: (217) 365-4556	100 West University Avenue Champaign, Illinois 61820 Attention: Teresa M. Marsh, Secretary Telephone: (217) 351-6500

To obtain timely delivery of the documents, you must request the information by [                    ], 200[    ] to receive them before the special meeting.

You also may obtain additional proxy cards and other information related to the proxy solicitation by contacting the appropriate contact listed above.  You will not be charged for any of these documents that you request.

TABLE OF CONTENTS

HOW TO OBTAIN ADDITIONAL INFORMATION
QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
General
The Companies
Special Meetings
What You Will Receive in the Merger
Recommendation to Stockholders
Share Ownership of Directors and Executive Officers
Interests of Certain Persons in the Merger
The Merger
Exchange of Stock Certificates
Effect of the Merger on Options
Ownership After the Merger
Effective Time of the Merger
Federal Income Tax Consequences
Reasons for the Merger
Opinion of Financial Advisors
Conditions to Completion of the Merger
Termination and Termination Fees
Waiver and Amendment
Regulatory Approvals
Management and Operations After the Merger
Accounting Treatment
Expenses
Dividend Policy After the Merger; Coordination of Dividends
Material Differences in the Rights of Stockholders
Record Date; Vote Required
Authority to Adjourn Special Meeting to Solicit Additional Proxies
Dissenters’ Rights
Comparative Market Prices of Common Stock
Comparative Per Share Data
Market Price Information
Historical Market Prices and Dividend Information
Selected Historical Financial Data
UNAUDITED PRO-FORMA COMBINED FINANCIAL INFORMATION
RISK FACTORS
A WARNING ABOUT FORWARD-LOOKING STATEMENTS
INTRODUCTION
FIRST BUSEY SPECIAL MEETING
Date, Place, Time and Purpose
Record Date, Voting Rights, Required Vote and Revocability of Proxies
Solicitation of Proxies
Authority to Adjourn Special Meeting to Solicit Additional Proxies
Dissenters’ Rights
Recommendation of First Busey’s Board
MAIN STREET SPECIAL MEETING
Date, Place, Time and Purpose
Record Date, Voting Rights, Required Vote and Revocability of Proxies
Solicitation of Proxies
Authority to Adjourn Special Meeting to Solicit Additional Proxies
Dissenters’ Rights
Recommendation of Main Street’s Board
DESCRIPTION OF TRANSACTION
General
Treatment of Stock Options
Surrender of Stock Certificates
Effective Time of the Merger
United States Federal Income Tax Consequences of the Merger
Background of the Merger
First Busey’s Reasons for the Merger and Board Recommendation
Main Street’s Reasons for the Merger and Board Recommendation
Fairness Opinion of First Busey’s Financial Advisor
Fairness Opinion of Main Street’s Financial Advisor
Representations and Warranties of the Parties
Conduct of Business Pending the Merger and Other Covenants
Conditions to Completion of the Merger
Termination and Termination Fees
Waiver and Amendment
Regulatory Approvals
Management and Operations After the Merger
Employee Benefit Plans and Employment Arrangements
Interests of Certain Persons in the Merger
Accounting Treatment
Expenses
Resales of First Busey Common Stock
COMPARISON OF THE RIGHTS OF STOCKHOLDERS
General
Authorized Capital Stock
Voting Rights
Classification of Board of Directors
Size of the Board of Directors; Qualifications; Vacancies; Removal
Stockholder Nominations and Proposals
Special Meetings of Stockholders
Action by Written Consent
Dividends
Special Voting Requirements; State Takeover Laws
Amendment of Charter Documents
Limitations on Director Liability
Indemnification
Dissenters’ Rights
Summary of Amendments to First Busey’s Articles of Incorporation
BUSINESS OF FIRST BUSEY
BUSINESS OF MAIN STREET
SUPERVISION AND REGULATION OF FIRST BUSEY AND MAIN STREET
General
Dividends
Capital Requirements
Prompt Corrective Action
OTHER MATTERS
STOCKHOLDER PROPOSALS
EXPERTS
CERTAIN OPINIONS
WHERE YOU CAN FIND MORE INFORMATION

i

Appendix A – Agreement and Plan of Merger

Appendix B – Fairness Opinion of Keefe, Bruyette & Woods, Inc.

Appendix C – Fairness Opinion of Sandler O’Neill & Partners, L.P.

Appendix D – Sections 11.65 and 11.70 of the Illinois Business Corporation Act (Dissenters’ Rights)

Appendix E – Amendment to First Busey Articles of Incorporation

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:   What am I being asked to vote on?

A:           First Busey stockholders and Main Street stockholders are being asked to adopt a merger agreement that will result in a merger of Main Street with First Busey and to approve that merger.  By approving the merger, First Busey stockholders will also be approving the issuance of First Busey common stock as consideration in the proposed merger and the adoption of an amendment to First Busey’s articles of incorporation increasing the number of authorized shares of common stock from 40 million to 60 million.

Q:          Why do First Busey and Main Street want to engage in a merger?

A:           First Busey and Main Street believe that the proposed merger will provide each of its stockholders with substantial benefits and will further each of the companies’ strategic growth plans.  As a larger company, the combined entity can provide the capital and resources that the companies’ combined subsidiary banks need to compete effectively and to offer a broader array of products and services to better serve their banking customers.

Q:          What will happen to Main Street as a result of the merger?

A.           If the merger is completed, Main Street will merge with First Busey, with First Busey being the surviving entity in the merger.  The combined entity will operate under the name “First Busey Corporation” and its shares will be traded on the NASDAQ Global Select Market under the symbol “BUSE.”

Q:          What will I receive for my shares of Main Street?

A:           Stockholders of Main Street will be entitled to receive 1.55 shares of First Busey common stock for each share of Main Street common stock that they own at the effective time of the merger.  Fractional shares will not be issued in the merger.  Instead of fractional shares, Main Street stockholders will receive cash in an amount determined as described in this joint proxy statement-prospectus.

Q:          What will happen to First Busey as a result of the merger?

A:           Following the merger, First Busey will continue to be incorporated in Nevada with its corporate headquarters in Urbana, Illinois.

Q:  What will happen to my shares of First Busey?

A:           All shares of First Busey will remain outstanding.  First Busey stockholders do not need to surrender their shares or stock certificates.

Q:          Will the value of the merger consideration fluctuate?

 A:        Yes.  Because the exchange ratio is fixed at 1.55 shares of First Busey common stock per share of Main Street common stock, the value of the stock consideration payable to Main Street stockholders will fluctuate as the price of First Busey common stock changes.  You should obtain current market price quotations for First Busey common stock to determine the current value of the stock consideration.

Q:          Who must approve the proposals at the special meeting?

A:           Holders of a majority of the outstanding shares of common stock of each of Main Street and First Busey as of the record dates of their respective special meetings must adopt the merger agreement and approve the transactions it contemplates.

Q:        When and where will the special meetings take place?

A:           The First Busey special meeting will be held on [                      ], 200[    ], at [    ]:00 [    ].m., local time, at [                              ].

The Main Street special meeting will be held on [                      ], 200[    ], at [    ]:00 [    ].m., local time, at [                              ].

Q.           Who can vote at the special meetings?

A.           You can vote at the First Busey special meeting if you owned shares of First Busey common stock at the close of business on [                    ] [              ], 200[    ], the record date for the First Busey special meeting.

You can vote at the Main Street special meeting if you owned shares of Main Street common stock at the close of business on [          ] [            ], 200[    ], the record date for the Main Street special meeting.

Q:          What do the First Busey Board of Directors and the Main Street Board of Directors recommend?

A:             Each of the Boards of Directors of First Busey and Main Street recommend and encourage their respective stockholders to vote “FOR” approval of the merger agreement and the transactions it contemplates.

Q:   What do I need to do now?

A:             After reviewing this document, submit your proxy by sending a completed proxy card.  By submitting your proxy, you authorize the individuals named in it to represent you and vote your shares at the special meeting in accordance with your instructions.  Your proxy vote is important.  Whether or not you plan to attend the special meeting, please submit your proxy promptly in the enclosed envelope.

Q:          How will my shares be voted if I return a blank proxy card?

A:           If you sign and date your proxy card but do not indicate how you want to vote, your proxies will be counted as a vote “FOR” the approval of the merger agreement and the transactions it contemplates and in the discretion of the persons named as proxies in any other matters properly presented at the special meeting.

Q:   What will be the effect if I do not vote?

A:           Your failure to vote will have the same effect as if you voted against approval of the merger agreement and the transactions it contemplates.

Q:          If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:           Your broker will vote your shares only if you instruct your broker on how to vote.  Your broker will send you directions on how to do this.  If you fail to provide your broker with instructions on how to vote your shares it will not be able to vote them at the special meeting.

Q:   Can I vote my shares in person?

A:           Yes, if your shares are registered in your own name, you may attend the special meeting and vote your shares in person.  If your shares are held in “street name,” you will need to obtain a “legal proxy” from your broker to vote your shares in person at the special meeting.  We recommend that you sign, date and promptly mail the enclosed proxy card.

Q:   Can I change my mind and revoke my proxy?

A:           Yes, you may revoke your proxy and change your vote at any time before the polls close at your special meeting by following the instructions in this document.

Q:          What if I oppose the merger?  Do I have dissenters’ rights?

A:           If you are a Main Street stockholder, you have dissenters’ rights under the Illinois Business Corporation Act.  A description of your dissenters’ rights are described in this joint proxy statement-prospectus.   A copy of the applicable provisions of Illinois law is attached as Appendix D to this document.

If you are a First Busey stockholder, dissenters’ rights are not available for this transaction under the Nevada General Corporation Law.

Q:   Who can answer my questions?

A:    You should contact:

For First Busey stockholders:

First Busey Corporation

201 West Main Street

Urbana, Illinois 61801

Attention: Mary E. Lakey

Telephone: (217) 365-4556

For Main Street stockholders:

Main Street Trust, Inc.

100 West University Avenue

Champaign, Illinois 61820

Attention: Teresa M. Marsh

Telephone: (217) 351-6500

Q:   Is the merger expected to be taxable to me?

A:             In general, the exchange of your Main Street common stock solely for First Busey common stock will not cause you to recognize any taxable gain or loss for federal income tax purposes. However, Main Street stockholders will have to recognize taxable income or gain in connection with cash received in lieu of any fractional shares of common stock of the combined company or the exercise of dissenters’ rights.

Each of First Busey’s and Main Street’s respective obligations to complete the merger is conditioned upon receipt of an opinion about the federal income tax treatment of the merger. The opinion will not bind the Internal Revenue Service, which could take a different view. To review in greater detail the tax consequences to First Busey and Main Street stockholders, see “Description of Transaction—United States Federal Income Tax Consequences of the Merger,” beginning on page 41.  You should consult your own tax advisor for a full understanding of the tax consequences to you of the merger.

Q:          When do you expect the merger to be completed?

A:           We are working to complete the merger as quickly as possible. If approved by the First Busey and Main Street stockholders, we anticipate closing the merger in the second quarter of 2007. However, it is possible that factors outside our control could require us to complete the merger at a later time or not complete it at all.

Q:  How do I exchange my Main Street stock certificates?

A:       If the merger is approved and consummated, after the merger is effective, the exchange agent will send to you a letter of transmittal, which will include instructions on where to surrender your stock certificates for exchange.

SUMMARY

This brief summary highlights selected information from this joint proxy statement-prospectus and does not contain all of the information that is important to you.  We urge you to carefully read this entire document and the other documents we refer to in this document.  These will give you a more complete description of the transaction we are proposing.  For more information about our two companies, see “Where You Can Find More Information.”  We have included page references in this summary to direct you to other places in this joint proxy statement-prospectus where you can find a more complete description of the topics we have summarized.

General

This joint proxy statement-prospectus relates to the proposed merger between Main Street and First Busey.  First Busey and Main Street believe that the merger will enhance stockholder value by allowing Main Street and First Busey stockholders to own stock in a combined company with significantly greater capital and resources than either company standing alone.  The merger also creates a combined company that will possess a greater geographic presence than either Main Street or First Busey on a stand-alone basis and will allow the development of enhanced and more competitive products and services.

The Companies

(pages 93 and 94)

First Busey Corporation
201 West Main Street
Urbana, Illinois 61801
(217) 365-4556

First Busey, a Nevada corporation, is a financial holding company headquartered in Urbana, Illinois.  The indirect and direct subsidiaries of First Busey include two wholly-owned banking subsidiaries with locations in three states, a trust company and a securities broker-dealer subsidiary.  Its local bank, Busey Bank, is headquartered in Urbana, Illinois.  At September 30, 2006, First Busey reported, on a consolidated basis, total assets of approximately $2.4 billion, deposits of approximately $1.9 billion and stockholders’ equity of approximately $180 million.

Main Street Trust, Inc.
100 West University Avenue
Champaign, Illinois 61820
Telephone: (217) 351-6500

Main Street, an Illinois corporation, is a financial holding company with a subsidiary bank, Main Street Bank & Trust, headquartered in Champaign, Illinois.  At September 30, 2006, Main Street reported, on a consolidated basis, total assets of approximately $1.6 billion, deposits of approximately $1.3 billion, stockholders’ equity of approximately $148 million and trust assets under administration of approximately $2.3 billion.

Special Meetings
(pages 32 and 35)

First Busey stockholders.  A special meeting of First Busey stockholders will be held on [                    ], 200[    ], at [    ]:00 [    ].m., local time, at [                                              ].  At the special meeting, stockholders will be asked:

•                  to adopt the merger agreement and approve the transactions it contemplates, including the issuance of First Busey common stock as consideration in the proposed merger and the adoption of an amendment to First Busey’s articles of incorporation to increase the number of authorized shares of common stock from 40 million to 60 million; and

•                  to act on other matters that may properly be submitted to a vote at the meeting, including a motion to adjourn the meeting to another time or place, if necessary, for the purpose of soliciting additional proxies.

Main Street stockholders.  A special meeting of Main Street stockholders will be held on [                    ], 200[    ], at [    ]:00 [    ].m., local time, at [                                              ].  At the special meeting, stockholders will be asked:

•                  to adopt the merger agreement and approve the transactions it contemplates; and

•                  to act on other matters that may properly be submitted to a vote at the meeting, including a motion to adjourn the meeting to another time or place, if necessary, for the purpose of soliciting additional proxies.

What You Will Receive in the Merger
(page 39)

First Busey stockholders. Each of your shares of First Busey common stock will remain outstanding, and will represent shares of common stock of the combined company.  You will not need to surrender your stock certificates.

Main Street stockholders. Each of your shares of Main Street common stock will automatically become the right to receive 1.55 shares of First Busey common stock. The total number of shares you will have the right to receive will be equal to the number of shares of Main Street common stock you own multiplied by 1.55. For example, if you hold 100 shares of Main Street common stock, you will be entitled to receive 155 shares (100 x 1.55) of First Busey common stock. Based on the $[            ] closing price of First Busey common stock on [                ], 2007, the value of 1.55 shares of First Busey common stock was $[          ], and the total value of the merger consideration was approximately $[            ] million. However, because the exchange ratio is fixed, the market value of the shares of First Busey common stock you will receive in the merger will fluctuate from time to time, causing the total value of the merger consideration to fluctuate.

First Busey will not issue any fractional shares. Instead, Main Street stockholders will receive cash in lieu of any fractional shares of common stock of the combined company owed to them in exchange for their shares of Main Street common stock. The amount of cash for any fractional shares will be based on the average closing prices of First Busey common stock for the ten trading days immediately preceding the completion of the merger.

Recommendation to Stockholders
(pages 34 and 38)

First Busey stockholders.  First Busey’s Board of Directors believes that the merger agreement and the merger are fair to its stockholders and in their best interests, and unanimously recommends that they vote “FOR” the proposal to adopt the merger agreement and approve the transactions it contemplates, including the issuance of shares of First Busey common stock as consideration for the merger and the amendment to its articles of incorporation.

Main Street stockholders.  Main Street’s Board of Directors believes that the merger agreement and the merger are fair to its stockholders and in their best interests, and unanimously recommends that they vote “FOR” the proposal to adopt the merger agreement and approve the transactions it contemplates.

Share Ownership of Directors and Executive Officers
(pages 34 and 36)

First Busey stockholders.  On the record date, First Busey’s directors and executive officers beneficially owned [            ] shares, or approximately [            ]% of the outstanding shares of First Busey common stock.  We anticipate that First Busey’s directors and executive officers will vote their shares to approve the merger agreement and the transactions it contemplates.  However, because they own only approximately [            ]% of the outstanding shares of First Busey common stock, there is no assurance that the proposal will be approved.

Main Street stockholders.  On the record date, Main Street’s directors and executive officers beneficially owned [            ] shares, or approximately [            ]% of the outstanding shares of Main Street common stock.  We anticipate that Main Street’s directors and executive officers will vote their shares to approve the merger agreement and the transactions it contemplates.  However, because they own only approximately [            ]% of the outstanding shares of Main Street common stock, there is no assurance that the proposal will be approved.

Interests of Certain Persons in the Merger
(page 30 and 80)

Some of our directors and officers have interests in the merger that differ from, or are in addition to, their interests as stockholders in our companies.

In the case of Main Street, certain of its executive officers, directors and employees have, or will have, rights under stock-based benefit programs and awards, including the acceleration of all unvested options as a result of the merger.  Additionally, they may have additional interests because of employment agreements they have previously entered into with Main Street.  These employment agreements and plans will provide the officers with severance benefits if their current employment status changes as a result of the merger.  Main Street has agreed to amend or request employees to replace most of these employment agreements prior to the completion of our merger to provide that the merger will not require the payment of change in control benefits if the merger is completed.

In connection with the execution of the merger agreement, First Busey has executed employment agreements with certain officers of First Busey, effective upon the closing of the merger.   Additionally, First Busey intends to accelerate the vesting  and excersability of each outstanding stock option held by its directors, officers and employees under its stock-based benefit programs and awards upon the completion of the merger.

The members of our Boards of Directors knew about these additional interests and considered them when they approved the merger agreement and the transactions it contemplates.

The Merger
(page 39)

We have attached a copy of the merger agreement to this document as Appendix A.  Please read the merger agreement.  It is the legal document that governs the merger.

We propose a transaction in which Main Street will merge with First Busey in exchange for shares of First Busey common stock.  The combined entity will continue under the name “First Busey Corporation” and its shares will be traded on the NASDAQ Global Select Market under the symbol “BUSE.”  The combined company’s main office will be located in Urbana, Illinois.  We expect to complete the merger in the second quarter of 2007, although delays could occur.

Following the merger we also intend to merge Main Street Bank with Busey Bank, although this may not occur until the fall of 2007.  The resulting institution will be an Illinois chartered commercial bank with its home office in Urbana, Illinois which will operate under the name “Busey Bank.”

Exchange of Stock Certificates
(page 40)

On or shortly after the effective date of the merger, Main Street stockholders will receive a letter and instructions on how to surrender their stock certificates representing Main Street common stock in exchange for stock certificates of the combined company.  Main Street stockholders must carefully review and complete these materials and return them as instructed along with your Main Street common stock certificates.  Main Street Stockholders should not send any stock certificates to First Busey or Main Street until they receive these instructions.

Effect of the Merger on Options
(page 40)

In the merger, each stock option to buy Main Street common stock that is outstanding immediately before completing the merger will become an option to buy First Busey common stock and will continue to be governed by the terms of the original plans under which they were issued, except that the options will accelerate upon completion of the merger both as to vesting and exercisability.  The number of shares of First Busey common stock subject to each of these converted stock options, as well as the exercise price of these stock options, will reflect the exchange ratio applicable in the merger.

The merger agreement provides that First Busey may, at the effective time of the merger, accelerate the vesting and exercisability of each option to buy First Busey common stock that is then outstanding and unvested or unexercisable.  First Busey anticipates that it will accelerate the vesting and exercisability of each such option.

Ownership After the Merger
(page 39)

Based on the exchange ratio contained in the merger agreement, upon completion of the merger, First Busey will issue approximately 15,500,000 shares of its common stock to Main Street stockholders. Based on that issuance, after the merger, on a fully-diluted basis, existing First Busey stockholders would own approximately 58%, and former Main Street stockholders would own approximately 42%, of the outstanding shares of common stock of the combined company.

Effective Time of the Merger
(page 41)

The merger will become effective when articles of merger are filed with the Secretary of State of the State of Nevada and the Secretary of State of the State of Illinois, or at such later date or time as we agree and specify in the articles of merger.  If our stockholders approve the merger at their special meetings, and if First Busey obtains all required regulatory approvals, we anticipate that the merger will be completed before the end of the second quarter of 2007, although delays could occur.

We cannot assure you that we can obtain the necessary stockholder and regulatory approvals or that the other conditions to completion of the merger can or will be satisfied.

Federal Income Tax Consequences
(page 41)

For federal income tax purposes, the exchange of shares of Main Street common stock for shares of First Busey common stock will not cause the holders of Main Street common stock to recognize any gain or loss.  Holders of Main Street common stock, however, will recognize income, gain or loss in connection with any cash received to redeem any fractional share interest or to perfect any dissenters’ rights.

Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor to determine the tax consequences of the merger to you.

Reasons for the Merger
(pages 48 and 51)

Each of our Boards of Directors believes the merger will enhance stockholder value by permitting the combined company to expand its market presence in central Illinois.

We expect the merger to strengthen our position as a competitor in the financial services business as a result of our increased resources and the availability of enhanced and more competitive products and services.

You can find a more detailed discussion of the background of the merger and First Busey’s and Main Street’s reasons for the merger in this document under “Description of Transaction—Background of the Merger” beginning on page 44, “—First Busey’s Reasons for the Merger and Board Recommendation” beginning on page 48 and “—Main Street’s Reasons for the Merger and Board Recommendation” beginning on page 51.

The discussion of our reasons for the merger includes forward-looking statements about possible or assumed future results of our operations and the performance of the combined company after the merger.  For a discussion of factors that could affect these future results, see “A Warning About Forward-Looking Statements” on page 31.

Opinion of Financial Advisors
(pages 53 and 62)

First Busey stockholders.  Keefe, Bruyette & Woods, Inc. has delivered a written opinion, dated September 20, 2006, to the First Busey Board of Directors that the exchange ratio is fair to the holders of First Busey common stock from a financial point of view, which such opinion was confirmed prior to mailing this joint proxy statement-prospectus.  We have attached this opinion to this document as Appendix B.  You should read this opinion carefully to understand the procedures followed, matters considered and limitations on the reviews undertaken by Keefe Bruyette in providing its opinion.

Main Street stockholders.  Sandler O’Neill & Partners, L.P. has delivered a written opinion, dated November 21, 2006, to the Main Street Board of Directors that the exchange ratio is fair to the holders of Main Street common stock from a financial point of view.  We have attached this opinion to this document as Appendix C.  You should read this opinion carefully to understand the procedures followed, matters considered and limitations on the reviews undertaken by Sandler O’Neill in providing its opinion.

Conditions to Completion of the Merger
(page 73)

The completion of the merger depends on a number of conditions being met.  Subject to exceptions described in the merger agreement, these include:

•                  accuracy of the respective representations and warranties of First Busey and Main Street in the merger agreement;

•                  compliance in all material respects by each of First Busey and Main Street with their respective covenants and agreements in the merger agreement;

•                  neither party having become aware of any fact or circumstance that had or would be reasonably likely to have a material adverse effect on the other party;

•                  approval of regulatory authorities;

•                  approval of the merger agreement by each company’s stockholders;

•                  the effectiveness of amendments to the employment agreements with certain officers of Main Street and of employment agreements with certain First Busey officers;

•                  receipt by each of us from our respective legal counsel of an opinion that, for federal income tax purposes, Main Street stockholders who exchange their shares for shares of common stock of the combined company will not recognize any gain or loss as a result of the merger, except in connection with the payment of cash instead of fractional shares (these opinions will be subject to various limitations and we recommend that you read the more detailed description of tax consequences provided in this document beginning on page 41); and

•                  the absence of any injunction, legal proceeding or other restraint preventing the consummation of the merger or the merger of Busey Bank with Main Street Bank.

A party to the merger agreement could choose to complete the merger even though a condition to its obligation has not been satisfied, as long as the law allows it to do so.  We cannot be certain when or if the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination and Termination Fees
(page 74)

The parties can mutually agree at any time to terminate the merger agreement without completing the merger.  Also, either party can decide, without the consent of the other, to terminate the merger agreement if the merger has not been completed by September 20, 2007, unless the failure to complete the merger by that time is due to a violation of the merger agreement by the party seeking to terminate the merger agreement.

In addition, either First Busey or Main Street can terminate the merger agreement if the conditions to its respective obligation to complete the merger have not been satisfied or, under certain circumstances, if the other party takes any adverse action with respect to a competing takeover proposal from a third party.

Either First Busey or Main Street may be required to pay the other party a termination fee if the merger agreement is terminated due to certain circumstances outlined in the merger agreement.  For a discussion of these conditions and fees, see “Description of Transaction—Termination and Termination Fees.”

Waiver and Amendment
(page 77)

First Busey and Main Street may jointly amend the merger agreement and either party may waive its right to require the other party to adhere to any term or condition of the merger agreement, but only to the extent such amendment does not violate Illinois or Nevada law, or, if the merger agreement has already been submitted to the stockholders of Main Street or First Busey, only if such amendment would not require the merger agreement to be re-submitted to the stockholders of Main Street or First Busey for their approval.

Regulatory Approvals
(page 77)

Because the merger of Busey Bank and Main Street Bank is anticipated to occur after the merger of First Busey and Main Street, we cannot complete the merger unless we obtain the prior approval of both the Board of Governors of the Federal Reserve System and the Illinois Department of Financial and Professional Regulation, which we refer to as the DFPR.  Once the Federal Reserve approves the merger, we have to wait anywhere from 15 to 30 days before we can complete the merger, during which time the U.S. Department of Justice can challenge the merger on antitrust grounds.  We have filed all of the required applications with the Federal Reserve and the DFPR.  The merger cannot proceed without these regulatory approvals.

We will also file applications with the DFPR and the Federal Deposit Insurance Corporation, referred to as the FDIC, for approval of the bank merger.

Management and Operations After the Merger
(page 78)

The present management groups of both companies will share the responsibility of managing the combined company after the completion of the merger. The Board of Directors of the combined company will initially be comprised of ten members, five appointed by First Busey and five appointed by Main Street.

Following the merger, Douglas C. Mills will be Chairman of the Board of Directors of the combined company and is expected to hold that position until the 2009 annual meeting of stockholders, after which Gregory B. Lykins is expected to be appointed as Chairman.  Van A. Dukeman will be President and Chief Executive Officer of the combined company.  David B. White will serve as Executive Vice President and Chief Operating Officer of the combined company and Barbara J. Harrington will serve as Executive Vice President and Chief Financial Officer of the combined company.  Mr. Dukeman will also serve as Chairman of Busey

Bank, the bank resulting from the merger of Busey Bank and Main Street Bank.  Lee O’Neill will serve as President and Chief Executive Officer of Busey Bank.

Accounting Treatment
(page 84)

The merger will be accounted for as a “purchase transaction” in accordance with accounting principles generally accepted in the United States.

Expenses
(page 84)

Each of First Busey and Main Street will pay its own expenses in connection with the merger, except that  the parties will share equally the costs relating to filing, registration, application and printing fees.

Dividend Policy After the Merger; Coordination of Dividends
(page 88)

First Busey expects to continue its common stock dividend policy after the merger, but this policy is subject to the determination of First Busey’s Board of Directors and may change at any time.  The merger agreement permits First Busey and Main Street to continue to pay regular quarterly cash dividends to its stockholders prior to merger completion.  In addition, First Busey is permitted under the merger agreement to pay a one-time dividend on its common stock in the amount of $0.05 per share.  Main Street has agreed in the merger agreement to coordinate with First Busey regarding dividend declarations and the related record dates and payment dates so that Main Street stockholders will not receive more than one regular quarterly dividend, or fail to receive one regular quarterly dividend, for any single quarter.  Accordingly, prior to the merger, Main Street may coordinate and alter its dividend record dates in order to effect this policy.

The payment of dividends by First Busey or Main Street on their common stock in the future, either before or after the merger is completed, is subject to the determination of our respective Boards of Directors and depends on cash requirements, our financial condition and earnings, legal and regulatory considerations and other factors.

Material Differences in the Rights of Stockholders
(page 85)

Main Street is incorporated in and governed by Illinois law.  First Busey is incorporated in and governed by Nevada law.  Upon our completion of the merger, Main Street stockholders will become stockholders of First Busey and their rights will be governed by Nevada law and by the combined company’s articles of incorporation and bylaws, which are, except as noted in this document, the currently effective articles of incorporation and bylaws of First Busey.   There are material differences between the rights of the stockholders of First Busey and Main Street, which we describe in this document. For a discussion of these differences, see “Comparison of the Rights of Stockholders’.”

Record Date; Vote Required
(pages 33 and 35)

First Busey stockholders.  You may vote at the meeting of First Busey’s stockholders if you owned First Busey common stock at the close of business on [                    ], 200[    ].  You can cast one vote for each share of First Busey common stock that you owned at that time.  To adopt the merger agreement and approve the transactions it contemplates, including the issuance of shares of First Busey common stock as consideration in the merger and the amendment to its articles of incorporation, the holders of a majority of the outstanding voting shares of First Busey as of the record date must vote in favor of doing so.

You may vote your shares in person by attending the meeting or by mailing us your proxy if you are unable to or do not wish to attend.  You can revoke your proxy at any time before First Busey takes a vote at the meeting by submitting a written notice revoking the proxy or a later-dated proxy to the secretary of First Busey, or by attending the meeting and voting in person.

Main Street stockholders.  You may vote at the meeting of Main Street’s stockholders if you owned Main Street common stock at the close of business on [                    ], 200[    ].  You can cast one vote for each share of Main Street common stock that you owned at that time.  To adopt the merger agreement and approve the transactions it contemplates, the holders of a majority of the outstanding voting shares of Main Street as of the record date must vote in favor of doing so.

You may vote your shares in person by attending the meeting or by mailing us your proxy if you are unable to or do not wish to attend.  You can revoke your proxy at any time before Main Street takes a vote at the meeting by submitting a written notice revoking the proxy or a later-dated proxy to the secretary of Main Street, or by attending the meeting and voting in person.

Authority to Adjourn Special Meeting to Solicit Additional Proxies
(pages 34 and 36)

Each of First Busey and Main Street is asking its stockholders to grant full authority for their respective special meetings to be adjourned, if necessary, to permit solicitation of additional proxies to approve the transactions proposed by this joint proxy statement-prospectus.

Dissenters’ Rights
(page 91)

Main Street Stockholders.  As more fully described beginning on page 92, under Illinois law, Main Street stockholders have the right to dissent from the merger and receive in cash the fair value of their shares of Main Street common stock.

To dissent and receive the fair value of their shares, Main Street stockholders must follow the procedures outlined in Appendix D.

As a Main Street stockholder, if you exercise your dissenters’ rights and the conditions outlined in Appendix D are met, your shares of Main Street common stock will not be converted into the right to receive shares of common stock of First Busey.  Instead, your only right will be to receive in cash the fair value of your Main Street shares as determined by mutual agreement between you and First Busey or by a court if you are unable to agree.  You should be aware that submitting a signed proxy card without indicating a vote with respect to the merger will be deemed a vote “FOR” the merger and a waiver of your dissenters’ rights.  A vote against the merger does not dispense with the other requirements for exercising dissenters’ rights under Illinois law.

The fair value may be more or less than the value of the consideration you would have received under the terms of the merger agreement.  If you exercise your dissenters’ rights and complete the process of having a court determine the fair value of your shares in accordance with Illinois law, the amount you are awarded could be less than the value of the shares of First Busey common stock that you would have received in the merger.

First Busey Stockholders.  Nevada law does not provide First Busey stockholders with dissenters’ rights in connection with the merger.

Comparative Market Prices of Common Stock
(page 15)

Shares of First Busey common stock are traded on the NASDAQ Global Select Market under the symbol “BUSE.”  On September 20, 2006, the last trading day before we announced the merger, the last reported trading price of First Busey common stock was $22.27 per share.  On [                    ], 200[  ], the last reported trading price of First Busey common stock was $[          ] per share.  We can make no prediction or guarantee at what price First Busey common stock will trade after the completion of the merger.

Shares of Main Street common stock are traded on the over-the-counter bulletin board under the symbol “MSTI.OB.”  On September 20, 2006, the last trading day before we announced the merger, the last reported trading price of Main Street common stock was $30.00 per share.  On [                    ], 200[    ], the last reported trading price of Main Street common stock was $[          ] per share.

Comparative Per Share Data

The following table presents certain comparative historical, pro forma and pro-forma equivalent per share financial information of First Busey and Main Street that reflects the combination of First Busey using the purchase method of accounting.

The pro forma and pro forma-equivalent per share information gives effect to the merger as if the merger had been effective on December 31, 2005.  The information in the following table is based on, and should be read together with, the historical financial information that we have presented in our prior filings with the Securities and Exchange Commission and the pro forma financial information that appears elsewhere in this document.  See “Where You Can Find More Information” on page 99 and “Unaudited Pro Forma Financial Information” on page 20.

The information listed as “Pro Forma Per Equivalent Main Street Share” was obtained by multiplying the pro forma amount listed by First Busey by the 1.55 exchange ratio.  We present this information to reflect the fact that Main Street stockholders will receive 1.55 shares of First Busey common stock for each share of Main Street common stock exchanged in the merger.

We expect that we will incur merger and integration charges as a result of combining our companies.  We also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and the opportunity to earn more revenue.  The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these expenses or benefits and, accordingly, does not attempt to predict or suggest future results.  It also does not necessarily reflect what the historical results of the combined company would have actually been had our companies been combined as of the dates or for the periods presented.

	First Busey Historical	Main Street Historical	Pro Forma Combined	Pro Forma Per Equivalent Main Street Share (1.55 Shares)
Net Income:
For the year ended December 31, 2005:
Basic	$1.29	$1.82	$1.19	$1.84
Diluted	$1.29	$1.80	$1.18	$1.83
For the nine months ended September 30, 2006:
Basic	$1.01	$1.40	$0.92	$1.43
Diluted	$1.00	$1.39	$0.92	$1.43
Cash Dividends Declared:
For the year ended December 31, 2005	$0.56	$0.89	$0.56	$0.87
For the nine months ended September 30, 2006	$0.48	$0.69	$0.48	$0.74
Book Value:
As of December 31, 2005	$7.89	$14.17
As of September 30, 2006	$8.38	$14.75	$14.60	$22.63

Market Price Information

First Busey common stock is traded on the NASDAQ Global Select Market under the symbol “BUSE.”  Main Street common stock is traded on the over-the-counter bulletin board under the symbol “MSTI.OB.”  On September 20, 2006, the last trading day before public announcement of the execution of the merger agreement, and [              ], 200[    ], the most recent practicable date prior to the mailing of this document, the market prices of First Busey common stock and the equivalent price per share of First Busey common stock giving effect to the merger, were as follows:

	Closing Sales Price
	First Busey			Main Street			Equivalent Price Per Share of First Busey Common Stock
Price per share
September 20, 2006		$22.27			$30.00			$34.52
[ ], 200[ ]	$	[	]	$	[	]	$	[	]

The “Equivalent Price Per Share of First Busey” at each specified date in the above table represents the product achieved when the closing sales price of a share of First Busey common stock on that date is multiplied by the exchange ratio of 1.55.

The market price of First Busey common stock will likely fluctuate between the date of this document and the date on which the merger is completed and after the merger.  Because the exchange ratio of 1.55 is fixed, the value of the merger consideration will fluctuate as the price of First Busey common stock changes. Stockholders should obtain current market price quotations for shares of First Busey common stock prior to making any decisions with respect to the merger. In addition, the value of the shares of the combined company’s common stock that Main Street stockholders will receive in the merger may increase or decrease after the merger.

By voting to adopt the merger agreement and approve the transactions it contemplates, Main Street stockholders will be choosing to invest in the combined First Busey/Main Street, because they will receive First Busey common stock in exchange for their shares of Main Street common stock.  An investment in the combined company’s common stock involves significant risk.  In addition to the other information included in this joint proxy statement-prospectus, including the matters addressed in “A Warning About Forwarding-Looking Statements” beginning on page 31, First Busey and Main Street stockholders should carefully consider the matters described below in “Risk Factors” beginning on page 29 when determining whether to adopt the merger agreement and approve the transactions it contemplates.

Historical Market Prices and Dividend Information

First Busey.  First Busey’s common stock is traded on the NASDAQ Global Select Market under the symbol “BUSE.” The following table sets forth, for the calendar quarter indicated, the high and low closing market prices per share of First Busey common stock as reported on the NASDAQ Global Select Market and the dividends per share of First Busey common stock:

Quarter Ended	High		Low		Dividends Declared

Year-to-date 2006:
Fourth quarter (through [ ], 2006)	$ [	]	$ [	]	$ [	]
Third quarter	22.88		19.67		0.1600
Second quarter	21.10		19.75		0.1600
First quarter	21.11		19.85		0.1600
2005:
Fourth quarter	21.25		18.03		0.1400
Third quarter	20.50		18.50		0.1400
Second quarter	20.02		18.24		0.1400
First quarter	21.17		18.87		0.1400
2004:
Fourth quarter	21.53		18.28		0.1300
Third quarter	20.00		18.50		0.1267
Second quarter	19.60		17.97		0.1267
First quarter	18.67		17.83		0.1267

The timing and amount of future dividends on shares of First Busey common stock will depend upon earnings, cash requirements, the financial condition of First Busey and its subsidiaries, applicable government regulations and other factors deemed relevant by First Busey’s Board of Directors.

Main Street.  Main Street’s common stock is traded on the over-the-counter bulletin board under the symbol “MSTI.OB.” The following table sets forth, for the calendar quarter indicated, the high and low closing market prices per share of Main Street common stock as reported on the over-the-counter bulletin board and the dividends per share of Main Street common stock:

Quarter Ended	High		Low		Dividends Declared

Year-to-date 2006:
Fourth quarter (through [ ], 2006)	$ [	]	$ [	]	$ [	]
Third quarter	34.45		30.00		0.23
Second quarter	31.00		30.00		0.23
First quarter	31.50		29.25		0.23
2005:
Fourth quarter	30.00		29.30		0.22
Third quarter	29.40		28.55		0.22
Second quarter	30.00		28.65		0.22
First quarter	30.00		28.90		0.22
2004:
Fourth quarter	32.50		28.50		0.21
Third quarter	32.00		30.30		0.21
Second quarter	32.00		30.25		0.21
First quarter	31.25		30.60		0.21

The timing and amount of future dividends on shares of Main Street common stock will depend upon earnings, cash requirements, the financial condition of Main Street and its subsidiaries, applicable government regulations and other factors deemed relevant by Main Street’s Board of Directors.

Selected Historical Financial Data

The following tables present selected consolidated historical financial data as of September 30, 2006, and 2005, and for the nine-month periods then ended, and as of December 31, 2005, 2004, 2003, 2002 and 2001 and for each of the years then ended, for each of First Busey and Main Street.

You should read the following tables in conjunction with the consolidated financial statements described above.

Historical results do not necessarily indicate the results that you can expect for any future period.  We believe that we have included all adjustments (which include only normal recurring adjustments) necessary to arrive at a fair presentation of our interim results of operations.  Results for the interim period ended September 30, 2006, do not necessarily indicate the results that you can expect for the year as a whole.

FIRST BUSEY SELECTED HISTORICAL FINANCIAL DATA
(dollars in thousands, except per share data)

	Nine Months Ended September 30,		Years Ended December 31,
	2006	2005	2005(1)	2004(1)	2003	2002	2001
	(unaudited)
Balance Sheet Items
Total assets	$2,419,221	$2,277,572	$2,263,422	$1,964,441	$1,522,084	$1,435,578	$1,300,689
Securities available for sale	324,887	333,444	331,237	352,256	224,733	233,830	210,869
Loans, net	1,881,676	1,686,562	1,714,235	1,447,109	1,176,168	1,085,583	964,418
Deposits	1,948,819	1,823,494	1,809,399	1,558,822	1,256,595	1,213,605	1,105,999
Borrowings	219,855	224,526	219,996	218,182	108,853	74,226	58,788
Junior subordinated debt owed to unconsolidated trusts	55,000	50,000	50,000	40,000	25,000	25,000	25,000
Total stockholders’ equity	179,677	165,190	169,714	138,872	125,177	115,163	105,790
Total stockholders’ equity to total assets	7.43%	7.25%	7.50%	7.07%	8.22%	8.02%	8.13%
Average stockholders’ equity to average assets	7.50%	7.07%	7.13%	7.42%	8.28%	8.18%	7.55%
Results of Operations(1)
Interest income	$106,668	$83,493	$116,304	$85,919	$73,849	$76,085	$89,985
Interest expense	49,518	31,609	45,342	30,041	25,618	30,494	46,435
Net interest income	57,150	51,884	70,962	55,878	48,231	45,591	43,550
Provision for loan losses	1,000	2,765	3,490	2,905	3,058	3,125	2,020
Net interest income after provision for loan losses	56,150	49,119	67,472	52,973	45,173	42,466	41,530
Non-interest income	20,278	17,637	23,537	23,790	24,685	22,537	21,460
Non-interest expense	43,461	36,564	51,115	43,085	39,969	38,926	38,974
Income tax expense	11,423	9,821	12,960	11,224	10,025	8,173	8,363
Net income(3)	$21,544	$20,371	$26,934	$22,454	$19,864	$17,904	$15,653
Per Share Data(2)
Basic earnings per share	$1.01	$0.99	$1.29	$1.10	$0.98	$0.88	$0.77
Diluted earnings per share	$1.00	$0.98	$1.29	$1.09	$0.97	$0.87	$0.77
Cash dividends declared per common share	$0.48	$0.42	$0.56	$0.51	$0.45	$0.40	$0.35
Other Information
Return on average total assets	1.25%	1.33%	1.28%	1.28%	1.35%	1.33%	1.19%
Return on average stockholders’ equity	16.68%	18.80%	17.97%	17.23%	16.34%	16.31%	15.80%
Dividend payout ratio	47.57%	42.12%	42.93%	46.24%	45.39%	45.39%	44.76%

(1)          First Busey acquired First Capital Bank on June 1, 2004, and Tarpon Coast National Bank on July 29, 2005. Results of operations for these institutions from acquisition date are included in the consolidated results of operations.

(2) Per share data have been retroactively adjusted to effect a three-for-two common stock split effective August 3, 2004, as if it had occurred on on January 1, 2001.

(3)          Effective January 1, 2002, First Busey adopted Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 changed the accounting for goodwill from a model that required amortization of goodwill, supplemented by impairment Tests, to an accounting model that is based solely upon impairment tests.

MAIN STREET SELECTED HISTORICAL FINANCIAL DATA
(dollars in thousands, except per share data)

	Nine Months Ended September 30,		Years Ended December 31,
	2006	2005(1)	2005(1)	2004	2003	2002	2001
	(unaudited)
Balance Sheet Items
Total assets	$1,558,150	$1,533,419	$1,625,137	$1,228,118	$1,154,174	$1,122,728	$1,151,511
Investment in debt and equity securities	431,222	334,576	444,623	358,726	370,726	316,210	335,422
Loans held for investment, net	980,499	1,000,825	1,002,927	761,227	666,259	664,142	673,061
Deposits	1,251,147	1,181,826	1,275,972	974,577	898,472	868,586	884,109
Borrowings	140,530	188,612	185,838	126,782	132,978	108,457	120,102
Total stockholders’ equity	148,203	144,229	143,769	113,975	111,450	134,470	135,993
Total stockholders’ equity to total assets	9.51%	9.41%	8.85%	9.28%	9.66%	11.98%	11.81%
Average stockholders’ equity to average assets	9.25%	9.34%	9.26%	9.34%	11.63%	12.35%	11.91%
Results of Operations
Interest income	$67,399	$55,638	$76,992	$54,805	$55,686	$63,363	$73,195
Interest expense	30,199	18,984	27,479	16,852	16,723	21,717	33,598
Net interest income	37,200	36,654	49,513	37,953	38,963	41,646	39,597
Provision for loan losses	1,350	1,080	1,530	1,100	1,470	1,450	2,670
Net interest income after provision for loan losses	35,850	35,574	47,983	36,853	37,493	40,196	36,927
Non-interest income	16,512	15,371	20,477	19,847	20,294	18,866	17,266
Non-interest expense	30,769	29,314	39,779	33,879	32,341	33,161	30,286
Income tax expense	7,425	7,820	10,373	8,043	8,841	8,520	7,736
Net income	$14,168	$13,811	$18,308	$14,778	$16,605	$17,381	$16,171
Per Share Data
Basic earnings per share	$1.40	$1.38	$1.82	$1.56	$1.62	$1.61	$1.48
Diluted earnings per share	$1.39	$1.37	$1.80	$1.54	$1.60	$1.60	$1.45
Cash dividends declared per common share	$0.69	$0.66	$0.89	$0.85	$0.76	$0.54	$0.45
Other Information
Return on average total assets(2)	1.20%	1.29%	1.24%	1.22%	1.47%	1.58%	1.47%
Return on average stockholders’ equity(2)	12.98%	13.77%	13.40%	13.08%	12.67%	12.79%	12.32%
Dividend payout ratio	50.27%	50.00%	48.90%	54.49%	46.91%	33.54%	30.41%

(1)          Main Street acquired Citizens First Financial Corp. on April 1, 2005.  Results of operations for Citizens are included in the consolidated results of operations.

(2)          Annualized as Main Street acquired Citizens First Financial Corp. on April 1, 2005.

UNAUDITED PRO-FORMA COMBINED FINANCIAL INFORMATION

The accompanying unaudited pro forma combined balance sheet data assumes the merger took place as of September 30, 2006.  The unaudited pro forma consolidated balance sheet data combines the unaudited consolidated balance sheet data of First Busey as of September 30, 2006, and the unaudited consolidated balance sheet data of Main Street as of September 30, 2006.

The accompanying unaudited pro forma combined statement of income data presents the unaudited consolidated statement of income data of First Busey for the nine months ended September 30, 2006, and the audited consolidated statement of income data for the year ended December 31, 2005, combined, respectively, with Main Street’s unaudited consolidated statement of income data for the nine months ended September 30, 2006, and audited consolidated statement of income data for the year ended December 31, 2005.  The unaudited pro forma combined statement of income gives effect to the merger as if it had occurred as of the beginning of each period.

The pro forma financial information includes purchase accounting adjustments to record the assets and liabilities of Main Street at their estimated fair values and to record certain exit costs related to Main Street.  The pro forma adjustments included herein are subject to updates as additional information becomes available and as additional analyses are performed.  Any change in the fair value of the net assets of Main Street will change the amount of the purchase price allocable to goodwill.  Additionally, changes to Main Street’s stockholders’ equity, including net income from October 1, 2006, through the date the merger is completed, will also change the amount of goodwill recorded.  Final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

First Busey and Main Street anticipate that the merger will provide the combined company with financial benefits that include increased revenue opportunities and reduced operating expenses, but these financial benefits are not reflected in the pro forma information.  Accordingly, the pro forma information does not attempt to predict or suggest future results.  It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during the periods presented.

Historical results do not necessarily indicate the results that you can expect for any future period.  First Busey and Main Street believe that all adjustments (which include only normal recurring adjustments) have been included that are necessary to arrive at a fair presentation of our interim results of operations.  Results for the interim period ended September 30, 2006, do not necessarily indicate the results that you can expect for the year as a whole.

The unaudited pro forma financial information presented below should be read together with the historical financial statements of First Busey and Main Street, including the related notes, and the other financial information, including the related notes, incorporated by reference in this document.

UNAUDITED PRO FORMA FINANCIAL INFORMATION
Pro Forma Statement of Financial Condition as of September 30, 2006
(dollars in thousands, except per share data)

	Historical		Pro Forma	Purchase				Pro Forma
	First	Main Street	Before	Accounting Adjustments				After
	Busey	Trust	Entries	Debit		Credit		Entries

ASSETS
Cash and cash equivalents	$66,670	$59,309	$125,979			5,506	(k)	$120,473
Investment securities	324,887	431,222	756,109			3,265	(a)(l)	752,844
Loans	1,905,228	996,644	2,901,872			1,000	(b)	2,900,872
Allowance for loan losses	(23,552)	(14,233)	(37,785)					(37,785)
Net loans	1,881,676	982,411	2,864,087					2,863,087
Premises and equipment	41,304	22,402	63,706	1,000	(c)	1,325	(k)	63,381
Goodwill	54,386	20,736	75,122	226,770	(o)	20,736	(d)	281,156
Core deposit intangible	4,065	3,916	7,981	22,760	(j)	3,916	(d)	26,825
Other assets (includes deferred taxes)	46,233	38,154	84,387	7,007	(e)(m)(n)	11,567	(i)(k)(l)	79,827
Total assets	$2,419,221	$1,558,150	$3,977,371					$4,187,593

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest-bearing	$235,416	$214,217	449,633					$449,633
Interest-bearing	1,713,403	1,036,930	2,750,333	750	(f)			2,749,583
Total deposits	1,948,819	1,251,147	3,199,966					3,199,216

Federal funds purchased and securities sold under agreements to repurchase	57,147	106,428	163,575					163,575
Short-term borrowings	1,000	4,528	5,528					5,528
Long-term debt	161,708	29,574	191,282	100	(g)			191,182
Junior subordinated debt owed to unconsolidated trusts	55,000	—	55,000					55,000
Other liabilities	15,870	18,270	34,140					34,140
Total liabilities	2,239,544	1,409,947	3,649,491					3,648,641

Stockholders’ equity
Preferred stock	—	—	—					—
Common stock	22	112	134	112	(h)	15	(l)	37
Surplus	45,556	55,909	101,465	56,289	(h)	360,932	(k)(l)	406,108
Retained earnings	141,024	126,979	268,003	128,991	(h)(k)	1,811	(l)	140,823
Accumulated other comprehensive income (loss)	6,863	(1,389)	5,474	1,091	(l)	1,389	(h)	5,772
Total stockholders’ equity before treasury stock, unearned ESOP shares and deferred compensation for stock grants	193,465	181,611	375,076					552,740
Treasury stock	(11,729)	(33,408)	(45,137)			33,408	(h)	(11,729)
Unearned ESOP shares and deferred compensation for stock grants	(2,059)	—	(2,059)					(2,059)
Total stockholders’ equity	179,677	148,203	327,880					538,952
Total liabilities and stockholders’ equity	$2,419,221	$1,558,150	$3,977,371					$4,187,593

Number of common shares outstanding	21,443,766	10,046,079	31,489,845	10,046,079		15,470,502		36,914,268
Total book value per common share	$8.38	$14.75	$10.41					$14.60
Tangible book value per common share	$5.65	$12.30	$7.77					$6.26

See Notes to Unaudited Pro Forma Combined Financial Statements

Following are estimates and assumptions for purchase accounting adjustments.  Actual adjustments will be determined at transaction date and may differ significantly from this pro forma disclosure.

(a)          Reduce carrying value of Main Street’s held-to-maturity investment securities by $973 to fair market value; fair market value adjustment to be accreted over remaining life for each security on a level-yield basis.

(b)         Reduce carrying value of Main Street’s loans to fair market value; fair market value adjustment to be accreted over average life of portfolio on a level-yield basis.

(c)          Increase carrying value of Main Street’s premises and equipment to fair market value; estimated fair market value adjustment to be amortized on straight-line basis over 39 years.

(d)         Eliminate existing Main Street goodwill and core deposit intangible assets.

(e)          Increase carrying value of Main Street mortgage servicing assets by $730 to fair market value; estimated fair market value adjustment to be amortized over estimated remaining life of related loans.

(f)            Adjust Main Street time deposits to fair market value; estimated fair market value adjustment to be accreted over the average life of time deposit porfolio on a level-yield basis.

(g)         Adjust FHLB advances to fair market value; estimated fair market value adjustment to be accreted on individual advances over remaining term on a level-yield basis.

(h)         Eliminate Main Street Trust stockholders’ equity, including $380 addition to surplus recorded in conjunction with acceleration of Main Street Trust stock option vesting.

(i)             Net impact of deferred tax entries on purchase accounting adjustments.

(j)             Record core deposit intangible, estimated at 3% of Main Street deposits, excluding certificates of deposit, anticipated to be amortized on straight-line basis over 10-year period.

Amortization
Year 1	$2,276
Year 2	2,276
Year 3	2,276
Year 4	2,276
Year 5	2,276
Year 6	2,276
Year 7	2,276
Year 8	2,276
Year 9	2,276
Year 10	2,276
$22,760

(k)   Pro forma merger costs expected by First Busey:

Professional fees (legal and accounting)	$500
Investment banking fees	1,400
Proxy printing	250
First Busey direct costs to be capitalized (all cash disbursement)	$2,150	*

Employee severance and stay bonuses	$1,500	*
Acceleration of stock option vesting	640
Supplies	100	*
Acceleration of system depreciation and prepaid software license amortization	1,000
Marketing and other merger costs	100	*
Less estimated tax benefits	(1,328	)*
First Busey indirect merger costs to be expensed	$2,012

*Total cash disbursements associated with First Busey indirect merger costs	$372

Pro forma merger costs expected by Main Street

Professional fees (legal, accounting)	$550	*
Investment banking fees	405	*
Employment contract termination, severance and stay bonuses	3,050	*
Acceleration of stock option vesting and restricted stock vesting	630
System contract buy-out	1,500	*
System accelerated depreciation	325
Marketing and other merger-related expenses	100	*
Less estimated tax benefits	(2,621	)*
Main Street costs to be expenses	$3,939

*Total cash disbursement associated with Main Street merger costs	$2,984

(l)	Main Street shares outstanding as of September 30, 2006	10,046,079
	less shares held by First Busey	$(65,110)
	pro forma Main Street shares outstanding as of September 30, 2006	9,980,969
	Fixed exchange ratio per merger agreement	1.55
	Total First Busey common shares to be issued	15,470,502
	Fair value of First Busey stock	$22.71
	Fair value of stock consideration (dollars in thousands)	$351,335

	Fair market value Main Street shares owned by First Busey	$2,292

	Main Street stock options outstanding	850,522
	Fixed exchange ratio per merger agreement	1.55
	First Busey options to be granted	1,318,309
	Per share fair value of First Busey stock options to be granted	$6.71
	Fair value of stock option consideration (dollars in thousands)	$8,846

	Total Stock and Stock Option Consideration (dollars in thousands)	$362,473

	Par value of common stock to be issued	$15
	Addition to surplus on common stock to be issued	351,320
	Addition to surplus on fair value of stock options to be issued	8,846
	Fair value of Main Street shares owned by First Busey (including previously unrealized Gain of $1,811	2,292
		$362,473

(m)	Customer list intangible for Main Street trust department customer base, estimated at $5,277, anticipated to be amortized on straight-line basis over 7-year period.

(n)	Customer list intangible for FirsTech customer base, estimated at $1,000, anticipated to be amortized on straight-line basis over estimated life of 3 years.

(0)	Estimated goodwill related to total transaction cost in excess of net assets acquired (See Note 3. Purchase Price and Acquisition Costs).

Unaudited Pro Forma Financial Information

Pro Forma Statement of Income for Nine Months Ended September 30, 2006

(dollars in thousands, except per share data)

	Historical		Pro Forma	Mark-to-market				Pro Forma
	First	Main Street	Before	Transaction Adjustments				After
	Busey	Trust	Entries	Debit		Credit		Entries

Interest income
Loans	$97,001	$52,207	$149,208			250	(b)	$149,458
Securities	9,479	14,227	23,706			365	(a)	24,071
Federal funds sold and other	188	965	1,153					1,153
Total interest income	106,668	67,399	174,067					174,682

Interest expense
Deposits	38,597	24,389	62,986	563	(e)			63,549
Federal funds purchased and repurchase agreements and short-term borrowings	2,165	4,064	6,229					6,229
Long-term debt	5,707	1,746	7,453	75	(f)			7,528
Junior subordinated debt owed to unconsolidated trusts	3,049	—	3,049					3,049
Total interest expense	49,518	30,199	79,717					80,355

Net interest income before provision for loan losses	57,150	37,200	94,350					94,327

Provision for loan losses	1,000	1,350	2,350					2,350

Net interest income after provision for loan losses	56,150	35,850	92,000					91,977

Noninterest income
Service charges	8,198	2,061	10,259					10,259
Trust and brokerage fees	6,457	5,944	12,401					12,401
Remittance processing	—	5,366	5,366					5,366
Security gains, net	1,880	279	2,159					2,159
Gain on sales of loans	1,858	442	2,300					2,300
Other operating income	1,885	2,420	4,305	137	(d)			4,168
Total noninterest income	20,278	16,512	36,790					36,653

Noninterest expense
Salaries and benefits	24,335	17,693	42,028					42,028
Net occupancy expense of premises	3,814	2,322	6,136	19	(c)			6,155
Furniture and equipment expenses	2,677	1,862	4,539					4,539
Data processing	1,344	2,278	3,622					3,622
Stationery, supplies and printing	1,023	892	1,915					1,915
Amortization of intangible assets	1,057	653	1,710	2,522	(g)(h)(i)			4,232
Other operating expenses	9,211	5,069	14,280					14,280
Total other expenses	43,461	30,769	74,230					76,771

Income before taxes	32,967	21,593	54,560					51,859
Income taxes	11,423	7,425	18,848			1,074	(j)	17,774
Net income	$21,544	$14,168	$35,712	3,316		1,689		$34,085

Net income for common stockholders	$21,544	$14,168						$34,085
Basic earnings per common share	$1.01	$1.40						$0.92
Diluted earnings per common share	$1.00	$1.39						$0.92
Basic weighted average common shares outstanding	21,346,077	10,114,614						36,958,619
Diluted weighted average common shares outstanding	21,444,888	10,224,308						37,227,565

See Notes to Unaudited Pro Forma Combined Financial Statements

Following are estimates and assumptions for purchases accounting adjustments for Unaudited Pro Forma Combined Statement of Income for the nine months ended September 30, 2006.  Actual adjustments will be determined at transaction date and may differ significantly from this pro forma disclosure.

		Adjustment Dr./(Cr.)

(a)	Accretion of purchase accounting adjustment on investments acquired over expected two-year life.	(365)

(b)	Accretion of purchase accounting adjustment on acquired loans over expected 3-year life.	(250)

(c)	Amortization of purchase accounting adjustment on acquired premises and equipment on straight-line basis over estimated remaining life of 39 years.	19

(d)	Amortization of purchase accounting adjustment on mortgage servicing asset over estimated remaining life of 4 years.	137

(e)	Accretion of purchase accounting adjustment on time deposits over expected one-year life.	563

(f)	Amortization of purchase accounting adjustment on FHLB advances over expected one-year life.	75

(g)	Amortization of core deposit intangible on a straight-line basis over expected ten-year life.	1,707

(h)	Amortization of Main Street trust department customer list acquired over expected seven-year life.	565

(i)	Amortization of FirsTech customer list acquired over expected three-year life.	250

(j)	Increased tax benefit of amortization and accretion of purchase accounting adjustments assuming a combined marginal tax rate of 39.75%.	(1,074)

Unaudited Pro Forma Financial Information

Pro Forma Statement of Income for Twelve Months Ended December 31, 2005

(dollars in thousands, except per share data)

	Historical		Pro Forma	Mark-to-market				Pro Forma
	First	Main Street	Before	Transaction Adjustments				After
	Busey	Trust	Entries	Debit		Credit		Entries

Interest income
Loans	$104,971	$60,988	$165,959			333	(b)	$166,292
Securities	10,769	13,981	24,750			487	(a)	25,237
Federal funds sold and other	564	2,023	2,587					2,587
Total interest income	116,304	76,992	193,296					194,116

Interest expense
Deposits	33,938	21,589	55,527	750	(e)			56,277
Federal funds purchased and repurchase agreements and short-term borrowings	1,279	3,097	4,376					4,376
Long-term debt	6,670	2,793	9,463	100	(f)			9,563
Junior subordinated debt owed to unconsolidated trusts	3,455	—	3,455					3,455
Total interest expense	45,342	27,479	72,821					73,671

Net interest income before provision for loan losses	70,962	49,513	120,475					120,445

Provision for loan losses	3,490	1,530	5,020					5,020

Net interest income after provision for loan losses	67,472	47,983	115,455					115,425

Noninterest income
Service charges	10,213	2,923	13,136					13,136
Trust and brokerage fees	8,079	7,599	15,678					15,678
Remittance processing	—	6,748	6,748					6,748
Security gains, net	(54)	(586)	(640)					(640)
Gain on sales of loans	2,571	886	3,457					3,457
Other operating income	2,728	2,907	5,635	183	(d)			5,452
Total noninterest income	23,537	20,477	44,014					43,831

Noninterest expense
Salaries and benefits	28,488	23,099	51,587					51,587
Net occupancy expense of premises	4,576	3,074	7,650	26	(c)			7,676
Furniture and equipment expenses	3,099	2,592	5,691					5,691
Data processing	1,962	2,416	4,378					4,378
Stationery, supplies and printing	1,123	1,245	2,368					2,368
Amortization of intangible assets	1,101	653	1,754	3,363	(g)(h)(i)			5,117
Other operating expenses	10,766	6,700	17,466					17,466
Total other expenses	51,115	39,779	90,894					94,283

Income before taxes	39,894	28,681	68,575					64,973
Income taxes	12,960	10,373	23,333			1,432	(j)	21,901
Net income	$26,934	$18,308	$45,242	4,422		2,252		$43,072

Net income for common stockholders	$26,934	$18,308						$43,072
Basic earnings per common share	$1.29	$1.82						$1.19
Diluted earnings per common share	$1.29	$1.80						$1.18
Basic weighted average common shares outstanding	20,804,804	10,060,032						36,296,933
Diluted weighted average common shares outstanding	20,918,879	10,157,409						36,561,942

See Notes to Unaudited Pro Forma Combined Financial Statements

Following are estimates and assumptions for purchases accounting adjustments for Unaudited Pro Forma Combined Statement of Income for the Twelve Months Ended December 31, 2006.  Actual adjustments will be determined at transaction date and may differ significantly from this pro forma disclosure.

		Adjustment Dr./(Cr.)

(a)	Accretion of purchase accounting adjustment on investments acquired over expected two-year life.	(487)

(b)	Accretion of purchase accounting adjustment on acquired loans over expected 3-year life.	(333)

(c)	Amortization of purchase accounting adjustment on acquired premises and equipment on straight-line basis over estimated remaining life of 39 years.	26

(d)	Amortization of purchase accounting adjustment on mortgage servicing asset over estimated remaining life of 4 years.	183

(e)	Accretion of purchase accounting adjustment on time deposits over expected one-year life.	750

(f)	Amortization of purchase accounting adjustment on FHLB advances over expected one-year life.	100

(g)	Amortization of core deposit intangible on a straight-line basis over expected ten-year life.	2,276

(h)	Amortization of Main Street trust department customer list acquired over expected seven-year life.	754

(i)	Amortization of FirsTech customer list acquired over expected three-year life.	333

(j)	Increased tax benefit of amortization and accretion of purchase accounting adjustments assuming a combined marginal tax rate of 39.75%.	(1,432)

Notes To Unaudited Pro Forma Combined Financial Statements
September 30, 2006, and December 31, 2005

Note 1.  Basis of Presentation

The combination will be accounted for using the purchase method of accounting.

Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations, requires the purchase method of accounting for business combinations.  SFAS No. 142, Goodwill and Other Intangible Assets, establishes standards for goodwill acquired in a business combination and sets for the methods to periodically evaluate goodwill for impairment at least annually.  The purchase method of accounting for business combinations requires that the assets acquired and liabilities assumed are recorded at their respective estimated fair market values as of the closing date.  The excess of the total acquisition cost over the sum of the assigned fair values of the tangible and identifiable intangible assets acquired, less liabilities assumed, should be recorded as goodwill and evaluated thereafter at least annually for impairment.  Financial statements of First Busey issued after the consummation of the merger are required to reflect those values, as well as the results of operations of the combined company beginning after the closing date of the merger.  Financial statements of First Busey issued prior to the consummation of the merger will not be restated to reflect Main Street historical financial condition or results of operations.

The unaudited pro forma combined balance sheet as of September 30, 2006, gives effect to the merger as if the merger had occurred on September 30, 2006.  The unaudited pro forma combined statement of income for the nine months ended September 30, 2006, and for the year ended December 31, 2005, give effect to the merger as if the merger had occurred on January 1, 2006 and 2005 respectively.

The unaudited pro forma financial data is based on preliminary estimates and various assumptions that First Busey management and Main Street management believe are reasonable in these circumstances.  The unaudited pro forma adjustments reflect transaction-related items only and are based on currently available information.  Purchase price allocations and related amortization, accretion and depreciation periods will be based on final appraisals, evaluations, and estimates of fair values.  As a result, actual asset and liability values established and related operating results, including actual amortization and accretion, could differ materially from those reflected in the unaudited pro forma combined financial statements.  No estimates of anticipated cost savings, potential revenue enhancements or synergies that First Busey and Main Street expect to realize in connection with the combination have been reflected in the unaudited pro forma combined financial statement.  The unaudited pro forma combined financial statements do not reflect the impact of conforming Main Street accounting policies to those of First Busey, as the impact, if any has not yet been determined.

Note 2.  Merger Consideration

Under terms of the merger agreement First Busey expects to issue approximately 15,470,502 shares of common stock for the 10,046,079 outstanding shares of Main Street common stock.  First Busey currently owns 65,110 shares of Main Street common stock.

Note 3.  Purchase Price and Acquisition Costs

First Busey has estimated the relative fair value of Main Street net assets in order to determine a preliminary allocation of the purchase to the net assets to be acquired.  For purposes of the accompanying unaudited pro forma condensed combined financial statements, the excess of the purchase price over the book value of net assets to be acquired has been estimated as follows:

Total stock and stock option consideration	$362,473
First Busey’s capitalized merger expenses	2,150
Total consideration	$364,623

Main Street equity prior to merger	$148,203
Merger expenses	(3,939)
Acceleration of stock option vesting	380
Pre-existing goodwill	(20,736)
Pre-existing core deposit intangible	(3,916)
Adjusted equity	$119,992

Purchase price to be allocated	$244,631

HTM Investment fair market value adjustment	$(973)
Loans fair market value adjustment	(1,000)
Premises and equipment fair market value adj.	1,000
MSA fair market value adjustment	730
Time deposit fair market value adjustment	750
FHLB advances fair market value adjustment	100
Core deposit intangible	22,760
Trust customer list	5,277
First Tech customer list	1,000
Less deferred tax asset/liability on above	(11,783)
Purchase accounting adjustments	$17,861
Goodwill	$226,770

The pro forma purchase price calculation shown above is subject to change between September 30, 2006 and the closing date of the merger as a result of possible changes in actual acquisition costs incurred by First Busey and final appraisals, evaluations, and estimates of fair value.

RISK FACTORS

By voting in favor of the merger, you will be choosing to invest in the common stock of a combined First Busey and Main Street.  In addition to the information contained elsewhere in this joint proxy statement-prospectus or incorporated in this joint proxy statement-prospectus by reference, you should carefully consider the following factors in making your decision as to how to vote on the merger.

The exchange ratio is fixed and will not be adjusted to reflect changes in First Busey’s stock value prior to the effective time of the merger.

The merger agreement provides that each share of Main Street common stock will be converted into the right to receive 1.55 shares of First Busey common stock.  The exchange ratio of 1.55 shares of First Busey stock per share of Main Street stock is fixed and will not be adjusted to reflect any changes in the value of First Busey common stock between the date of the merger agreement and the effective time of the merger.  As a result, the value of the merger consideration to be paid to Main Street’s stockholders will not be known at the time of the Main Street special meeting, and you will not know when you vote the exact value of the shares of First Busey common stock that you will receive. You are urged to obtain current market price quotations for First Busey common stock prior to voting on the merger.

Moreover, the value of the combined company’s common stock may also rise or fall after the merger.  Stock price changes may result from a variety of factors, including completion of the merger, general market and economic conditions, changes in our respective businesses, operations and prospects and regulatory considerations. Many of these factors are beyond the combined company’s control, and it is possible that the market value of the combined company’s common stock at the time of the merger and afterward may be substantially higher or lower than current market value.

Future results of the combined company may differ materially from the pro forma financial information presented in this joint proxy statement-prospectus.

The combined company’s future results may be materially different from those shown in the pro forma financial information presented in this joint proxy statement-prospectus that show only a combination of First Busey’s and Main Street’s historical results.  Charges that the combined company will record due to the merger may be higher or lower than estimated, depending upon how costly or difficult it is to integrate our two companies.  Furthermore, these charges may decrease the combined company’s capital that could be used for income-earning investments in the future.

Difficulties in combining the operations of Main Street and First Busey may prevent the combined company from achieving the expected benefits from its acquisition.

The combined company may not be able to achieve fully the strategic objectives and operating efficiencies it hopes to achieve in the merger.  The success of the merger will depend on a number of factors, including the combined company’s ability to:

•                  integrate the operations of Main Street and First Busey;

•                  maintain existing relationships with depositors so as to minimize withdrawals of deposits after the merger;

•                  maintain and enhance existing relationships with borrowers so as to limit unanticipated losses from loans of Main Street and First Busey;

•                  control the incremental non-interest expense so as to maintain overall operating efficiencies; and

•                  compete effectively in the communities served by Main Street and First Busey and in nearby communities.

The market price of First Busey common stock after the merger may be affected by factors different from those currently affecting Main Street’s common stock.

The businesses of First Busey and Main Street differ in some respects and, accordingly, the results of operations of the combined company and the market price of First Busey’s shares of common stock after the merger may be affected by factors different from those currently affecting the independent results of operations of each of First Busey or Main Street.  For a discussion of the businesses of First Busey and Main Street and of certain factors to consider in connection with those businesses, see the documents incorporated by reference into this joint proxy statement-prospectus and referred to under “Where You Can Find More Information.”

Main Street’s stockholders will not be able to control a vote of the combined company’s stockholders.

After the merger, Main Street’s stockholders will own less than a majority of the outstanding voting stock of the combined company and could therefore, for matters requiring a majority vote, be outvoted by the existing and continuing First Busey stockholders if they all voted together as a group on any such issue that is presented to the combined company’s stockholders.

First Busey’s stockholders will own approximately 58% of the combined company’s outstanding voting stock.  The President and Chief Executive Officer of the combined company, the Chairman of the resulting bank and five of the combined company’s ten-member Board of Directors will initially be individuals who formerly served as officers and/or directors of Main Street.  The Chief Financial Officer and five of the combined company’s ten-member Board of Directors (including the Chairman of the Board of Directors) will be individuals who currently serve as officers and/or directors of First Busey.  Neither group of stockholders will have the same control over the combined company as they currently have over their respective companies.

Obtaining required approvals and satisfying closing conditions may delay or prevent completion of the merger.

Completion of the merger is conditioned upon the receipt of all material governmental authorizations, consents, orders and approvals.   First Busey and Main Street intend to pursue all required approvals in accordance with the merger agreement.  No assurance can be given that the required consents and approvals will be obtained or that the required conditions to closing will be satisfied, and, if all such consents and approvals are obtained and the conditions are satisfied, no assurance can be given as to the terms, conditions and timing of the approvals or that they will satisfy the terms of the merger agreement.  The terms and conditions of such consents, orders and approvals may require the divestiture of certain assets or operations of the combined company following the merger or may impose other conditions.  See “Description of Transaction—Conditions for the Completion of the Merger” for a discussion of the conditions to the completion of the merger and “Description of Transaction—Regulatory Approvals” for a description of the regulatory approvals necessary in connection with the merger.

Uncertainties associated with the merger may cause a loss of employees and may otherwise affect the future business and operations of First Busey and Main Street.

The combined company’s success after the merger will depend in part upon its ability to retain key employees of First Busey and Main Street.  Current and prospective employees of First Busey and Main Street may experience uncertainty about their roles with the combined company following the merger.  This may adversely affect the ability of each of First Busey and Main Street to attract and retain key management, sales, marketing, technical and other personnel.  In addition, key employees may depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company following the merger.

Accordingly, no assurance can be given that the combined company will be able to attract or retain key employees of First Busey and Main Street to the same extent that those companies have been able to attract or retain their own employees in the past.

These factors could contribute to the combined company not achieving the expected benefits from the merger within the desired time frames, if at all.

A Warning About Forward-Looking Statements

We have each made forward-looking statements in this document (and in documents to which we refer you in this document) that are subject to risks and uncertainties.  These forward-looking statements include information about possible or assumed future results of our operations or the performance of the combined company after the merger is completed.  When we use any of the words “believes,” “expects,” “anticipates,” “estimates” or similar expressions, we are making forward-looking statements.  These statements are based on First Busey’s and Main Street’s respective management’s existing expectations, which in turn are based on information that is currently available to them and on the current economic, regulatory and competitive environment, including factors such as the strength of the U.S. and local economies; federal, state and local laws, regulations and policies; interest rates and regulatory policies; and expectations as to competitors and customers.  Many possible events or factors, including changes from current conditions in the factors mentioned above, could affect the future financial results and performance of each of our companies and the combined company after the merger and could cause those results or performance to differ materially from those expressed in our forward-looking statements.

In addition to the factors listed above and the risks discussed in the “Risk Factors” section of this joint proxy statement-prospectus, factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, the following:

•                  the risk that the businesses of First Busey and/or Main Street in connection with the merger will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•                  expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame;

•                  customer and employee relationships and business operations may be disrupted by the merger;

•                  the effect of branch divestitures which may be required in overlapping markets in connection with obtaining necessary regulatory approvals;

•                  the availability of capital to fund the expansion of the combined business;

•                  technological changes implemented by us and by other parties, including third party vendors, which may be more difficult or more expensive than anticipated or which may have unforeseen consequences to us and our customers;

•                  other factors referenced in this joint proxy statement-prospectus or the documents incorporated by reference; and

•                  the factors identified as “Risk Factors” in each of First Busey’s and Main Street’s Annual Reports on Form 10-K for the year ended December 31, 2005.

These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Any forward-looking earnings estimates included in this joint proxy statement-prospectus have not been examined or compiled by either of our independent public accountants, nor have either of our independent accountants applied any procedures to our estimates.  Accordingly, our accountants do not express an opinion or any other form of assurance on them.  The forward-looking statements included in this joint proxy statement-prospectus are made only as of the date of this joint proxy statement-prospectus.  Further information concerning First Busey and its business, including additional factors that could materially affect First Busey’s financial results, is included in First Busey’s filings with the Securities and Exchange Commission.  Further information concerning Main Street and its business, including additional factors that could materially affect Main Street’s financial results, is included in Main Street’s filings with the Securities and Exchange Commission.

Introduction

First Busey is furnishing this joint proxy statement-prospectus to holders of First Busey common stock, $0.001 par value per share, in connection with the proxy solicitation by First Busey’s Board of Directors.  First Busey’s Board of Directors will use the proxies at the special meeting of stockholders of First Busey to be held on [                    ], 200[    ], and at any adjournments or postponements of the meeting.

Main Street is furnishing this joint proxy statement-prospectus to holders of Main Street common stock, $0.01 par value per share, in connection with the proxy solicitation by Main Street’s Board of Directors.  Main Street’s Board of Directors will use the proxies at the special meeting of stockholders of Main Street to be held on [              ], 200[    ], and at any adjournments or postponements of the meeting.

All First Busey and Main Street stockholders will be asked at their respective special meetings to vote to adopt the Agreement and Plan of Merger, dated September 20, 2006, between First Busey and Main Street, and to approve the transactions it contemplates.  By doing so, First Busey stockholders will also be approving an amendment to First Busey’s articles of incorporation increasing the number of authorized shares of common stock from 40 million to 60 million.  Under the merger agreement, the parties will engage in a transaction in which Main Street will merge with First Busey.  In the merger of Main Street with First Busey, each of the outstanding shares of Main Street common stock will be converted into 1.55 shares of First Busey common stock.  Main Street stockholders will receive cash instead of any fractional shares.

FIRST BUSEY Special Meeting

Date, Place, Time and Purpose

The special meeting of First Busey’s stockholders will be held at [                            ], at [    ]:00 [    ].m. local time, on [                          ], 200[    ].  At the special meeting, holders of First Busey common stock will be asked to vote upon a proposal to adopt the merger agreement and to approve the transactions it contemplates, including the issuance of shares of First Busey common stock as consideration in the proposed merger and the adoption of an amendment to First Busey’s articles of incorporation increasing the number of shares of authorized common stock from 40 million to 60 million.  First Busey is also asking its stockholders to grant full authority to adjourn the special meeting, if necessary, to permit solicitation of additional proxies to approve the transactions proposed by this joint proxy statement-prospectus.

Record Date, Voting Rights, Required Vote and Revocability of Proxies

The First Busey board fixed the close of business on [                          ], 200[    ], as the record date for determining those First Busey stockholders who are entitled to notice of and to vote at the special meeting.  Only holders of First Busey common stock of record on the books of First Busey at the close of business on the record date have the right to receive notice of and to vote at the special meeting.  On the record date, there were [                            ] shares of First Busey common stock issued and outstanding, held by approximately [        ] holders of record.

First Busey stockholders should complete and return their proxy card accompanying this document to ensure that their votes are counted at the First Busey special meeting, regardless of whether they plan to attend the First Busey special meeting.

At the special meeting, First Busey stockholders will have one vote for each share of First Busey common stock owned on the record date.  The holders of a majority of the outstanding shares of First Busey common stock entitled to vote at the special meeting must be present for a quorum to exist at the special meeting.

To determine if a quorum is present, First Busey intends to count the following:

•                  shares of First Busey common stock present at the special meeting either in person or by proxy; and

•                  shares of First Busey common stock for which it has received signed proxies, but with respect to which holders of shares have abstained on any matter.

Approval of the merger agreement, including the amendment to First Busey’s articles of incorporation, requires the affirmative vote of holders of a majority of the outstanding shares of First Busey common stock.

Brokers who hold shares in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those shares without specific instructions from their customers.  Any abstention, non-voting share or “broker non-vote” will have the same effect as a vote against the approval of the merger agreement.

Properly executed proxies that First Busey receives before the vote at the special meeting that are not revoked will be voted in accordance with the instructions indicated on the proxies.  If no instructions are indicated, these proxies will be voted “FOR” the proposal to adopt the merger agreement and to approve the transactions it contemplates, including the increase in the number of authorized shares of First Busey common stock, “FOR” any resolution to adjourn the special meeting, if necessary, to solicit additional proxies and the proxy holder may vote the proxy in its discretion as to any other matter that may properly come before the special meeting.

If First Busey shares are held in a First Busey employee benefit plan that entitles you to direct how the shares allocated to your account are to be voted, you will receive separate voting instructions from the plan’s trustee.  Your shares in such plan may be voted even if you do not instruct the trustee how to vote, as will be explained in a notice to you.

First Busey stockholders will not be required to exchange certificates representing their shares of First Busey common stock or otherwise take any action after the completion of the merger.  First Busey stockholders do not need to submit share certificates for First Busey common stock to First Busey, Main Street, the exchange agent or to any other person in connection with the merger.

A First Busey stockholder who has given a proxy solicited by the First Busey board may revoke it at any time prior to its exercise at the special meeting by:

•                  giving written notice of revocation to the secretary of the Board of Directors of First Busey;

•                  properly submitting to First Busey a duly executed proxy bearing a later date; or

•                  attending the special meeting and voting in person.

All written notices of revocation and other communications with respect to revocation of proxies should be sent to: First Busey Corporation, 201 West Main Street, Urbana, Illinois 61801, Attention: Mary E. Lakey.

On the record date, First Busey’s directors and executive officers beneficially owned [                  ] shares, or approximately [              ]% of the outstanding shares, of First Busey common stock.  We anticipate that these individuals will vote their shares in favor of adopting the merger agreement and approving the transactions it contemplates.  However, because they hold only [          ]% of the voting power, adoption of the merger agreement and approval of the merger is not assured.

Solicitation of Proxies

Directors, officers and employees of First Busey may solicit proxies by regular or electronic mail, in person or by telephone or facsimile.  They will receive no additional compensation for these services.  First Busey may make arrangements with brokerage firms and other custodians, nominees and fiduciaries, if any, for the forwarding of solicitation materials to the beneficial owners of First Busey common stock held of record by such persons.  First Busey will reimburse any brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them for their services.  The parties will share all expenses associated with the printing and mailing of this joint proxy statement-prospectus to their stockholders, as provided in the merger agreement.  See “Description of Transaction—Expenses.”

Authority to Adjourn Special Meeting to Solicit Additional Proxies

First Busey is asking its stockholders to grant full authority for the special meeting to be adjourned, if necessary, to permit solicitation of additional proxies to approve the transactions proposed by this joint proxy statement-prospectus.

Dissenters’ Rights

First Busey’s stockholders do not have the right under Nevada law, First Busey’s governing documents or any other statute to exercise dissenters’ rights or to demand appraisal of their shares and obtain cash in an amount equal to the fair value of their shares of First Busey common stock as a result of the transactions contemplated by the merger.

Recommendation of First Busey’s Board

The First Busey board has unanimously approved the merger agreement and the transactions it contemplates and believes that the proposal to adopt the merger agreement and approve the transactions it contemplates are in the best interests of First Busey and its stockholders.  The First Busey board unanimously recommends that the First Busey stockholders vote “FOR” adoption of the merger agreement and approval of the transactions it contemplates, including the increase in the number of authorized shares of First Busey common stock and “FOR” any resolution to adjourn the special meeting, if necessary, to solicit additional proxies.  See “Description of Transaction—First Busey’s Reasons for the Merger and Board Recommendation.”

MAIN STREET Special Meeting

Date, Place, Time and Purpose

The special meeting of Main Street’s stockholders will be held at [                            ], at [    ]:00 [    ].m. local time, on [                          ], 200[    ].  At the special meeting, holders of Main Street common stock will be asked to vote upon a proposal to adopt the merger agreement and to approve the transactions it contemplates.  Main Street is also asking its stockholders to grant full authority to adjourn the special meeting, if necessary, to permit solicitation of additional proxies to approve the transactions proposed by this joint proxy statement-prospectus.

Record Date, Voting Rights, Required Vote and Revocability of Proxies

The Main Street board fixed the close of business on [                          ], 200[    ], as the record date for determining those Main Street stockholders who are entitled to notice of and to vote at the special meeting.  Only holders of Main Street common stock of record on the books of Main Street at the close of business on the record date have the right to receive notice of and to vote at the special meeting.  On the record date, there were [                            ] shares of Main Street common stock issued and outstanding, held by approximately [        ] holders of record.

Main Street stockholders should complete and return their proxy card accompanying this document to ensure that their votes are counted at the Main Street special meeting, regardless of whether they plan to attend the Main Street special meeting.

At the special meeting, Main Street stockholders will have one vote for each share of Main Street common stock owned on the record date.  The holders of a majority of the outstanding shares of Main Street common stock entitled to vote at the special meeting must be present for a quorum to exist at the special meeting.

To determine if a quorum is present, Main Street intends to count the following:

•                  shares of Main Street common stock present at the special meeting either in person or by proxy; and

•                  shares of Main Street common stock for which it has received signed proxies, but with respect to which holders of shares have abstained on any matter.

Approval of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of Main Street common stock.

Brokers who hold shares in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those shares without specific instructions from their customers.  Any abstention, non-voting share or “broker non-vote” will have the same effect as a vote against the approval of the merger agreement.

Properly executed proxies that Main Street receives before the vote at the special meeting that are not revoked will be voted in accordance with the instructions indicated on the proxies.  If no instructions are indicated, these proxies will be voted “FOR” the proposal to adopt the merger agreement and to approve the transactions it contemplates, “FOR” any resolution to adjourn the special meeting, if necessary, to solicit additional proxies, and the proxy holder may vote the proxy in its discretion as to any other matter that may properly come before the special meeting.

A Main Street stockholder who has given a proxy solicited by the Main Street board may revoke it at any time prior to its exercise at the special meeting by:

•                  giving written notice of revocation to the secretary of Main Street;

•                  properly submitting to Main Street a duly executed proxy bearing a later date; or

•                  attending the special meeting and voting in person.

All written notices of revocation and other communications with respect to revocation of proxies should be sent to: Main Street Trust, Inc., 100 West University Avenue, Champaign, Illinois 61820, Attention:  Teresa M. Marsh, Secretary.

On the record date, Main Street’s directors and executive officers beneficially owned [                  ] shares, or approximately [              ]% of the outstanding shares, of Main Street common stock.  We anticipate that these individuals will vote their shares in favor of adopting the merger agreement and approving the transactions it contemplates.  However, because they hold only [          ]% of the voting power, adoption of the merger agreement and approval of the merger is not assured.

Solicitation of Proxies

Directors, officers and employees of Main Street may solicit proxies by regular or electronic mail, in person or by telephone or facsimile.  They will receive no additional compensation for these services.  Main Street may make arrangements with brokerage firms and other custodians, nominees and fiduciaries, if any, for the forwarding of solicitation materials to the beneficial owners of Main Street common stock held of record by such persons.  Main Street will reimburse any brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them for their services.  The parties will share all expenses associated with the printing and mailing of this joint proxy statement-prospectus to their stockholders, as provided in the merger agreement.  See “Description of Transaction—Expenses.”

Authority to Adjourn Special Meeting to Solicit Additional Proxies

Main Street is asking its stockholders to grant full authority for the special meeting to be adjourned, if necessary, to permit solicitation of additional proxies to approve the transactions proposed by this joint proxy statement-prospectus.

Dissenters’ Rights

Under Illinois law, Main Street stockholders are entitled to exercise dissenters’ rights and obtain a cash payment for your shares as a result of the merger, provided that you comply with the provisions of Sections 11.65 and 11.70 of the Illinois Business Corporation Act, which we refer to as the Illinois BCA.  A copy of those sections are attached as Appendix B and incorporated in this proxy statement-prospectus by reference.  If you comply with the provisions of Section 11.70 of the Illinois BCA, then upon completion of the merger, you are entitled to receive payment in cash from First Busey for the fair value of your shares, with accrued interest.  The term “fair value” means the value of the shares immediately before the closing of the merger excluding any appreciation or depreciation in anticipation of the merger, unless the exclusion would be inequitable.  If First Busey and you cannot agree on the fair value of your shares or the accrued interest, then the Illinois BCA provides for a judicial determination of these amounts.  The value determined by an Illinois court may be more or less than the value you are entitled to receive under the merger agreement.  If you desire to exercise dissenters’ rights, you should refer to the statute in its entirety and should consult with legal counsel before taking any action to ensure that you comply strictly with the applicable statutory provisions.

In summary, to exercise dissenters’ rights, you must do all of the following:

•                  before the vote on the merger is taken, deliver to Main Street a written demand for payment of your shares;

•                  not vote in favor of the merger; note, however, that a vote, in person or by proxy, against approval of the merger agreement will not constitute a written demand for appraisal; and

•                  continue to hold your shares of Main Street common stock through the effective time of the merger.

Your failure to vote against the proposal to approve the merger agreement will not constitute a waiver of your dissenters’ rights under the Illinois BCA.  Also, a vote against approval of the merger agreement will not by itself be sufficient to satisfy your obligations if you are seeking an appraisal.  You must follow the procedures set forth in Section 11.70 of the Illinois BCA to obtain dissenters’ rights.

Each outstanding share of Main Street common stock for which a legally sufficient demand in accordance with Section 11.70 of the Illinois BCA has been made and that was not voted in favor of approval of the merger will, after the effective time of the merger, represent only the rights of a dissenting stockholder under the Illinois BCA.  This includes the right to obtain payment for the fair value of those shares as provided under the Illinois BCA.

If you make a legally sufficient demand, within 10 days after the effective date of the merger or 30 days after you have delivered your written demand for payment, whichever is later, First Busey will send to you a statement setting forth its opinion as to the fair value of your shares, as well as certain financial statements and a commitment to pay to you the estimated fair value for your shares.  If you do not agree with the opinion of First Busey as to the estimated fair value of the shares, then within 30 days of your receipt of First Busey’s valuation statement, you must notify First Busey of your estimated fair value of your shares and demand the difference between your estimated fair value and the amount of the proposed payment by First Busey.

If within 60 days from delivery of First Busey’s notice to the dissenting stockholders you and First Busey have not agreed in writing to the fair value of your shares, First Busey either will pay the difference in value demanded by you, or file a petition in the circuit court requesting the court to determine the fair value of the shares.  First Busey will be required to then make all dissenters to the merger a party to this proceeding.  If First Busey does not commence the action, you are permitted by law to commence an action.

In a proceeding brought by First Busey to determine value, the court will determine the costs of the proceeding, including the reasonable compensation of expenses of the appraisers appointed by the court and excluding fees and expenses of counsel and experts for the respective parties.  If the fair value of the shares as determined by the court materially exceeds the price that First Busey estimated to be the fair value of the shares or if no estimate was given, then all or any part of the costs may be assessed against First Busey.  If the amount that any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter.  The costs may also be awarded to the dissenter if the court finds that First Busey did not substantially comply with the procedure to dissent in the statute.  In addition, costs can be assessed against either party if the court finds that that party acted arbitrarily or not in good faith with respect to the dissenter’s rights.

A share for which you have properly exercised your dissenters’ rights and followed the correct procedures in the Illinois BCA will not be converted into, or represent, a right to receive First Busey common stock as provided under the merger agreement.  None of these dissenting shares after the effective time of the merger will be entitled to vote for any purpose or receive any dividends or other distributions.  If, however, you, as the holder of the shares fail to properly perfect, effectively withdraw, waive or lose or otherwise become ineligible to exercise dissenters’ rights under the Illinois BCA, then at that time the shares held by you will be converted into First Busey common stock, cash or a combination of both as provided in the merger agreement.

Recommendation of Main Street’s Board

The Main Street board has unanimously approved the merger agreement and the transactions it contemplates and believes that the proposal to adopt the merger agreement and approve the transactions it contemplates are in the best interests of Main Street and its stockholders.  The Main Street board unanimously recommends that the Main Street stockholders vote “FOR” adoption of the merger agreement and approval of the transactions it contemplates and “FOR” any resolution to adjourn the special meeting, if necessary, to solicit additional proxies.  See “Description of Transaction—Main Street’s Reasons for the Merger and Board Recommendation.”

Main Street stockholders should not send stock certificates with their proxy cards.  Upon completion of the merger, former Main Street stockholders will be mailed a transmittal form with instructions on how to exchange their Main Street stock certificates for First Busey stock certificates.

Description of Transaction

The following information describes material aspects of the merger and related transactions.  This description does not provide a complete description of all the terms and conditions of the merger agreement.  It is qualified in its entirety by the Appendices to this document, including the merger agreement, which is attached as Appendix A to this joint proxy statement-prospectus and which is incorporated into this joint proxy statement-prospectus by reference.  We urge you to read the Appendices in their entirety.

General

The First Busey Board of Directors and the Main Street Board of Directors have each unanimously approved the merger agreement, which provides for a merger of Main Street with First Busey.  First Busey will be the surviving corporation in the merger and will continue its existence as a Nevada corporation.  At the time the merger becomes effective, each share of Main Street common stock then issued and outstanding will be converted into and exchanged for the right to receive 1.55 shares of First Busey common stock.  Each share of First Busey common stock then issued and outstanding will remain outstanding.

No fractional shares of First Busey common stock will be issued to Main Street’s stockholders.  Rather, First Busey will redeem any of these fractional interests for cash in an amount equal to the average of the closing price of First Busey common stock for the ten trading days immediately preceding the completion of the merger. No interest will be paid or accrued on cash payable to holders of Main Street common stock in lieu of fractional shares. No stockholder of Main Street will be entitled to dividends, voting rights or any other rights as a stockholder of First Busey in respect to any fractional shares.

On their respective record dates, First Busey had [                ] shares of common stock issued and outstanding and Main Street had [                ] shares of common stock issued and outstanding. Based on the exchange ratio contained in the merger agreement, on completion of the merger, First Busey will issue approximately [                  ] shares of its common stock to former Main Street stockholders. After the merger, former Main Street stockholders would own approximately [            ] % of the outstanding shares of common stock of the combined company.

Fluctuation in First Busey Stock Price.  Because the exchange ratio of 1.55 shares of First Busey common stock is fixed, the value of the merger consideration will fluctuate as the price of First Busey common stock changes.  Share prices cannot be accurately predicted.  The following table illustrates the effective value of the merger consideration to be received by Main Street stockholders on a per share basis under varying prices of First Busey common stock:

Price of First Busey Common Stock	Value of Stock Consideration to be Received in the Merger
$20.00	$31.000
$20.50	$31.775
$21.00	$32.550
$21.50	$33.325
$22.00	$34.100
$22.50	$34.875
$23.00	$35.650
$23.50	$36.425
$24.00	$37.200
$24.50	$37.975
$25.00	$38.750
$25.50	$39.525
$26.00	$40.300

You should obtain current market price quotations for First Busey common stock to determine the current value of the merger consideration.  Based on the $[          ] closing price of First Busey common stock on [                          ], 2006, the value of the merger consideration is $[                                    ] ([                        ] shares, multiplied by $[          ]).

Treatment of Stock Options

Main Street Stock Options.  Upon completion of the merger, each outstanding option to acquire Main Street common stock will be converted into an option to acquire a number of whole shares of First Busey common stock equal to the product of the number of shares of Main Street common stock that were subject to the original Main Street stock option multiplied by the exchange ratio.  The per share exercise price for each outstanding option to acquire Main Street common stock will be equal to the exercise price per share of the original Main Street stock option divided by the exchange ratio (subject to certain rounding adjustments set forth in the merger agreement).  As soon as practicable, but in no event later than the completion of the merger, First Busey intends to file a registration statement to register the issuance of the shares of common stock to be issued upon exercise of the converted Main Street stock options.

First Busey Stock Options.  Under the merger agreement, the parties have agreed that First Busey has the right, upon completion of the merger, to accelerate the vesting and exercisability of each outstanding option to acquire First Busey common stock that is outstanding and unvested or unexercisable immediately prior to the merger.  First Busey anticipates that it will accelerate the vesting and exercisability of each such option.

Surrender of Stock Certificates

Shortly after the merger, all Main Street stockholders will receive a letter of transmittal, together with a return envelope.  The letter of transmittal will include instructions for the surrender and exchange of certificates representing Main Street common stock in exchange for the combined company’s common stock.  A letter of transmittal will be deemed properly completed only if signed and accompanied by stock certificates, or, at First Busey’s option, evidence of shares in book entry form, representing all shares of Main Street common stock or an appropriate guarantee of delivery of the certificates.

Until Main Street stockholders surrender Main Street stock certificates for exchange after completion of the merger, Main Street stockholders will not be paid dividends or other distributions declared after the merger with respect to any of the combined company’s common stock into which your Main Street shares have been converted.  When Main Street stock certificates are surrendered, we will pay to the surrendering holder any of his or her respective unpaid dividends or other distributions, without interest.  After the completion of the merger, no further transfers of Main Street common stock will be permitted.  Main Street stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for common stock of the combined company and cash for any fractional share interests.

None of First Busey, Main Street or any other person will be liable to any former holder of Main Street common stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

If a certificate for Main Street common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon compliance by the holder of Main Street common stock with the conditions reasonably imposed by the exchange agent.  These conditions will include a requirement that the stockholder provide a lost instruments indemnity bond in form, substance and amount reasonably satisfactory to the exchange agent and us.

Effective Time of the Merger

The merger will become effective when articles of merger reflecting the merger are filed with the Secretary of State of the State of Nevada and the Secretary of State of the State of Illinois.  The parties have agreed that the closing of the merger will occur on the third business day (or such other time agreed by the parties)  after satisfaction or waiver of all of the conditions to closing set forth in the merger agreement.

We anticipate that the merger will become effective before the end of the second quarter of 2007; however, delays could occur.

We cannot assure you that the necessary stockholder and regulatory approvals of the merger will be obtained or that other conditions precedent to the merger can or will be satisfied.  Either party’s Board of Directors may terminate the merger agreement if the merger is not completed by September 20, 2007, unless it is not completed because of the failure by the party seeking termination to comply fully with its obligations under the merger agreement.  See “—Conditions to Completion of the Merger” and “—Termination and Termination Fees.”

United States Federal Income Tax Consequences of the Merger

The following is a summary of the material United States federal income tax consequences of the merger generally applicable to Main Street stockholders.  This discussion assumes you hold your shares of Main Street common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code, and does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or if you are subject to special rules, such as rules relating to:

•                  stockholders who are not citizens or residents of the United States;

•                  financial institutions;

•                  tax-exempt organizations;

•                  insurance companies;

•                  dealers in securities or currencies;

•                  traders in securities that elect to use a mark-to-market method of accounting;

•                  stockholders who acquired their shares of Main Street common stock pursuant to the exercise of employee stock options or otherwise acquired shares as compensation; and

•                  stockholders who hold their shares of Main Street common stock as part of a hedge, straddle or other risk reduction, constructive sale or conversion transaction.

In addition, this summary does not address any state, local or foreign tax consequences of the merger that may apply.  The following discussion is based on the Code, existing and proposed regulations promulgated under the Code, published Internal Revenue Service rulings and court decisions, all as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect.  Any such change could affect the continuing validity of this discussion.

Tax Opinion of Chapman and Cutler LLP.  The completion of the merger is conditioned on, among other things, the receipt by First Busey of a tax opinion from Chapman and Cutler LLP, that for United States federal income tax purposes (i) the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and (ii) First Busey and Main Street will each be a party to that reorganization within the meaning of Section 368(b)

of the Code.  This opinion will be based on certain assumptions and on representations provided to Chapman and Cutler, in letters from First Busey and Main Street to be delivered at the time of closing.  This tax opinion will not be binding on the Internal Revenue Service and neither First Busey nor Main Street intends to request a ruling from the Internal Revenue Service as to the United States federal income tax consequences of the merger.

If the merger qualifies, for United States federal income tax purposes, as a reorganization within the meaning of Section 368(a) of the Code, the material United States federal income tax consequences to First Busey stockholders will be as follows:

•                  the completion of the merger, as set forth and provided in the agreement, will constitute a “reorganization” within the meaning of Section 368(a) of the Code;

•                  First Busey and Main Street will each be “a party to a reorganization” within the meaning of Section 368(b) of the Code;

•                  First Busey will not recognize gain or loss upon the receipt of the assets of Main Street in exchange for shares of First Busey and the assumption by First Busey of all of the liabilities of Main Street;

•                  the basis of the assets of Main Street transferred to First Busey in the merger will be the same in the hands of First Busey as the basis of such assets in the hands of Main Street immediately prior to the merger;

•                  the holding periods of the assets of Main Street transferred to First Busey in the merger in the hands of First Busey will include the periods during which such assets were held by Main Street; and

•                  First Busey will succeed to and take into account the items of Main Street described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the regulations thereunder.

This summary is based on the Code, Treasury Regulations issued under the Code by the Internal Revenue Service, judicial decisions and administrative pronouncements of the Internal Revenue Service, all existing and in effect on the date of this joint proxy statement-prospectus and all of which are subject to change at any time, possibly retroactively. Any such change could have a material impact on the statements and conclusions contained in this summary and the tax consequences to First Busey’s stockholders.   The Internal Revenue Service may challenge the conclusions stated in this summary or positions taken by stockholders on their income tax returns. Stockholders of First Busey may incur the cost and expense of defending positions taken by them with respect to the merger.  A successful challenge by the Internal Revenue Service could have material adverse consequences to the parties to the merger, including stockholders of First Busey.

Tax Opinion of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP.  The completion of the merger is conditioned on, among other things, the receipt by Main Street of a tax opinion from Barack Ferrazzano, that for United States federal income tax purposes (i) the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and (ii) First Busey and Main Street will each be a party to that reorganization within the meaning of Section 368(b) of the Code.  This opinion will be based on certain assumptions and on representations provided to Barack Ferrazzano, in letters from First Busey and Main Street to be delivered at the time of closing.  This tax opinion will not be binding on the Internal Revenue Service and neither First Busey nor Main Street intends to request a ruling from the Internal Revenue Service as to the United States federal income tax consequences of the merger.

If the merger qualifies, for United States federal income tax purposes, as a reorganization within the meaning of Section 368(a) of the Code, the material United States federal income tax consequences to Main Street stockholders will be as follows:

•                  the completion of the merger, as set forth and provided in the agreement, will constitute a “reorganization” within the meaning of Section 368(a) of the Code;

•                  First Busey and Main Street will each be “a party to a reorganization” within the meaning of Section 368(b) of the Code;

•                  no gain or loss will be recognized by Main Street as a result of the merger;

•                  no gain or loss will be recognized by the stockholders of Main Street as a result of the exchange of Main Street common stock for First Busey common stock pursuant to the merger. Assuming that the Main Street common stock is a capital asset in the hands of the respective Main Street stockholders and has been held for more than one year, any gain or loss recognized as a result of the receipt of cash in lieu of a fractional share will be a long-term capital gain or loss equal to the difference between the cash received and that portion of the holder’s tax basis in the Main Street common stock allocable to the fractional share;

•                  the tax basis of First Busey common stock to be received by the stockholders of Main Street will be the same as the tax basis of the Main Street common stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received); and

•                  the holding period of the First Busey common stock to be received by stockholders of Main Street will include the holding period of the Main Street common stock surrendered in exchange therefor on the date of the exchange.

This summary is based on the Code, Treasury Regulations issued under the Code by the Internal Revenue Service, judicial decisions and administrative pronouncements of the Internal Revenue Service, all existing and in effect on the date of this joint proxy statement-prospectus and all of which are subject to change at any time, possibly retroactively. Any such change could have a material impact on the statements and conclusions contained in this summary and the tax consequences to Main Street’s stockholders.   The Internal Revenue Service may challenge the conclusions stated in this summary or positions taken by stockholders on their income tax returns. Stockholders of Main Street may incur the cost and expense of defending positions taken by them with respect to the merger. A successful challenge by the Internal Revenue Service could have material adverse consequences to the parties to the merger, including stockholders of Main Street.

Backup Withholding.  Unless you provide a taxpayer identification number (social security number or employer identification number) and certify, among other things, that such number is correct, or you provide proof of an applicable exemption from backup withholding, the exchange agent will be required to withhold 28% of any cash payable to you in connection with the merger.  Any amount so withheld under the backup withholding rules is not an additional tax and will be allowed as a refund or credit against your United States federal income tax liability, provided that you furnish the required information to the Internal Revenue Service.  You should complete and sign the substitute Form W-9 that will be included as part of the transmittal letter that accompanies the election form to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is established in a manner that is satisfactory to the exchange agent.

You will be required to retain records pertaining to the merger and will be required to file a statement with your United States federal income tax return for the taxable year in which the merger takes place that sets forth certain facts relating to the merger, including your basis in your Main Street common stock that you surrender in connection with the merger and the fair market value of the First Busey common stock that you receive in connection with the merger.  In addition, Main Street, or First Busey as Main Street’s successor, will be required to provide to the Internal Revenue Service and Main Street stockholders information with respect to the merger, including information regarding your identity (and the identities of other Main Street stockholders) and the fair market value of First Busey common stock received by you (and by each other Main Street stockholder) in the merger.

The foregoing discussion is not intended to be a complete analysis or description of all potential federal income tax consequences of the merger.  In addition, the discussion does not address tax consequences that may vary with, or are contingent on, your individual circumstances.  Moreover, the discussion does not address any non-income tax or any foreign, state, or local tax consequences of the merger.  Accordingly, you are strongly urged to consult with your own tax advisor to determine the particular federal, state, local and foreign income and other tax consequences to you of the merger.

Background of the Merger

The Boards of Directors of each of First Busey and Main Street have regularly reviewed the business strategies of their respective companies in light of local competitive and economic conditions, results of operations, future prospects, legislative changes and other developments affecting the banking industry generally, and each of their respective companies specifically.

In recognition of the comparable business strategies of First Busey and Main Street, coupled with the geographic location of First Busey and Main Street, the executive teams of the two companies and their respective Boards of Directors have considered from time to time possible strategic transactions, including a merger of equals transaction.  Main Street’s management has a long history with First Busey. Greg Lykins, the Chairman of Main Street, and Van Dukeman, the President and Chief Executive Officer of Main Street, each served as officers of First Busey before joining Main Street’s predecessor company, and executives of each of First Busey and Main Street have strong connections with one another through their individual activities in Champaign and Urbana, Illnois and the surrounding communities.  As such, management of each company through the years has held the other in high regard.  While competing aggressively in the highly competitive markets they share with each other and numerous other financial institutions, they have enjoyed a healthy respect for one another and have a well-developed understanding of each other’s businesses.  In 1999, the management teams held informal discussions regarding a possible strategic combination.  After a number of meetings during which general issues were discussed, the executive officers of each company individually determined that it was not in either company’s individual best interests to pursue a transaction at that time.

Following a series of strategic planning meetings in early 2001, Douglas C. Mills, Chairman of the Board, Chief Executive Officer and President of First Busey, initiated a plan to transform First Busey into the premier financial institution in the central Illinois market and to substantially increase First Busey’s presence in southwest Florida.  In connection with the plan, First Busey has focused on, among other things, acquisitions in these strategic markets, with the goal of growing the assets of First Busey to $5 billion by the year 2010.  First Busey acquired Eagle BancGroup, Inc. (Bloomington, Illinois) in October 1999 and First Capital Bankshares, Inc. (Peoria, Illinois) in June 2004, each adding to First Busey’s presence in central Illinois.  In July 2005, First Busey acquired Tarpon Coast Bancorp, Inc., expanding First Busey’s banking presence in southwest Florida.  In addition to strategic growth opportunities, First Busey has continually reviewed First Busey’s senior management and made recommendations with respect to the succession for certain senior management positions.  The First Busey Board of Directors has monitored the progress and development of its executives and reviews the adequacy of the succession pools established to foster timely and effective executive continuity.  The First Busey Board of Directors has assessed, on an ongoing basis, potential candidates both within and outside the First Busey organization to succeed Mr. Douglas C. Mills, who has led the Busey organization since 1971.

The Main Street Board of Directors has also considered from time to time the possible benefits of strategic business combinations with other comparably-sized financial institutions, including other bank holding companies, as a part of its ongoing evaluation of available methods to increase stockholder value, to strengthen its franchise through expansion of its existing service area and to solidify its market position in existing markets through the integration of its banking subsidiaries into one charter.  This strategy is illustrated through several transactions completed by Main Street and its current management team in the past several years.  In June 1995, BankIllinois Financial Corporation, Main Street’s predecessor company, led by Main Street’s current executive team, completed an in-market merger of equals with Central Illinois Financial Corporation, the parent company of Champaign National Bank.  A few months later, Champaign National Bank, was combined with BankIllinois.  In March 2000, BankIllinois Financial Corporation, again led by Main Street’s current executive team, completed a second merger of equals transaction with First Decatur Bancshares, Inc.  Over the next several years, Main Street consolidated its banking subsidiaries, merging First Trust Bank of Shelbyville into BankIllinois in 2002 and merging The First National Bank of Decatur into BankIllinois in 2004, and subsequently renaming the resulting bank, Main Street Bank & Trust.  In 2005, Main Street acquired Citizens First Financial Corp., which was the parent company of Citizens Savings Bank, based in Bloomington, Illinois, and Main Street merged Citizens Savings Bank into Main Street Bank.

In April 2004, following First Busey’s annual stockholder meeting, the Board of Directors of First Busey held a meeting and Mr. Douglas C. Mills recommended that the Board of Directors begin discussions to review all of the alternatives in First Busey’s management succession plan that would relieve Mr. Douglas C. Mills of his responsibilities and authority as Chief Executive Officer of First Busey.  During 2004 and 2005, the First Busey Board of Directors held several executive session meetings to review potential candidates.  The First Busey Board of Directors began the process of actively seeking candidates who shared the vision established by Mr. Douglas C. Mills and who would be best capable of achieving the goals set by Mr. Douglas C. Mills while maintaining the First Busey culture.

In October 2005, First Busey contacted Keefe Bruyette & Woods, Inc. to discuss possible merger candidates consistent with its growth strategy described above.  First Busey expressed its interest in choosing an alternative that would enhance First Busey’s long-term growth while expanding alternatives for a path of management succession.  At this meeting, Keefe Bruyette provided a valuation analysis of First Busey and also discussed various potential strategic alternatives, including possible strategic partners.  Following these meetings, Keefe Bruyette continued to investigate the various strategic alternatives that might be available to First Busey and, during this time, had further discussions with First Busey senior management.

In November 2005, Mr. Douglas C. Mills initiated an informal discussion with Mr. Lykins regarding the possibility of exploring a strategic transaction between First Busey and Main Street.  Following the discussion, Mr. Douglas C. Mills and Mr. Lykins notified their respective companies’ key executives and directors.  At the time, each Board of Directors agreed to delay further discussions regarding a potential transaction until the year end financial results for each company had been released.

On March 29, 2006, the Board of Directors and management of First Busey again met with Keefe Bruyette to discuss possible exchange ratios and other possible financial issues with respect to strategic transactions, including a merger transaction with Main Street.  Mr. Douglas C. Mills and other members of First Busey senior management presented information about Main Street’s business model, financial information about Main Street, the proposed management structure after a merger and other preliminary transaction details.  The First Busey Board of Directors responded favorably to the concept of possible merger of equals transaction with Main Street and considered that it would provide for the best candidate, Mr. Dukeman, current Chief Executive Officer of Main Street, to become the Chief Executive Officer of First Busey.  Additional First Busey Board of Directors meetings were planned to address the status of negotiations between First Busey and Main Street.

At a meeting on April 6, 2006, Mr. Douglas C. Mills and Mr. David Mills presented to Mr. Lykins and Mr. Dukeman an outline of possible transaction terms, including a possible exchange ratio, the composition of a combined company’s Board of Directors and executive team, name and location of the resulting entity and other issues.

Following that meeting, Mr. Dukeman and Mr. Lykins reviewed the possible transaction terms and discussed them with Main Street’s Board of Directors at its April 2006 meeting.  Over the next several months,

Mr. Lykins and Mr. Dukeman met informally on numerous occasions with Mr. Douglas C. Mills and Mr. David Mills to discuss a possible strategic transaction.  The discussions among the parties included the consideration of the possible advantages of a combination, including the fact that it represented the opportunity to extend the combined companies’ market share over a larger portion of central Illinois and that it provided for improved stability for both companies because of the complementary nature of their respective businesses.

Through a series of meetings and conversations between the companies’ management teams in May and June of 2006, the parties developed a possible framework for the financial terms and management integration, and expressed a mutual interest in pursuing a merger of equals transaction.  On June 12, 2006, each company executed a confidentiality agreement that provided for, among other things, a mutual obligation to maintain the confidentiality of all related negotiations.  On July 11, 2006, Mr. Lykins and Mr. Dukeman met with representatives of Barack Ferrazzano Kirschbaum Perlman and Nagelberg LLP, special legal counsel to Main Street, to discuss preliminary issues regarding a possible strategic transaction with First Busey, as well as the possible transaction terms set forth on First Busey’s discussion outline.

Over the next several days, the companies’ management teams continued their discussions regarding a strategic transaction and the discussion outline of possible terms.  During this series of discussions, each of the parties proposed a possible exchange ratio.  It was also proposed that the combined company would have a Board of Directors comprised of ten members, five from each constituent company, with equal representation on committees of the combined company’s Board of Directors.  A senior management team was also discussed.

In July 2006, First Busey’s Board of Directors held a series of meetings to discuss the progress of discussions and negotiations between First Busey and Main Street.  Mr. Douglas C. Mills and First Busey’s senior management updated the First Busey Board of Directors on its ongoing negotiations with Main Street and reviewed financial and strategic considerations regarding First Busey as an ongoing entity and as part of the combined company following a possible merger.  On July 5, 2006, the First Busey Board of Directors expressed to management its belief in the long-term strategic merits of the possible merger and encouraged management to continue discussions and negotiations with Main Street.  During this meeting, members of Chapman and Cutler LLP, special legal counsel to First Busey, advised the First Busey Board of Directors regarding certain legal matters related to the proposed transaction, including the fiduciary obligations of the directors in connection with their consideration of the proposed merger agreement.

At a Board of Directors meeting held on July 17, 2006, Main Street’s Board of Directors had a lengthy discussion regarding a possible strategic transaction with First Busey.  Mr. Lykins and Mr. Dukeman summarized for the Board of Directors the ongoing discussions with Mr. Douglas C. Mills at First Busey. Representatives from Barack Ferrazzano were present at the meeting and led a discussion regarding the Board of Directors’s fiduciary duty obligations with respect to a strategic decision and, in particular, a merger of equals transaction; confidentiality of the proposed transaction; prohibition of trading in Main Street or First Busey common stock; and a summary of the July 11th meeting with management.  A representative of Sandler O’Neill was also present at the meeting and discussed with the Board of Directors a general analysis of merger of equals transactions and the financial aspects of such transactions, including a possible range of exchange ratios for the proposed transaction. Main Street’s Board of Directors voted to authorize further exploration by Main Street of its strategic alternatives with First Busey and directed Mr. Lykins and Mr. Dukeman to continue to negotiate the terms of a transaction. Further, the Board of Directors established a Corporate Developments Committee of the Board of Directors to oversee and assist management in the negotiation of a strategic transaction with First Busey.  Frederic L. Kenney, A. C. Meyer, Jr. and George T. Shapland, were appointed to the Corporate Developments Committee.  The Board of Directors also voted to engage Sandler O’Neill for the purpose of providing a fairness opinion in connection with a possible transaction.

Through the remainder of July and the first part of August, 2006, the management teams for both companies continued to have discussions regarding the initial terms of a possible transaction.  The management teams discussed at length the exchange ratio, the composition of the combined company’s Board of Directors and management team, as well as the overall organization, vision and strategy for the combined institution.  In addition, the parties discussed with their respective counsel and Boards of Directors the alternative structures for a merger of equals transaction.

On August 14, 2006, First Busey’s Board of Directors held a meeting and voted unanimously to proceed with negotiations and instructed Chapman and Cutler, to prepare a draft agreement and plan of merger.  Following the meeting, Mr. Douglas C. Mills met with representatives of Chapman and Cutler to discuss preliminary issues in drafting the merger agreement.

On August 14, 2006, Main Street’s Corporate Developments Committee held a meeting with Mr. Lykins and Mr. Dukeman, with representatives from Barack Ferrazzano and Sandler O’Neill in attendance.   Mr. Dukeman updated the committee on the status of negotiations with First Busey and the committee reviewed the  process to date and Sandler O’Neill presented a financial analysis of Main Street, First Busey and the proposed transaction.  The full Board of Directors of Main Street met on August 15, 2006, and discussed the ongoing negotiations and discussions between the management teams.  Representatives from Barack Ferrazzano and Sandler O’Neill were present at the meeting and participated in general discussions and representatives of Sandler O’Neill also discussed financial aspects.

Chapman and Cutler prepared a draft of a merger agreement and distributed a first draft to Main Street and Barack Ferrazzano on August 18, 2006.  Barack Ferrazzano and Main Street’s executive management team had discussions throughout the following week regarding the draft agreement and provided written comments on the draft merger agreement to Chapman and Cutler on August 23, 2006.  On August 25, 2006, representatives from First Busey, Main Street, Chapman and Cutler and Barack Ferrazzano met to discuss the draft merger agreement.  At that meeting, the parties held lengthy discussions regarding the merger agreement, including the proposed exchange ratio, as well as transaction structure, management composition and other potential integration issues.

Management of First Busey and Main Street, along with their respective financial advisors, continued to have discussions through the end of August and into September regarding the proposed exchange ratio.  The two management teams also discussed other key issues such as transaction structure, management, integration risk, systems compatibility and other transitional issues.  Concurrently, Chapman and Cutler and Barack Ferrazzano, with direction and input from their respective clients, negotiated the terms of the proposed merger agreement and related documents, including proposed employment agreements for the top and mid-tier management personnel.  Throughout this time period, the Boards of Directors of First Busey and Main Street were kept advised of the progress of the negotiations and the issues under discussion.

Between September 8 and September 13, 2006, the executive management teams for each company met to resolve the agreement’s outstanding principal issues.  These final issues included the exchange ratio, the ability to declare dividends prior to the consummation of the transaction and the designation of executive management and directors of the combined company.  The parties agreed, contingent on approval of the Boards of Directors of Main Street and First Busey, to the terms that are provided in the final merger agreement and which are summarized in this joint proxy statement-prospectus.  Legal counsel for the respective parties worked to finalize the merger agreement and other documentation, including the disclosure schedules delivered in connection with the merger agreement.

On September 14, 2006, the Main Street Corporate Developments Committee held a meeting to consider the negotiated terms of the transaction.  The meeting included extensive discussions of the proposed transaction and the merger agreement.  Barack Ferrazzano reviewed with the committee the terms of the negotiated merger agreement and Sandler O’Neill provided a financial analysis of the proposed transaction.  The committee passed a resolution recommending to the full Board of Directors that it approve and adopt the merger agreement, subject to the receipt of a fairness opinion from Sandler O’Neill.

On September 20, 2006, the Main Street Board of Directors held a special meeting to consider the negotiated terms of the merger agreement.  The meeting included extensive discussions of the proposed transaction and the merger agreement.  Barack Ferrazzano reviewed with the Board of Directors its fiduciary duties and other legal considerations involved in a decision to approve the contemplated transactions. In addition, Barack Ferrazzano delivered its initial legal due diligence report, including a discussion of securities, contract and benefit matters.  The meeting also included a detailed discussion by counsel of the terms of the proposed merger agreement and employment agreements to be entered into with key management personnel of the combined company.  Additionally, Sandler O’Neill reviewed the financial terms of the transaction, provided a financial analysis of the proposed transaction and expressed its preliminary opinion that the exchange ratio was fair to Main Street’s stockholders from a financial point of view.  At the conclusion of this portion of the meeting, the Main Street Board of Directors determined that the proposed merger of equals with First Busey was in the best interests of its stockholders and approved the merger agreement and related transactions.

The First Busey Board of Directors also held a special meeting on September 20, 2006.  Mr. Douglas C. Mills and First Busey’s senior management reviewed the status of discussions and negotiations with Main Street since its previous meeting.  Members of First Busey’s senior management discussed the financial aspects of the transaction, including the proposed merger consideration, accretion/dilution analysis, post-merger capital ratios, estimated expense savings, anticipated financial benefits and revenue opportunities, and key financial terms contained in the merger agreement.  Senior management also discussed strategic factors related to the proposed transaction, including the proposed management of the combined company, geographic scope of Main Street’s subsidiary branches, the timing of integration activities, and a credit quality and risk management assessment of Main Street.  Keefe Bruyette reviewed the financial terms of the proposed transaction, provided to the First Busey Board of Directors and senior management a financial analysis of the proposed transaction and expressed its preliminary opinion that the exchange ratio was fair to First Busey’s stockholders from a financial point of view.  Chapman and Cutler presented information about the proposed merger agreement, including key terms relating to structure, covenants, representations and warranties, the regulatory and shareholder approvals required to complete the merger and compensation and benefits issues in connection with the merger.  Chapman and Cutler also reviewed for the First Busey Board of Directors a set of draft resolutions relating to the proposed merger.  Following these discussions, and review and discussion among the members of the First Busey Board of Directors, including consideration of the factors described under “—First Busey’s Reasons for the Merger and Board Recommendation”, the First Busey Board of Directors unanimously determined that the transactions contemplated by the merger agreement and the related transactions and agreements are advisable and in the best interests of First Busey and its shareholders, and the First Busey Board of Directors voted unanimously to approve the merger with Main Street, to approve and adopt the merger agreement and to approve the related transactions and agreements.

The merger agreement was signed by both First Busey and Main Street after the closing of the stock markets on September 20, 2006, and the transaction was publicly announced on the morning of September 21, 2006, prior to the opening of trading.

The parties and their advisors continued their due diligence through the end of October.  In November, Sandler O’Neill delivered its written opinion to Main Street, that the exchange ratio was fair to Main Street’s stockholders from a financial point of view.

First Busey’s Reasons for the Merger and Board Recommendation

The First Busey Board of Directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of First Busey and its stockholders and unanimously approved and adopted the merger agreement.  The First Busey board unanimously recommends that First Busey stockholders vote “FOR” the adoption of the merger agreement and the transactions it contemplates.

In reaching its decision to adopt the merger agreement and recommend adoption of the merger agreement to the First Busey stockholders, the First Busey Board of Directors consulted with First Busey’s management, as well as with its outside legal and financial advisors.  In concluding that the merger is in the best interests of First

Busey and its stockholders, First Busey’s board considered, among other things, the following factors that supported the decision to approve the merger agreement:

•                  its belief that the combined company will create a broader, more diversified management structure with more highly specialized personnel that will enhance First Busey’s management capability with a path of management succession;

•                  its knowledge of First Busey’s business, operations, financial condition, earnings and prospects and of Main Street’s business, operations, financial condition, earnings and prospects, taking into account its familiarity with Main Street and its management and the results of First Busey’s due diligence review of Main Street;

•                  its belief that the management and employees of Main Street and the management and employees of First Busey possess complementary skills and expertise and the potential advantages that the combined institution will have in attracting and retaining management talent;

•                  its belief that First Busey and Main Street management share a common vision of a merger of equals transaction with a shared commitment to local decision-making, their respective stockholders, employees, customers, suppliers, and creditors;

•                  its belief that the merger is expected to be accretive to First Busey stockholders, delivering increased income and earnings per share over the projections of the stand-alone companies;

•                  its knowledge of the current environment in the financial services industry, including economic conditions and the interest rate environment, the continuing consolidation, increased operating costs resulting from regulatory initiatives and compliance mandates, increasing competition, and current financial market conditions and the likely effects of these factors on the combined companies’ potential growth, development, productivity and strategic options;

•                  its belief that the transaction will significantly strengthen First Busey’s presence in its core markets, and provide broader access to demographically attractive markets, while improving customer service as a result of an expanded branch and distribution network and increased and improved product offerings;

•                  its belief that the combined company’s  increased size and scale and quality of operations would better position First Busey to compete and grow its business;

•                  the potential cost-saving opportunities, and the related potential impact on the combined company’s earnings;

•                  its belief that First Busey will be positioned to benefit from increased credit portfolio diversity, increased lending capacity and higher market capitalization, which could potentially make the combined company more attractive for capital raising opportunities and the stock of the combined company more attractive as consideration to be used in future acquisition opportunities;

•                  the financial analyses and presentations of Keefe, Bruyette & Woods, Inc., and its opinion, dated September 20, 2006, to the effect that, as of that date and based upon and subject to the assumptions, qualifications and limitations set forth in its opinion, the exchange ratio was fair, from a financial point of view, to First Busey stockholders (see “—Fairness Opinion of First Busey’s Financial Advisor”);

•                  the terms and conditions of the merger agreement, and the First Busey board’s assessment of the likelihood that the merger would be completed in a timely manner and that the management team of the combined company would be able to successfully integrate and operate the businesses of the combined company after the merger;

•                  the governance arrangements with respect to the combined company post-merger, including the fact that Mr. Douglas C. Mills will serve as Chairman and Mrs. Barbara J. Harrington will serve as Chief Financial Officer of the combined company, and the proposed composition of the Board of Directors and the committees of the Board of Directors; and

•                  the regulatory and other approvals required in connection with the merger, and the likelihood that the regulatory and other approvals will be received in a timely manner and without unacceptable conditions.

In addition, First Busey’s board considered the following factors that potentially created risks if the board decided to approve the merger:

•                  the possibility that the merger and the related integration process could result in the loss of key employees, in the disruption of First Busey’s on-going business or in the loss of customers;

•                  the possibility that the anticipated benefits of the merger may not be realized, including the expected cost savings;

•                  the anticipated effect of the merger on First Busey’s and Main Street’s employee compensation, benefits and incentives under various employment-related agreements, plans and programs because the merger may accelerate vesting under some of such agreements, plans and programs, which might encourage employees to leave and involve additional cost;

•                  the impact of divestitures of assets and deposit liabilities that regulatory authorities may require in connection with the merger, which may result in lost customer relationships and reduce the amount of income the combined company could have realized without such divestitures;

•                  the potential merger-related restructuring charges;

•                  the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger; and

•                  the risks of the type and nature described under “Risk Factors,” “A Warning About Forward-Looking Statements” and in the filings of each company incorporated in this document by reference.

First Busey’s board concluded that the anticipated benefits of combining with Main Street were likely to substantially outweigh the preceding risks.

In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the First Busey Board of Directors did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the merger agreement and recommend that First Busey stockholders vote “FOR” the adoption of the merger agreement.  In addition, individual members of the First Busey Board of Directors may have given differing weights to different factors.  The First Busey Board of Directors conducted an overall analysis of the factors described above, including through discussions with, and questioning of, First Busey’s management and outside legal and financial advisors.  The First Busey Board of Directors also considered the advice of Keefe Bruyette, its financial advisor, as well as Keefe Bruyette’s analyses of the financial terms of the merger and relied on its opinion as to the fairness, from a financial point of view, of the exchange ratio in the merger to First Busey.

It should be noted that this explanation of the First Busey board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “A Warning About Forward-Looking Statements.”

Main Street’s Reasons for the Merger and Board Recommendation

The Main Street Board of Directors believes that the merger agreement and the transactions contemplated by the merger agreement are fair to, and in the best interests of, Main Street and its stockholders.  Accordingly, the Main Street board has unanimously approved the merger agreement and unanimously recommends that its stockholders vote “FOR” the approval of the merger agreement and the transactions it contemplates.

Main Street’s board has concluded that the proposed merger offers stockholders an extremely attractive opportunity to achieve the board’s strategic business objectives.  These objectives included increasing stockholder value and growing the size of the business to one of the premier financial institutions in downstate Illinois.

In deciding to approve the merger agreement and the transactions it contemplates, Main Street’s board consulted with management, as well as its legal counsel and financial advisors, and considered numerous factors, including the following:

•                  information with respect to the businesses, earnings, operations, financial condition, prospects, capital levels and asset quality of Main Street and First Busey, both individually and as a combined company; in particular, the Main Street board focused on the strategic fit of the business lines and the operating philosophies of the two institutions;

•                  the fact that the merger would combine two solid and emerging banking franchises to create a bank with $4.1 billion in assets;

•                  the consistency of the merger with Main Street’s long-term strategic vision to seek profitable future expansion in Illinois, providing the foundation for expansion of its geographic footprint, leading to continued growth in overall stockholder value;

•                  the complementary nature of the businesses of Main Street and First Busey and the anticipated improved stability of the combined company’s business and earnings in varying economic and market climates relative to Main Street on a stand-alone basis;

•                  the opportunity to build greater brand recognition and awareness;

•                  the governance arrangements with respect to the combined company post-merger, including the fact that Mr. Lykins is expected to serve as Chairman of the combined company in the future, Mr. Dukeman would serve as President and Chief Executive Officer and Mr. White would serve as Executive Vice President and Chief Operating Officer, as well as the proposed composition of the Board of Directors;

•                  the familiarity of Main Street’s senior management team with First Busey’s management team and the belief of Main Street’s senior management that the managements and employees of Main Street and First Busey possess complementary skills and expertise and the potential advantages of a larger institution when pursuing, or seeking to retain, production and management talent;

•                  the belief of Main Street’s senior management and the Main Street board that the two companies share a common vision with respect to delivering financial performance and stockholder value and that their executive officers and employees possess complementary skills and expertise;

•                  the advantages of a combination with an institution such as First Busey that already has an established market share in downstate Illinois markets and the opportunities for increased efficiencies and significant cost savings resulting from a combination with First Busey’s current organization, resulting in increased profitability of the combined entity over time, as compared to a possible combination without a similar market presence;

•                  the fact that the combined company would continue to be publicly held following the merger and would be traded on the NASDAQ Global Select Market rather than the over-the-counter bulletin board, providing the combined company’s stockholders with better access to a public trading market, and that stockholders would be expected to have increased liquidity for their shares as a result of the NASDAQ listing, the higher market capitalization of the combined company, the significantly expanded stockholder base and the potential increase in interest from institutional investors and securities analysts;

•                  the fact that the market capitalization of the combined institution, as compared with Main Street’s market capitalization as a stand-alone entity, was expected to provide the combined company with increased access to capital markets to finance the combined company’s capital requirements, and in addition would provide for enhanced market visibility;

•                  the fact that the higher market capitalization of the combined company was expected to enhance the attractiveness of the company’s stock going forward, which would make the stock more attractive as consideration to be used in future acquisition opportunities that may allow for increased stockholder value;

•                  the current and prospective economic and competitive environments facing Main Street and other financial institutions, characterized by intensifying competition from both banks and non-bank financial service organizations, and the growing costs associated with regulatory compliance in the industry;

•                  the belief that the market value of First Busey’s common stock prior to the execution of the merger agreement offered favorable prospects for future appreciation as a result of the proposed merger and other strategic initiatives that would be implemented by the combined company;

•                  the belief that the merger would result in stockholders of Main Street receiving stock in a high quality combined company that should benefit stockholders through enhanced operating efficiencies and better penetration of commercial and consumer banking markets in Illinois;

•                  the belief that, while no assurances could be given, the business and financial advantages contemplated in connection with the merger were likely to be achieved within a reasonable time frame, particularly in light of the fact that the organizations have transition experience due to recent successfully completed acquisitions, divestitures, charter consolidations and/or data processing conversions;

•                  the opinion of Sandler O’Neill that, as of September 20, 2006, the exchange ratio offered in the merger was fair from a financial point of view to Main Street’s stockholders; and

•                  the likelihood that the merger will be approved by the relevant bank regulatory authorities in a timely manner.

The above discussion of the information and factors considered by the Main Street board is not intended to be exhaustive, but includes the material factors they considered.  In arriving at its determination to approve the merger agreement and the transactions it contemplates, and recommend that the Main Street stockholders vote to approve them, the Main Street board did not assign any relative or specific weights to the above factors, and individual directors may have given differing weights to different factors.  The Main Street board unanimously recommends that its stockholders vote to approve the merger agreement and the related transactions.

Fairness Opinion of First Busey’s Financial Advisor

In September 2006, the First Busey Board of Directors retained Keefe Bruyette & Woods, Inc. as its financial advisor in connection with First Busey’s possible merger of equals transaction with Main Street and to render an opinion with respect to the fairness, from a financial point of view, of the exchange ratio in the proposed merger of Main Street into First Busey, pursuant to the merger agreement between First Busey and Main Street.  As First Busey’s financial advisor, Keefe Bruyette assisted in First Busey’s proposal, negotiations and analysis of certain terms of the merger included in the merger agreement.  On September 20, 2006, Keefe Bruyette delivered its oral opinion to First Busey’s Board of Directors, subsequently confirmed in writing, that as of September 20, 2006, and based upon and subject to various matters set forth in that opinion, the merger exchange ratio was fair to First Busey’s stockholders from a financial point of view.

With Keefe Bruyette’s consent, the full text of Keefe Bruyette’s opinion, dated September 20, 2006, which sets forth a description of the procedures followed, assumptions made, matters considered and limits on the review undertaken in connection with such opinion, is attached to this document as Appendix B and is incorporated herein by reference.  This opinion was confirmed prior to the mailing of this joint proxy statement-prospectus.  First Busey stockholders are urged to read the opinion in its entirety.  Keefe Bruyette’s opinion is directed to First Busey’s Board of Directors and relates only to the fairness of the exchange ratio provided in the merger agreement from a financial point of view and does not address any other aspect of the proposed merger or any related transaction, and does not constitute a recommendation to any stockholder as to how such a stockholder should vote with respect to the merger or any other matter.  The following summary of the opinion is qualified in its entirety by reference to the full text of the opinion.  This summary does not purport to be a complete description of the analysis performed by Keefe Bruyette and should not be construed independent of the other information considered by Keefe Bruyette in rendering its opinion.  Selecting portions of Keefe Bruyette’s analysis or isolating certain aspects of the comparable transactions without considering all analyses and factors could create an incomplete or potentially misleading view of the evaluation process.

In rendering its opinion, Keefe Bruyette reviewed, analyzed and relied upon the following material relating to the financial and operating condition of First Busey and Main Street:

•                  a draft of the merger agreement;

•                  historical financial and other information concerning First Busey, including First Busey’s annual reports to stockholders and annual reports on Form 10-K for the three fiscal years ended December 31, 2005, and certain quarterly reports on Form 10-Q;

•                  historical financial and other information concerning Main Street, including Main Street’s annual reports to stockholders and annual reports on Form 10-K for the three fiscal years ended December 31, 2005, and certain quarterly reports on Form 10-Q;

•                  discussions with senior management of First Busey and Main Street with respect to their past and current business operations, regulatory matters, financial condition and future prospects;

•                  earnings per share estimates for First Busey for the years ending December 31, 2006, 2007 and 2008, as prepared by management and discussed with First Busey management;

•                  earnings per share estimates for Main Street for the years ending December 31, 2006, 2007 and 2008, as prepared by management and discussed with First Busey and Main Street management;

•                  historical stock prices and trading volumes of the common stock of First Busey and Main Street;

•                  the pro forma financial impact of the merger on First Busey and Main Street, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies determined by the senior management of First Busey and Main Street;

•                  certain publicly available information of other financial institutions that Keefe Bruyette deemed comparable or otherwise relevant to its inquiry, and a comparison of First Busey and Main Street from a financial point of view with certain of those institutions;

•                  financial terms of certain recent business combinations in the banking industry that Keefe Bruyette deemed comparable or otherwise relevant to its inquiry; and

•                  other financial studies, analyses and investigations and such other information as Keefe Bruyette deemed appropriate to enable it to render its opinion.

Keefe Bruyette also considered such financial and other factors as it deemed appropriate under the circumstances and took into account its assessment of general economic, market and financial conditions and its experience in similar transactions, as well as its experience in securities valuation and its knowledge of financial institutions, including banks, bank holding companies, thrifts and other financial services companies generally.  Keefe Bruyette’s opinion was based upon conditions as they existed on the date of the opinion and could only be evaluated as of such date thereof.  In addition, the opinion was based upon information made available to Keefe Bruyette through the date of its opinion.  The analyses performed by Keefe Bruyette are not necessarily indicative of actual value or future results, which may be significantly more or less favorable than suggested by such analyses and do not purport to be appraisals or reflect the prices at which a business may be merged or sold.

In conducting its review and arriving at its opinion, Keefe Bruyette relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available, and Keefe Bruyette did not attempt to verify such information independently.  Keefe Bruyette utilized with the mutual consent of and relied upon the managements of First Busey and Main Street as to the reasonableness and achievability of the financial and operating forecasts (and the assumptions and bases therefor) provided to Keefe Bruyette.  In addition, Keefe Bruyette assumed that such forecasts reflected the best available estimates and judgments of First Busey and Main Street’s management and that such forecasts would be realized in the amounts and in the time periods estimated by management.  Keefe Bruyette also assumed, without independent verification, that First Busey and Main Street’s aggregate allowance for loan losses is adequate to cover such losses.  Keefe Bruyette did not make or obtain any evaluations or appraisals of the property of First Busey or Main Street, nor did Keefe Bruyette examine any individual loan credit files.

For purposes of rendering its opinion, Keefe Bruyette assumed that, in all respects material to its analyses:

•                  the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

•                  the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•                  each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•                  all conditions to the completion of the merger will be satisfied without any waivers; and

•                  in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of First Busey, Main Street or the combined entity, as the case may be, or the contemplated benefits of the merger.

The following summary contains the material financial analyses employed by Keefe Bruyette in connection with providing its opinion, including summaries relating to the consideration structure and transaction overview, selected comparable public company analysis for First Busey and Main Street, a pro forma merger analysis, selected merger transactions comparison and discounted cash flow analysis.  For purposes of such analyses, the financial information used by Keefe Bruyette for First Busey and Main Street and the comparable companies was as of, and for the quarter and twelve months ended, June 30, 2006, and market price information was as of September 19, 2006, unless otherwise noted.  This summary does not purport to be a complete description of all analyses employed by Keefe Bruyette.

Transaction Overview.  In providing an overview of the merger, Keefe Bruyette noted that each Main Street stockholder would be receiving 1.55 shares of First Busey stock, or an implied price per share of $33.93 (based on the closing price of First Busey common stock on September 19, 2006) or an implied total consideration of $346.5 million (based on the number of Main Street diluted shares outstanding on September 19, 2006 of 10,211,953).  The number of Main Street diluted shares outstanding was calculated using the number of common shares outstanding as of September 19, 2006 of 10,046,079; adding an additional 230,984 shares representing 851,914 options based on the treasury method; and subtracting 65,110 due to the cancellation of shares of Main Street that are owned by First Busey with a $7.39 per share basis.

Keefe Bruyette calculated the following multiples:

Transaction Multiples (data as of June 30, 2006)

Price/Last 12 months operating earnings per share ($1.87)	18.1	x
Price/2006 estimated earnings per share ($1.90)	17.9	x(1)
Price/2007 estimated earnings per share ($2.10)	16.2	x(1)
Price/Book value per share ($14.46)	235%
Price/Tangible book value per share ($12.16)	279%
Tangible premium/Core deposits	20.9%
Premium/Market price	13.1	%(2)

(1)  Estimated earnings multiples based on estimates per Main Street management.

(2)  Based on Main Street’s stock price as of September 19, 2006.

Comparable Public Company Analysis.  Keefe Bruyette compared the financial and market performances of First Busey and Main Street to a select group of comparable companies (the “Peer Group”) and the pro forma company resulting from the transaction.  Keefe Bruyette reviewed various financial measures, including earnings performance, operating efficiency, capital adequacy and asset quality, and various measures of market performance, including: price to last twelve months operating earnings, price to forward estimated earnings, price to book values, price to tangible book values, price to total assets, core deposit premium, dividend payout ratio, dividend yield and average daily trading volume.  In addition to analyzing the current state of these financials that are presented below, Keefe Bruyette analyzed the historical trends of return on average equity, return on average assets, efficiency ratio and net interest margin for First Busey, Main Street and the Peer Group.  Keefe Bruyette uses these measurements to determine relative value of the respective companies within the financial services industry.

The Peer Group selected for First Busey and Main Street was comprised of eight select public banks located in Arkansas, Colorado, Illinois and Indiana with total assets between $1.7 billion and $8.7 billion.  These companies are listed as follows, along with the state in which each is headquartered:

First Midwest Bancorp, Inc. (IL)	MB Financial, Inc. (IL)
Bank of the Ozarks, Inc. (AR)	First Merchants Corporation (IN)
Midwest Banc Holdings, Inc. (IL)	Old Second Bancorp, Inc. (IL)
CoBiz Inc. (CO)	Lakeland Financial Corporation (IN)

The following table compares various financial condition measures of First Busey and Main Street to the Peer Group and the pro forma company:

Financial Condition Measures	First Busey	Main Street	Peer Group Median	Pro Forma Company

Assets (millions)	$2,342	$1,556	$2,422	$4,483
Loans/Deposits	98.78%	82.04%	89.60%	92.12%
Equity/Assets	7.42	9.38	7.48	11.92
Tangible equity/Tangible assets	5.04	7.91	6.13	5.86
Intangibles/Total equity	33.81	17.03	15.90	53.99
Operating EPS CAGR ’02 — ‘05	14.92	4.52	10.94	NA
Operating return on average assets	1.13	1.21	1.15	1.22	(1)
Operating return on average equity	15.06	13.11	15.98	12.34	(1)
Net interest margin	3.73	3.41	3.63	3.57	(2)
Efficiency ratio	55.90	55.86	57.51	55.88	(2)

Note:  Data as of the three months ended June 30, 2006.  Pro forma company data as of projected close June 30, 2007, unless noted otherwise.

(1)  Pro forma transaction as of year end 2007.

(2)  Pro forma based on June 30, 2006 actual financials.

The following table compares various capital and asset quality measures of First Busey and Main Street to the Peer Group and the pro forma company:

Capital and Asset Quality Measures	First Busey	Main Street	Peer Group Median	Pro Forma Company

Leverage ratio	7.36%	8.04%	8.52%	7.10%
Tier 1 capital ratio	9.00	11.28	10.52	9.18
Total capital ratio	10.56	12.53	11.73	10.62
NPAs/Loans & OREO	0.28	0.63	0.41	0.40	(1)
Loan loss reserves/NPAs	448.4	221.8	269.6	325.8	(1)
Loan loss reserves/Gross loans	1.27	1.40	1.13	1.32
Net charge-offs/Average loans	0.09	0.06	0.09	0.08	(1)
Loan loss provision/Net charge-offs	74.63	292.21	172.41	134.89	(1)

Note:  Data as of the three months ended June 30, 2006.  Pro forma company data as of projected close June 30, 2007, unless noted otherwise.

(1)  Pro forma based on June 30, 2006 actual financials.

Keefe Bruyette also compared the market performance ratios of the Peer Group on September 19, 2006 to First Busey’s and Main Street’s market ratios.

Market Performance Ratio	First Busey		Main Street		Peer Group Median

Market Cap ($MMs)	$469		$303		$520
Price to Last 12 months operating EPS	16.8	x	15.9	x	15.7	x
Price to 2006 estimated earnings per share	16.0	x	15.8	x	16.0	x
Price to 2007 estimated earnings per share	14.5	x	14.6	x	14.4	x
Price to Book value per share	270%		207%		257%
Price to Tangible book value per share	408%		247%		269%
Price to Total assets	20.0%		19.5%		19.6%
Core deposit premium	21.5%		16.9%		24.5%
Dividend payout ratio	48.5%		48.9%		31.2%
Dividend yield	2.9%		3.1%		2.0%
One month average daily volume (shares)	21,127		2,433		33,665

Note:  Data as of June 30, 2006.  Estimates from First Call.

Implied Exchange Ratio Analysis.  Keefe Bruyette performed an implied exchange ratio analysis by comparing the historical relationship between the market prices of First Busey and Main Street.  The following table lists the average of this ratio over various periods and compares the percentage premium that these averages represents over an exchange ratio of 1.55 (based on the closing prices of First Busey and Main Street common stock on September 19, 2006 of $21.89 and $30.00, respectively).

	Implied Exchange Ratio		Premium at 1.55x
3-Year average	1.56	x	(0.3)%
Last 12 months’ average	1.47	x	5.2%
Last 6 months’ average	1.48	x	4.9%
Last 90 days’ average	1.47	x	5.6%
Last 30 days’ average	1.42	x	8.9%

Contribution Analysis.  Keefe Bruyette analyzed the relative contribution of each of First Busey and Main Street to certain pro forma balance sheet and income statement items of the combined entity.  Also, Keefe Bruyette compared the relative contribution percentages of balance sheet and income statement items with the estimated pro forma ownership percentage First Busey stockholders would represent in the pro forma company.  The results of Keefe Bruyette’s analysis are set forth in the following.  In addition, Keefe Bruyette calculated the implied exchange ratio under the various contribution percentages.

Category	First Busey	Main Street	Implied Exchange Ratio
Assets	60.1%	39.9%	1.40	x
Gross loans	65.0%	35.0%	1.15	x
Deposits	60.7%	39.3%	1.37	x
Equity	54.4%	45.6%	1.74	x
Tangible equity	48.7%	51.3%	2.17	x
2005 earnings	59.5%	40.5%	1.43	x
June 30, 2006 year-to-date earnings	59.4%	40.6%	1.44	x
2006 budgeted earnings	60.4%	39.6%	1.38	x
2007 budgeted earnings	60.3%	39.7%	1.39	x
Ownership at transaction exchange ratio	57.4%	42.6%	1.55	x

Note: Balance sheet data as of June 30, 2006.  All earnings are GAAP basis.  Does not include purchase accounting adjustments or synergies that may be created in the merger.

Pro Forma Merger Analysis.  Keefe Bruyette performed a pro forma financial analysis for the merger.  Assumptions regarding the core deposit intangible amortization, earnings, fair market value adjustments and cost savings were used to calculate the projected financial impact that the merger would have on certain pro forma financial results of First Busey and Main Street stockholders.  The following assumptions were made:

•                  Transaction modeled using the June 30, 2006 financials as a basis, assuming 10% balance sheet growth until the estimated close date of June 30, 2007 and 8% growth for the pro forma company thereafter;

•                  Consideration to Main Street consisted of all stock and is exchanged for First Busey stock at a 1.55 times exchange ratio;

•                  Purchase accounting adjustments made to the Main Street balance sheet;

•                  First Busey 2006, 2007 and 2008 GAAP earnings per share of $1.38, $1.52 and $1.68 and grown at 8% thereafter per First Busey management;

•                  Main Street 2006, 2007 and 2008 GAAP earnings per share of $1.90, $2.10 and $2.32 and grown at 8% thereafter per Main Street management;

•                  150,000 First Busey shares repurchased at current market ($21.89) each year;

•                  Cost savings of 5.8% of the combined entity’s projected non-interest expense in 2007; 30% of total cost savings achieved in 2007, 70% achieved in 2008 and 100% achieved in 2009;

•                  Over draft program revenue enhancements estimated per First Busey and Main Street management at $1.5 million (pre-tax) per year;

•                  Core deposit intangibles equal to 3.0% of Main Street’s transaction accounts and amortized straight-line over 10 years;

•                  Income taxed at 35% rate;

•                  Transaction related expenses of $11.5 million (pre-tax) per First Busey management;

•                  Cancelled 65,110 Main Street shares owned by First Busey with a cost basis of $7.39 per share and applying Main Street market price as of June 30, 2006 of $30.50

•                  Current First Busey dividend of $0.64 per share increases to $0.72 in 2007 and reaches $1.00 by 2010

Keefe Bruyette calculated the year-end 2007, 2008 and 2009 projected pro forma GAAP earnings per share accretion/(dilution) to First Busey and Main Street, while including the purchase accounting fair market value adjustments estimated by Main Street management.

	First Busey	Main Street
2007 GAAP EPS accretion	0.09%	12.29%
2008 GAAP EPS accretion	1.67	14.11
2009 GAAP EPS accretion	2.87	15.46

Keefe Bruyette analyzed the pro forma capital impact to First Busey arising from the Main Street merger, while including purchase accounting fair market value adjustments estimated by Main Street management.

Year Ended December 31,	2007	2008	2009
Leverage ratio	9.17%	7.47%	7.61%
Tier 1 capital ratio	9.11	9.32	9.49
Total capital ratio	10.54	10.73	10.89
Tangible equity/Tangible assets	5.86	6.11	6.33

Keefe Bruyette also calculated the year-end 2007, 2008 and 2009 projected pro forma book and tangible book value accretion/(dilution) to First Busey and Main Street, while incorporating the fore mentioned assumptions including the purchase accounting fair market value adjustments estimated by Main Street management.

First Busey Pro Forma Impact for the Year Ended December 31,	2007	2008	2009
Book value	60.08%	53.96%	48.93%
Tangible book value	6.51	5.47	4.95

Main Street Pro Forma Impact for the Year Ended December 31,	2007	2008	2009
Book value	38.95%	36.39%	33.99%
Tangible book value	(23.51)	(20.94)	(18.70)

Comparable Acquisitions Analysis.  Keefe Bruyette analyzed a group of select bank and thrift merger of equals transactions.  The analysis compared the announced deal value of these transactions relative to the last twelve months earnings, estimated earnings, stated book value, stated tangible book value, core deposit premium, and one month market premium.  The information analyzed was compiled by Keefe Bruyette from internal sources as well as transaction documents such as Form S-4s, press releases and proxies and from a data firm that monitors and publishes transaction summaries and descriptions of mergers and acquisitions in the financial services industry.

The merger transaction group included 10 bank mergers with transaction values ranging from approximately $88.4 million to $10.0 billion announced between May 21, 1998 and June 15, 2006 which were selected based on their merger of equals characteristics.

Merger Transaction Comparables

Acquiror	Acquiree

National Mercantile Bancorp	FCB Bancorp (Camarillo, CA)
Regions Financial Corp.	AmSouth Bancorporation (Birmingham, AL)
Regions Financial Corp.	Union Planters Corporation (Memphis, TN)
UNB Corporation	BancFirst Ohio Corp. (Zanesville, OH)
MB Financial, Inc.	MidCity Financial Corporation (Chicago, IL)
Chemical Financial Corporation	Shoreline Financial Corporation (Benton Harbor, MI)
National Commerce Bancorp.	CCB Financial Corporation (Durham, NC)
Santa Barbara Bancorp	Pacific Capital Bancorp (Salinas, CA)
First Hawaiian Inc.	Bank of the West (San Francisco, CA)
Citizens Bancshares Inc.	Mid Am, Inc. (Bowling Green, OH)

The following table compares information derived by Keefe Bruyette with respect to the selected transactions and transaction multiples as of their announcement dates.  For purposes of this analysis, transaction multiples from the First Busey/Main Street merger were derived from the assumed $33.93 per Main Street share transaction price and Main Street financial data as of June 30, 2006.

	First Busey / Main Street		Comparable Merger Average
Transaction Price to:
Last 12 months earnings per share	18.1	x	16.8	x
Estimated forward earning per share	17.9	x	15.9	x
Book value per share	235%		244%
Tangible book value per share	279%		281%
Tangible Transaction Premium to:
Core deposits	20.9%		20.3%
Stock price (1 month prior to announcement)	13.1	%(1)	15.1%
Combined cost savings (% of non-interest expense)	5.8%		9.6%

(1)            Based on Main Street’s stock price as of September 19, 2006 close.

Keefe Bruyette compared the average relative contribution of the comparable transactions to the contribution of First Busey and Main Street to certain pro forma balance sheet and income statement items of the combined entity.

	First Busey		Main Street		Acquiror Average	Acquiree Average
Contribution:

Ownership	57.4%		42.6%		54.8%	45.2%
Board Seats	50.0		50.0		56.1	43.9
Assets	60.1		39.9		53.8	46.2
Loans	65.0		35.0		53.7	46.3
Equity	54.4		45.6		54.4	45.6
Net income	59.4	(1)	40.6	(1)	54.8	45.2

(1)             Based on YTD net income through June 30, 2006.

No company or transaction used as a comparison in the above analysis is identical to First Busey, Main Street or the merger.  Accordingly, a review of these results is not solely mathematical.  Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and transactions examined.

Discounted Cash Flow.  Keefe Bruyette estimated the present value per share of First Busey’s common stock based on continued independence and First Busey’s proportional ownership in the combined entity by calculating the present value of First Busey’s projected cash flows and the projected cash flows of the combined entity.  Keefe Bruyette’s analysis assumes that excess capital above a 6.0% tangible equity/tangible assets ratio represents free cash flow available for dividends.  For purposes of this analysis, Keefe Bruyette applied a discount rate of 13.0%.  Keefe Bruyette relied on financial projections provided by First Busey’s management and Main Street’s management and assumed terminal values of 15 times projected forward earnings.  The analysis resulted in an estimated standalone value of $21.48 per share representing continued independence, and an estimated pro forma value of $22.14 per share.

Keefe Bruyette also ran sensitivity analysis on the discounted cash flows using terminal values of 13 to 17 times projected forward earnings.  In the stand-alone scenario for First Busey the two other variables used were discount rates ranging from 11.0% to 15.0% and tangible equity to tangible asset ratio targets ranging from 5.0% to 7.0%.  The analysis resulted in stand-alone values for First Busey ranging from $17.53 per share to $26.05 per share.  In the pro forma scenario for the combined entity using the same variables, the analysis resulted in values for First Busey’s common stock ranging from $18.17 per share to $26.73 per share.

Keefe Bruyette stated that the discounted cash flow present value analysis is widely used valuation methodology, but noted that it relies on numerous assumptions including asset and earnings growth rates, terminal values and discount rates.  The analysis does not purport to be indicative of the actual values or expected values of First Busey common stock or the common stock of the combined entity.

Keefe Bruyette was selected to act as First Busey’s financial advisor based upon its qualifications, expertise and reputation.  Keefe Bruyette specializes in rendering a range of investment banking services to financial services companies and regularly engages in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

As specialists in the securities of banking companies, Keefe Bruyette has experience in, and knowledge of, the valuation of banking enterprises.  In the ordinary course of its business as a broker-dealer, Keefe Bruyette may, from time to time, purchase securities from, and sell securities to, First Busey and Main Street.  As a market maker in securities, Keefe Bruyette may from time to time have a long or short position in, and buy or sell, equity securities of First Busey and Main Street for Keefe Bruyette’s own account and for the accounts of its customers.

In September 2006, First Busey executed an engagement letter with Keefe Bruyette relating to the services to be provided by Keefe Bruyette in connection with the merger.  First Busey agreed to pay Keefe Bruyette a cash retainer fee of $100,000 upon the execution of the engagement letter.  First Busey also agreed to pay Keefe Bruyette at the time of closing a cash contingent fee equal to $1,000,000.  The retainer fee will be credited against the contingent fee.  In addition, First Busey agreed to pay Keefe Bruyette a cash opinion fee of $400,000 concurrently with the delivery of Keefe Bruyette’s opinion.  The total fee paid to Keefe Bruyette will be $1,400,000 inclusive of the retainer fee, the contingent fee and the opinion fee.  In addition, First Busey also has agreed to reimburse Keefe Bruyette for certain reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Keefe Bruyette and Keefe Bruyette’s affiliates and their respective directors, officers, employees, agents and controlling persons against certain expenses and liabilities, including liability under the federal securities laws.

Fairness Opinion of Main Street’s Financial Advisor

By letter dated September 6, 2006, Main Street retained Sandler O’Neill to render a fairness opinion in connection with a possible business combination with First Busey.  Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions.  In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill provided a fairness opinion to Main Street in connection with the proposed merger.  At the September 20, 2006 meeting at which Main Street’s board considered and approved the merger agreement, Sandler O’Neill delivered to the board its oral opinion, subsequently confirmed in writing that, as of September 20, 2006, the exchange ratio was fair to Main Street’s stockholders from a financial point of view.  The full text of Sandler O’Neill’s opinion is attached as Appendix C to this proxy statement-prospectus.  The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion.  The description of the opinion set forth below is qualified in its entirety by reference to the opinion.  Main Street stockholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion.  The opinion was directed to the Main Street board and is directed only to the fairness of the exchange ratio to Main Street stockholders from a financial point of view.  It does not address the underlying business decision of Main Street to engage in the merger or any other aspect of the merger and is not a recommendation to any Main Street stockholder as to how such stockholder should vote at the special meeting with respect to the merger or any other matter.

In connection with rendering its opinion, Sandler O’Neill reviewed and considered, among other things:

•                  the merger agreement;

•                  certain publicly available financial statements and other historical financial information of Main Street that Sandler O’Neill deemed relevant;

•                  certain publicly available financial statements and other historical financial information of First Busey that Sandler O’Neill deemed relevant;

•                  earnings per share estimates for Main Street for the years ending December 31, 2006 and 2007, published by I/B/E/S and reviewed with and confirmed by senior management of Main Street;

•                  earnings per share estimates for First Busey for the years ending December 31, 2006 and 2007, published by I/B/E/S and reviewed with and confirmed by senior management of Main Street;

•                  the pro forma financial impact of the Merger on Main Street and First Busey, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior management of Main Street;

•                  the publicly reported historical price and trading activity for Main Street’s and First Busey’s common stock, including a comparison of certain financial and stock market information for Main Street and First Busey with similar publicly available information for certain other companies, the securities of which are publicly traded;

•                  the relative contributions of assets, liabilities, equity and earnings of Main Street and First Busey to the resulting institution and the relative pro forma ownership of the stockholders of Main Street and First Busey in the combined company;

•                  the terms of certain recent business combinations in the commercial bank industry, to the extent publicly available;

•                  the current market environment generally and the banking environment in particular; and

•                  such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of senior management of Main Street the business, financial condition, results of operations and prospects of Main Street, management’s views of the strategic rationale for the merger and the strategic alternatives available to Main Street.  Sandler O’Neill was not asked to, and did not solicit indications of interest in a potential transaction from any other third parties.  The Main Street Board of Directors did not otherwise limit the investigations made or the procedures followed by Sandler O’Neill in giving its opinion.

In performing its reviews and analyses and in rendering its opinion, Sandler O’Neill assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it and further relied on the assurances of management of Main Street that they were not aware of any facts or circumstances that would make such information inaccurate or misleading.  Sandler O’Neill was not asked to and did not independently verify the accuracy or completeness of any of such information and they did not assume any responsibility or liability for the accuracy or completeness of any of such information.  Sandler O’Neill did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of Main Street or First Busey or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals.  Sandler O’Neill is not an expert in the evaluation of allowances for loan losses and it did not make an independent evaluation of the adequacy of the allowance for loan losses of Main Street or First Busey, nor did it review any individual credit files relating to Main Street or First Busey.  Sandler O’Neill assumed that the respective allowances for loan losses for both Main Street and First Busey were adequate to cover such losses and will be adequate on a combined basis for the combined entity.

Sandler O’Neill’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion.  Sandler O’Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived.  Sandler O’Neill also assumed, with Main Street’s consent, that there has been no material change in Main Street’s and First Busey’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them, that Main Street and First Busey will remain as going concerns for all periods relevant to its analyses.  Finally, with Main Street’s consent, Sandler O’Neill relied upon the advice that

Main Street received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

In rendering its opinion, Sandler O’Neill performed a variety of financial analyses.  The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion.  The summary includes information presented in tabular format.  In order to fully understand the financial analyses, these tables must be read together with the accompanying text.  The tables alone do not constitute a complete description of the financial analyses.  The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion.  Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Main Street or First Busey and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Main Street or First Busey and the companies to which they are being compared.

The earnings projections used and relied upon by Sandler O’Neill in its analyses were based upon publicly available projections published by I/B/E/S.  These earnings estimates and all projections of transaction costs, purchase accounting adjustments and expected cost savings relating to the merger were reviewed with and confirmed by the senior management of Main Street and Sandler O’Neill assumed for purposes of its analyses that they reflected the best currently available estimates and judgments of Main Street’s management of the future financial performance of Main Street and First Busey, respectively, and that such performances would be achieved.  Sandler O’Neill expressed no opinion as to such financial projections or the assumptions on which they were based.  These projections, as well as the other estimates used by Sandler O’Neill in its analyses, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Main Street, First Busey and Sandler O’Neill.  The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.  Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Main Street board at the board’s September 20, 2006 meeting.  Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.  Such estimates are inherently subject to uncertainty and actual values may be materially different.  Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of Main Street’s common stock or First Busey’s common stock or the prices at which Main Street’s or First Busey’s common stock may be sold at any time.

Summary of Proposal.  Sandler O’Neill reviewed the financial terms of the proposed transaction.  Based upon the closing price of First Busey’s common stock on September 18, 2006 of $22.07, a fixed exchange ratio of 1.55, and the conversion of Main Street’s shares into shares of First Busey in the merger, Sandler O’Neill calculated an implied transaction value of $34.21 per share.  Based upon financial information for Main Street for the twelve months ended June 30, 2006, Sandler O’Neill calculated the following ratios:

Transaction Ratios

Transaction value/Last 12 months’ Earnings Per Share	18.8	x
Transaction value/Estimated 2006 Earnings Per Share (1)	18.4	x
Transaction value/Estimated 2007 Earnings Per Share (1)	17.0	x
Transaction value/Stated Book Value	2.46	x
Transaction value/Tangible Book Value	2.97	x
Tangible book premium/Core deposits (2)	22.0%

(1)          I/B/E/S estimate.

(2)          Assumes Main Street’s total core deposits are $1,081.9 million.  Excludes CDs greater than $100,000.

The aggregate offer value was approximately $359 million, based upon 10.10 million shares of Main Street common stock outstanding and including the intrinsic value of options to purchase an aggregate of 0.88 million shares with a weighted average strike price of $24.73.  Sandler O’Neill noted that the transaction value represented a 14.0% premium over the September 18, 2006 closing value of Main Street’s common stock.

Stock Trading History.  Sandler O’Neill reviewed the history of the reported trading prices and volume of Main Street’s and First Busey’s common stock for the one-year and three-year periods ended September 18, 2006 and compared the relationship between the movements in the prices of Main Street’s and First Busey’s common stock to movements in the prices of the Nasdaq Bank Index, S&P 500 Index and the weighted average (by market capitalization) performance of a composite peer group of publicly traded Midwest banking institutions selected by Sandler O’Neill for Main Street and First Busey, and described below.  During both the one year period and three year period ended September 18, 2006, Main Street underperformed each of the indices to which it was compared.  During both the one year period and three year period ended September 18, 2006, Main Street also underperformed relative to the stock of First Busey.

Main Street’s Stock Performance

	Beginning Index Value	Ending Index Value
	September 16, 2005	September 18, 2006
Main Street	100.00%	103.27%
First Busey	100.00	110.35
Midwest Bank Peer Group (1)	100.00	103.40
Nasdaq Bank Index	100.00	105.73
S&P 500 Index	100.00	106.73

	Beginning Index Value	Ending Index Value
	September 18, 2003	September 18, 2006
Main Street	100.00%	100.25%
First Busey	100.00	124.12
Midwest Bank Peer Group (1)	100.00	127.43
Nasdaq Bank Index	100.00	122.58
S&P 500 Index	100.00	127.09

(1)  The peer group for Main Street and First Busey used in the stock performance analysis was comprised of the Midwest banking institutions used in the Main Street and First Busey comparable group analysis shown below.

Sandler O’Neill also reviewed Main Street’s trading history for the previous one year period as compared to First Busey’s trading history for the same period, multiplied by the exchange ratio of 1.55x.  Sandler O’Neill noted that over the previous one year period, the proposed exchange ratio of 1.55x represented an average premium to Main Street’s stock price of $1.58, or 5.3%.

Comparable Company Analysis.  Sandler O’Neill used publicly available information to compare selected financial and market trading information for Main Street and First Busey with a group of financial institutions selected by Sandler O’Neill for Main Street and First Busey.  For both Main Street and First Busey, the peer group consisted of the following publicly traded Midwest banking institutions having assets between $1 billion and $5 billion:

1st Source Corporation	Lakeland Financial Corporation
Capitol Bancorp Ltd.	Macatawa Bank Corporation
Chemical Financial Corporation	MainSource Financial Group, Inc.
First Financial Corporation	MBT Financial Corp.
First Indiana Corporation	Mercantile Bancorp, Inc.
First Merchants Corporation	Mercantile Bank Corporation
Firstbank Corporation	Midwest Banc Holdings, Inc.
German American Bancorp, Inc.	Old Second Bancorp, Inc.
Horizon Bancorp	PrivateBancorp, Inc.
Independent Bank Corporation	QCR Holdings, Inc.
Taylor Capital Group, Inc.

The analysis compared publicly available financial information for Main Street and First Busey as of and for the twelve months ended June 30, 2006 with that of the Midwest Bank peer group as of and for the twelve month period ended June 30, 2006.  The table below sets forth the data for Main Street, First Busey and the median data for the Midwest Bank peer group, with pricing data as of September 18, 2006.

Comparable Group Analysis

Main Street	First Busey	Midwest Bank Peer Group
Market capitalization (dollars in millions)	$303	$473	$392
Assets (dollars in millions)	$1,556	$2,342	$2,270
Price / 52 week high	95.2%	98.3%	91.3%
Tangible equity / tangible assets	7.91%	5.04%	6.74%
Intangible assets / equity	17.0%	33.8%	14.0%
Net loans / assets	62.7%	77.5%	73.2%
Gross loans / deposits	82.0%	98.8%	95.0%
Borrowings / assets	12.0%	10.1%	11.0%
Nonperforming assets / assets	0.40%	0.22%	0.48%
Loan loss reserve / gross loans	1.40%	1.27%	1.20%
Net interest margin	3.54%	3.72%	3.60%
Noninterest income / average assets	1.38%	1.09%	1.06%
Noninterest income / revenues	29.9%	24.5%	23.2%
Noninterest expense / average assets	2.61%	2.53%	2.80%
Efficiency ratio	56.4%	56.8%	61.8%
Compound annual growth of EPS since 2001	6.2%	13.5%	6.7%
Return on average assets	1.21%	1.25%	1.08%
Return on average equity	13.2%	16.9%	12.3%
Return on average tangible equity	16.5%	26.5%	16.0%
Price / LTM earnings per share	16.0	x	16.7	x	15.4	x
Price / LTM core earnings per share (1)	15.9	x	17.0	x	16.1	x
Price / estimated 2006 earnings per share	15.8	x	16.1	x	15.6	x
Price / estimated 2007 earnings per share	14.3	x	14.3	x	14.0	x
Price / book value per share	208%	272%	190%
Price / tangible book value per share	247%	411%	227%
Dividend yield	3.03%	2.72%	2.03%
Dividend payout ratio	48.7%	45.5%	36.6%

(1)  Core EPS exclude nonrecurring items.

Discounted Dividend Stream and Terminal Value Analysis.  Sandler O’Neill performed an analysis that estimated the future stream of after-tax dividend flows of Main Street through December 31, 2009 under various circumstances, assuming Main Street’s projected dividend streams and that Main Street performed in accordance with the earnings projections published by I/B/E/S and reviewed with and confirmed by management of Main Street.  For periods after 2007, Sandler O’Neill assumed an annual growth rate of earning per share of approximately 9%.  To approximate the terminal value of Main Street common stock at December 31, 2009, Sandler O’Neill applied price/earnings multiples ranging from 13x to 19x and multiples of tangible book value ranging from 150% to 400%.  The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 10.0% to 16.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Main Street common stock.  As illustrated in the following tables, this analysis indicated an imputed range of values per share of Main Street common stock of $20.12 to $35.47 when applying the price/earnings multiples and $17.29 to $50.25 when applying multiples of tangible book value.

Earnings Per Share Multiples

	13.0x	14.0x	15.0x	16.0x	17.0x	19.0x
10.0%	$25.48	$27.14	$28.81	$30.47	$32.14	$35.47
12.0%	$23.51	$25.04	$26.57	$28.10	$29.63	$32.68
14.0%	$21.73	$23.14	$24.54	$25.95	$27.36	$30.17
16.0%	$20.12	$21.42	$22.71	$24.01	$25.30	$27.89

Tangible Book Value Percentages

	150%	200%	250%	300%	350%	400%
10.0%	$21.81	$27.50	$33.19	$38.88	$44.56	$50.25
12.0%	$20.15	$25.37	$30.59	$35.82	$41.04	$46.26
14.0%	$18.65	$23.45	$28.25	$33.05	$37.85	$42.65
16.0%	$17.29	$21.71	$26.13	$30.55	$34.97	$39.39

Sandler O’Neill also performed an analysis that estimated the future stream of after-tax dividend flows of First Busey through December 31, 2009 under various circumstances, assuming First Busey’s projected dividend streams and that First Busey performed in accordance with the earnings projections published by I/B/E/S and reviewed with and confirmed by management of Main Street.  For periods after 2007, Sandler O’Neill assumed an annual growth rate of earning per share of approximately 9%.  To approximate the terminal value of First Busey common stock at December 31, 2009, Sandler O’Neill applied price/earnings multiples ranging from 13x to 19x and multiples of tangible book value ranging from 200% to 450%.  The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 10.0% to 16.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of First Busey common stock.  As illustrated in the following tables, this analysis indicated an imputed range of values per share of First Busey common stock of $15.01 to $26.51 when applying the price/earnings multiples and $12.38 to $30.97 when applying multiples of tangible book value.

Earnings Per Share Multiples

	13.0x	14.0x	15.0x	16.0x	17.0x	19.0x
10.0%	$19.02	$20.27	$21.52	$22.77	$24.02	$26.51
12.0%	$17.55	$18.69	$19.84	$20.99	$22.14	$24.43
14.0%	$16.22	$17.27	$18.33	$19.38	$20.44	$22.54
16.0%	$15.01	$15.98	$16.96	$17.93	$18.90	$20.84

Tangible Book Value Percentages

	200%	250%	300%	350%	400%	450%
10.0%	$15.63	$18.70	$21.77	$24.84	$27.91	$30.97
12.0%	$14.44	$17.26	$20.07	$22.89	$25.71	$28.52
14.0%	$13.36	$15.95	$18.54	$21.13	$23.72	$26.31
16.0%	$12.38	$14.77	$17.15	$19.54	$21.92	$24.30

In connection with its analyses, Sandler O’Neill considered and discussed with the Main Street Board of Directors how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income.  Sandler O’Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Analysis of Selected Merger Transactions.  Sandler O’Neill reviewed 17 merger transactions announced nationwide from January 1, 2001 through September 18, 2006 involving banking institutions combining with other banking institutions in transactions classified by SNL Financial as mergers of equals.  Sandler O’Neill reviewed these transactions with the Main Street board, and discussed trends in financial terms relating to these transactions, including deposit premiums, premiums to market, pro forma ownership, and the percentage of deposits, assets, equity and earnings contributed by each party involved in these 17 precedent transactions.  Sandler O’Neill did not attempt to establish or discuss measures of centrality in these precedent transactions.

Contribution Analysis.  Sandler O’Neill reviewed the relative contributions to be made by Main Street and First Busey to the combined institution based on financial information for both companies as of or for the twelve months ended June 30, 2006.  The percentage of pro forma shares owned was determined using the exchange ratio of 1.55.  This analysis indicated that the implied contributions to the combined entity were as follows:

Contribution Analysis

	Main Street	First Busey
Cash & securities	56.6%	43.4%
Net loans	34.9%	65.1%
Intangibles	29.7%	70.3%
Assets	39.9%	60.1%
Deposits	39.3%	60.7%
Borrowings	44.0%	56.0%
Total equity	45.6%	54.4%
Tangible equity	51.3%	48.7%
Last twelve months’ net income	40.6%	59.4%
Estimated 2006 net income	40.0%	60.0%
Pro forma ownership	42.7%	57.3%

Pro Forma Merger Analysis.   Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the following:

•                  the merger closes in the first quarter of 2007;

•                  100% of the Main Street shares are exchanged for shares of First Busey common stock at an exchange ratio of 1.55;

•                  earnings per share projections for Main Street and First Busey are consistent with per share estimates for 2006 and 2007 as published by I/B/E/S;

•                  purchase accounting adjustments, charges and transaction costs associated with the merger and cost savings determined by the senior managements of Main Street; and

•                  Main Street options are exchanged for First Busey options.

Based upon those assumptions, Sandler O’Neill’s analysis indicated that at December 31, 2007 and 2008 the merger would be dilutive to First Busey’s earnings per share and dilutive to First Busey’s cash earnings per share in 2007 but accretive to First Busey’s cash earnings per share in 2008.  Additionally, Sandler O’Neill’s analysis indicated that at March 31, 2007, the merger would be accretive to First Busey’s tangible book value per share.

From the perspective of a Main Street stockholder, the analysis indicated that at both December 31, 2007 and December 31, 2008, the merger would be accretive to Main Street’s earnings per share, cash earnings per share, and dividends per share.  Additionally, Sandler O’Neill’s analysis indicated that at March 31, 2007, the merger would be dilutive to Main Street’s tangible book value per share.  The actual results achieved by the combined company may vary from projected results and the variations may be material.

Main Street has agreed to pay Sandler O’Neill a fee of $400,000 for rendering its opinion.  Main Street has also agreed to reimburse certain of Sandler O’Neill’s reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

Sandler O’Neill has, in the past, provided certain investment banking services to Main Street and has received compensation for such services, and we may provide, and receive compensation for, such services in the future, including during the period prior to the closing of the merger.

In the ordinary course of our business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to Main Street and First Busey and their affiliates.  Sandler O’Neill may also actively trade the debt or equity securities of Main Street and/or First Busey or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Representations and Warranties of the Parties

The merger agreement contains representations and warranties we made to each other. The assertions embodied in those representations and warranties were made as of specific dates and are subject to important exceptions, limitations and supplemental information.  The representations and warranties are qualified by information in confidential disclosure schedules that we have exchanged in connection with signing the merger agreement.  While we do not believe that they contain information securities laws require us to publicly disclose other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified in important part by the underlying disclosure schedules. These disclosure schedules contain information that has been included in each of our general prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the agreement, which subsequent information may or may not be fully reflected in the companies’ public disclosures. In addition, the representations and warranties are subject to a contractual standard of materiality different from that generally applicable under federal securities laws and may have been included in the merger agreement for the purpose of allocating risk between First Busey and Main Street, rather than to establish matters as facts.  Further, the representations and warranties made by the parties in the merger agreement will not survive the closing of the merger.

The representations and warranties that First Busey and Main Street made to each other include representations and warranties as to, among other things:

•                  the corporate organization and existence of each party and its subsidiaries;

•                  the capitalization of each party;

•                  the corporate power and authority of each party to carry on its business, to enter into the agreement and to make the agreement valid and binding on it;

•                  required governmental approvals and regulatory consents;

•                  no conflict between the merger agreement and (a) laws, licenses, agreements or similar instruments that are binding on that party and its subsidiaries or (b) its articles of incorporation and bylaws;

•                  the completeness and accuracy of each parties filings with the Securities and Exchange Commission, including the financial statements included with such filings;

•                  the lack of any liabilities incurred outside of the ordinary course of business since December 31, 2005, the conduct of its business in the ordinary course of business since that date, and the lack of any material adverse effect on it since that date;

•                  the lack of any litigation or regulatory violations or orders;

•                  compliance with laws, including the Sarbanes-Oxley Act, environmental laws and, with respect to First Busey, the NASD listing standards;

•                  the existence of material contracts and the lack of any defaults thereunder;

•                  the status of its employee benefit plans and arrangements;

•                  the timely filing of tax returns and payment of taxes;

•                  the lack of claims, investigations or liabilities related to environmental laws and the lack of hazardous materials or other materials of environmental concern at any property used by either party;

•                  the lack of any collective bargaining agreement with a labor union, proceeding related to unfair labor practice or other labor disputes;

•                  the proper maintenance of corporate books and records;

•                  the inapplicability of any state antitakeover laws and regulations, such as “control share,” “fair price” or “business combination” statues to the merger and the receipt of necessary board approvals; and

•                  the absence of broker’s fees.

All of the representations and warranties of each party are subject to a materiality standard.  Under this standard, no representation or warranty of Main Street or First Busey (other than the representations and warranties regarding authorized capitalization, which must be true in all material respects) will be deemed to be untrue, and neither party will be deemed to have breached a representation or warranty, unless any fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representation or warranty, has had or is reasonably likely to have a material adverse effect on the party making the representation or warranty.

The foregoing is an outline of the types of representations and warranties made by the parties and contained in the merger agreement, a copy of which is included at Appendix A.  You should carefully review the entire agreement, and in particular Article V, containing the detailed representations and warranties of the parties.

Conduct of Business Pending the Merger and Other Covenants

Each of First Busey and Main Street have agreed to conduct its respective business in accordance with guidelines in the merger agreement.

Negative covenants.  Each party has agreed that until the effective time, without the prior written consent of the other party, which may not be unreasonably withheld or delayed, and subject to exceptions specified in the merger agreement and in the disclosure schedules, it will not, and will cause its subsidiaries not to, among other things:

•                  conduct its business outside of the ordinary course or take any action that would impair its ability to perform its obligations under the merger agreement;

•                  enter into any new material line of business or change its material banking or operating policies;

•                  issue, sell, dispose of, encumber or authorize the creation of any additional shares of its stock;

•                  make, declare, pay or set aside for payment any dividend or distribution on any shares of its stock, other than (a) dividends from a wholly-owned subsidiary to it or another wholly-owned subsidiary, (b) regular quarterly dividends at a rate specified in the merger agreement or (c) with respect to First Busey, a one-time dividend on its common stock in an amount not to exceed $0.05 per share;

•                  permit any adjustment, split, combination, redemption, reclassification, purchase or other acquisition of any shares of its stock other than under repurchase plans in the ordinary course;

•                  sale, transfer, mortgage, encumbrance or other disposition of any of its assets, deposits, business or properties, other than in the ordinary course and to the extent not material to it and its subsidiaries;

•                  acquire, other than in the ordinary course, all or any portion of the assets, business, deposits or properties of any other entity in an amount that is material to it;

•                  amend its articles of incorporation, bylaws or similar governing documents;

•                  implement or adopt any change in financial or regulatory accounting principles or practices, except to the extent required by generally accepted accounting principles or applicable regulatory requirements;

•                  knowingly take any action, or neglect to take any action, that would, or would be likely to, prevent the merger from qualifying as a tax-free transaction under the Internal Revenue Code;

•                  knowingly take any action, or neglect to take any action, that would result in any of the conditions to the merger within its control not being satisfied in a timely manner;

•                  grant any salary or wage increase or increase any employee benefit, except (a) as required by law, (b) to satisfy existing and disclosed contractual obligations, (c) ordinary-course merit-based or annual salary increases, in an aggregate amount not to exceed 5% of the aggregate annual salaries of it and its subsidiaries, (d) employment arrangements for newly-hired persons in the ordinary course of business, or (e) bonuses and incentive payments made to employees for 2006 in the ordinary course of business, so long as the aggregate payments made do not exceed by more than 5% the amount of such payments made to employees for 2005;

•                  except as otherwise provided in the merger agreement, enter into, amend, modify or renew any employee benefit plan or trust agreement or otherwise increase benefits, except as may be required by law, to satisfy existing and disclosed contractual obligations, or for any amendments that do not increase benefits or result in increased administrative costs; or

•                  make or change any material tax elections, or settle or compromise any material tax liability.

Coordination of Dividends.  In addition to the negative covenant restricting each party’s ability to pay dividends, Main Street has agreed to coordinate with First Busey regarding the declaration of any dividends or other distributions with respect to Main Street common stock, such that Main Street stockholders will not receive more than one dividend, or fail to receive one dividend, in any single calendar quarter.

Affirmative Covenants.  Each party has also agreed to take affirmative actions under the merger agreement, including the following:

•                  each party will use reasonable best efforts to take, in good faith, all actions so as to permit completion of the merger as promptly as practicable;

•                  each party will cooperate with the other in ensuring that all Securities and Exchange Commission filings and regulatory applications required in connection with the merger are timely and properly made and to obtain any necessary state securities law or “Blue Sky” permits and approvals;

•                  each party will consult with each other before issuing any press release or making any other public, employee or stockholder communication with respect to the merger;

•                  each party will provide the other, upon reasonable notice, with access during normal business records to its books, records and business operations, and to provide the other party with copies of securities and bank regulatory filings; and

•                  each party will promptly notify the other of any fact, event or circumstance that it becomes aware of that is reasonably likely either to result in a material adverse effect on it or to cause a material breach of any representation, warranty, covenant or agreement in the merger agreement.

Stockholder Approvals and Alternative Proposals.  Each of First Busey and Main Street has agreed that it will take, in accordance with applicable law and its respective governing documents, all action necessary to convene a stockholder meeting and solicit the required stockholder approval of the merger, and to use all reasonable best efforts to obtain from their respective stockholders a vote approving the merger.

Each of First Busey and Main Street has also agreed that, during the term of the merger agreement, it will not initiate, solicit, encourage or knowingly facilitate any inquiries of proposals, engage in any negotiations concerning, provide any confidential or other nonpublic information to or otherwise have any discussions with, any person relating to an acquisition proposal, which is defined as:

•                  a tender or exchange offer to acquire more than 15% of its (or any significant subsidiary’s) voting power;

•                  a proposal for a merger, consolidation or other business combination involving it or any significant subsidiary; or

•                  any other proposal or offer to acquire in any manner more than 15% of the voting power in, or more than 15% of the business, assets or deposits of, it or any of its significant subsidiaries.

However, in the event that it receives an unsolicited acquisition proposal from a third party, either First Busey or Main Street may furnish information to the third party or otherwise participate in negotiations or discussions if its Board of Directors concludes in good faith that the acquisition proposal constitutes a “superior proposal” and that the failure to take such action would result in a breach of the directors’ fiduciary duties under applicable law.  A “superior proposal” is defined in the agreement as a bona fide written acquisition proposal that the First Busey or Main Street Board of Directors, as the case may be, concludes in good faith to be more favorable from a financial point of view to its stockholders than the merger:

•                  after receiving the advice of its financial advisors;

•                  after taking into account the likelihood and timing of completion of the proposed transaction; and

•                  after taking into account all legal, financial and other aspects of the acquisition proposal and any other relevant factors permitted under applicable law.

Each party has agreed that it will notify the other party within one business day of the receipt of any acquisition proposal, and that it will keep the other party informed on a current basis as to any developments, discussions and negotiations regarding the acquisition proposal.

In the event of a superior proposal, First Busey or Main Street, as the case may be, will be permitted to withdraw its recommendation to its stockholders and to submit the merger to a stockholder vote without a board recommendation, if it concludes in good faith after consultation with counsel that to continue to recommend approval of the merger would result in a violation of its fiduciary duties.  However, neither party may do so without giving the other party at least five business days to respond to the acquisition proposal.

The foregoing is an outline of the types of covenants made by First Busey and Main Street contained in the merger agreement, a copy of which is included at Appendix A.  You should carefully review the entire agreement and in particular Articles IV and VI containing the detailed covenants of the parties.

Conditions to Completion of the Merger

The respective obligations of First Busey and Main Street to complete the merger are subject to the satisfaction of certain mutual conditions, including the following:

•                  the receipt of the required approvals from each of First Busey’s and Main Street’s stockholders;

•                  the receipt and continued effectiveness of all regulatory approvals and the expiration of all waiting periods with respect to such approval, including the lack of any required divestiture of assets and liabilities which is reasonably deemed by the Boards of Directors of First Busey or Main Street to have an unacceptable financial and franchise impact on the combined company;

•                  the lack of any statute, rule, regulation, injunction or other order that would prohibit either the merger of Main Street and First Busey or the merger of Main Street Bank and Busey Bank;

•                  the absence of any proceeding for the purpose of suspending the registration statement registering the shares of First Busey common stock to be issued in the merger;

•                  the shares of First Busey common stock to be issued in the merger shall have been approved for listing on the NASDAQ Global Select Market; and

•                  First Busey shall have received the tax opinion from Chapman and Cutler, and Main Street shall have received the tax opinion from Barack Ferrazzano.

In addition to the mutual conditions described above, the obligation of Main Street to complete the merger is subject to the satisfaction, unless waived by Main Street, of the following other conditions:

•                  First Busey’s representations and warranties must be true and correct as of the date of the merger agreement and as of the closing date, subject to the materiality standard set forth in the merger agreement, and Main Street must have received a certificate of the chief executive officer or chief financial officer to that effect;

•                  First Busey must have complied in all material respects with all obligations required to be performed by it under the merger agreement prior to the effective time, and Main Street must have received a certificate of the chief executive officer or chief financial officer to that effect;

•                  Main Street must not have become aware of any fact, event or circumstance that, individually or taken together with all other facts, events or circumstances that it has become aware of, has had or would be reasonably likely to have a material adverse effect on First Busey; and

•                  each of the employment agreements entered into between First Busey and each of Douglas C. Mills, Edwin A. Scharlau, II, Barbara J. Harrington and David D. Mills must be in full force and effect, to become effective at the effective time of the merger.

In addition to the mutual conditions described above, the obligation of First Busey to complete the merger is subject to the satisfaction, unless waived by First Busey, of the following other conditions:

•                  Main Street’s representations and warranties must be true and correct as of the date of the merger agreement and as of the closing date, subject to the materiality standard set forth in the merger agreement, and First Busey must have received a certificate of the chief executive officer or chief financial officer to that effect;

•                  Main Street must have complied in all material respects with all obligations required to be performed by it under the merger agreement prior to the effective time, and First Busey must have received a certificate of the chief executive officer or chief financial officer to that effect;

•                  First Busey must not have become aware of any fact, event or circumstance that, individually or taken together with all other facts, events or circumstances that it has become aware of, has had or would be reasonably likely to have a material adverse effect on First Busey; and

•                  each of the employment agreement amendments entered into between Main Street and each of Gregory B. Lykins, Van A. Dukeman and David B. White must be in full force and effect, to become effective at the effective time of the merger.

The foregoing is an outline of the types of conditions precedent to the obligations of First Busey and Main Street contained in the merger agreement, a copy of which is included at Appendix A.  You should carefully review the entire agreement and in particular Article VII, containing the detailed conditions to each party’s obligation to close.

Termination and Termination Fees

Ability to Terminate the Merger Agreement.  The merger agreement may be terminated and the merger abandoned at any time before it becomes effective by First Busey or Main Street, as follows:

•                  by the mutual agreement of the other party;

•                  on 60 days’ prior written notice, if there has occurred and is continuing (a) a breach by the other party of any of its representations and warranties, or (b) a breach by the other party of its covenants in the merger agreement, provided in each case that the breach meets the materiality condition set forth in the merger agreement;

•                  if any of the following occurs, each of which is referred to as an “adverse action”:

•                  the other party’s Board of Directors submits the merger agreement or the merger to its stockholders either without the board’s recommendation or with special and materially adverse conditions on its recommendation;

•                  the other party’s Board of Directors withdraws or materially and adversely modifies its recommendation to stockholders, or publicly discloses an intent to do so;

•                  the other party’s Board of Directors recommends that its stockholders approve an alternate acquisition proposal; or

•                  the other party’s Board of Directors negotiates or authorizes the conduct of negotiations with a third party regarding an alternate acquisition proposal, and 20 business days have elapsed without the negotiations being discontinued;

•                  if the merger has not occurred by September 20, 2007, except that the right to terminate in this event shall not be available to any party whose failure to comply with the terms of the merger agreement resulted in, or materially contributed to, the delay; or

•                  if any regulatory approval required for the merger of First Busey and Main Street or for the merger of Busey Bank and Main Street Bank, or for any of the other transactions contemplated by the merger agreement, is denied by a final, nonappealable action, except that the right to terminate in this event shall not be available to any party whose failure to comply with the terms of the merger agreement resulted in, or materially contributed to, the denial.

Effect of Termination.  Except as described below with respect to termination fees, if the merger agreement is terminated, it will become void, neither party shall have any liability under the merger agreement and all rights and obligations of each party under the merger agreement will cease.  However, except to the extent that any termination fees payable under the merger agreement are specified as liquidated damages and as the sole remedy of the other party, no termination will relieve any party from liability for the breach of its representations, warranties, covenants or agreements set forth in the merger agreement.

Main Street Termination Payments.  In the event of a termination of the merger agreement, Main Street may be required to make certain payments to First Busey as described below.

If either:

•                  all of the following occur:  (a) First Busey terminates the merger agreement because Main Street has breached the agreement or because the merger has not become effective by September 20, 2007, (b) Main Street knowingly or willfully breached or committed an act (or failed to take any action) with the intent of breaching the merger agreement, and (c) the breach would satisfy the materiality standard set forth in the merger agreement, unless the breach is a result of a failure by First Busey to perform and comply in all material respects with its material obligations under the agreement; or

•                  First Busey terminates the merger agreement because of an adverse action by Main Street described above;

then, provided First Busey is in material compliance with all of its material obligations under the merger agreement, Main Street must pay First Busey a termination payment of $15,000,000 upon its written demand.

If First Busey or Main Street terminates the merger agreement because Main Street’s stockholders fail to approve the merger on or before September 20, 2007, then provided First Busey is, or was at the time of termination, in material compliance with all of its material obligations under the merger agreement:

•                  Main Street must pay First Busey a termination payment of $7,500,000 upon its written demand; and

•                  in addition to that payment, if any, if within 12 months following such a termination Main Street enters into an agreement for an acquisition proposal with any third party, Main Street must pay First Busey the additional sum of $7,500,000 upon its written demand.

For purposes of determining whether Main Street is obligated to pay the above termination fee, an acquisition proposal means a tender or exchange offer to acquire more than 25% of First Busey’s (or any significant subsidiary’s) voting power; a proposal for a merger, consolidation or other business combination involving it or any significant subsidiary; or any other proposal or offer to acquire in any manner more than 25% of the voting power in, or more than 25% of the business, assets or deposits of, it or any of its significant subsidiaries.

The Main Street termination payments described above are specified in the merger agreement as liquidated damages, and receipt of such payments by First Busey will constitute First Busey’s sole remedy against Main Street, its subsidiaries and their respective officers, directors, stockholders and agents for any claims arising under the merger agreement.

First Busey Termination Payments.  In the event of a termination of the merger agreement, First Busey may be required to make certain payments to Main Street as described below.

If either:

•                  all of the following occur:  (a) Main Street terminates the merger agreement because First Busey has breached the agreement or because the merger has not become effective by September 20, 2007, (b) First Busey knowingly or willfully breached or committed an act (or failed to take any action) with the intent of breaching the merger agreement, and (c) the breach would satisfy the materiality standard set forth in the merger agreement, unless the breach is a result of a failure by Main Street to perform and comply in all material respects with its material obligations under the agreement; or

•                  Main Street terminates the merger agreement because of an adverse action by First Busey described above;

then, provided Main Street is in material compliance with all of its material obligations under the merger agreement, First Busey must pay Main Street a termination payment of $15,000,000 upon its written demand.

If Main Street or First Busey terminates the merger agreement because First Busey’s stockholders fail to approve the merger on or before September 20, 2007, then provided Main Street is, or was at the time of termination, in material compliance with all of its material obligations under the merger agreement:

•                  First Busey must pay Main Street a termination payment of $7,500,000 upon its written demand; and

•                  in addition to that payment, if any, if within 12 months following such a termination First Busey enters into an agreement for an acquisition proposal with any third party, First Busey must pay Main Street the additional sum of $7,500,000 upon its written demand.

For purposes of determining whether First Busey is obligated to pay the above termination fee, an acquisition proposal means a tender or exchange offer to acquire more than 25% of Main Street’s (or any significant subsidiary’s) voting power; a proposal for a merger, consolidation or other business combination involving it or any significant subsidiary; or any other proposal or offer to acquire in any manner more than 25% of the voting power in, or more than 25% of the business, assets or deposits of, it or any of its significant subsidiaries.

The First Busey termination payments described above are specified in the merger agreement as liquidated damages, and receipt of such payments by Main Street will constitute Main Street’s sole remedy against First Busey, its subsidiaries and their respective officers, directors, stockholders and agents for any claims arising under the merger agreement.

The foregoing is an outline of the termination provisions contained in the merger agreement, a copy of which is included at Appendix A.  You should carefully review the entire agreement and in particular Article VIII, containing the detailed termination provisions.

Waiver and Amendment

Before the effective time of the merger, any provision in the merger agreement may be waived in writing by the party benefited by the provision, or amended or modified by a written agreement executed by both parties, unless the amendment would violate Nevada or Illinois law or would require resubmission of the merger to the stockholders of either First Busey or Main Street.

Regulatory Approvals

It is a condition to the completion of the merger that the parties receive all necessary regulatory approvals of the merger.  Neither First Busey nor Main Street is aware of any material governmental approvals or actions that are required to complete the merger, except as described below.  If any other approval or action is required, the parties will also seek this approval or action.  However, we cannot assure you that these approvals or actions will be obtained.

As a result of the merger, First Busey will own directly all of the outstanding stock of Main Street Bank.  First Busey intends to merge Main Street Bank with Busey Bank sometime after the merger between First Busey and Main Street, with the resulting bank named “Busey Bank.”  The merger of Main Street into First Busey is subject to the prior approval of the Federal Reserve and the DFPR (because of the resulting change in control of Main Street Bank) and the merger of Main Street Bank with and into Busey Bank is subject to the prior approval of the DFPR and the FDIC.

On [                      ], 2006, First Busey filed applications with the Federal Reserve and the DFPR for prior approval of the merger of First Busey and Main Street and the change in control of Main Street Bank.  It is expected that both the Federal Reserve and the DFPR will approve the merger of First Busey and Main Street and the change in control of Main Street Bank in the second calendar quarter of 2007.  The terms and conditions of such approval may require the divestiture of certain assets or operations of the combined company following the merger or may impose other conditions.

The merger may not be completed until 30 days following the date of the Federal Reserve approval, although the U.S. Department of Justice may reduce that period to 15 days.  During this period, the U.S. Department of Justice is given the opportunity to challenge the transaction on antitrust grounds.  The commencement of any antitrust action would stay the effectiveness of the approval of the agencies, unless a court of competent jurisdiction specifically ordered otherwise.

In the near future, First Busey will file applications with the DFPR and the FDIC for prior approval of the merger of Busey Bank and Main Street Bank.  It is expected that both the DFPR and the FDIC will approve the merger of Busey Bank and Main Street Bank by the end of the third calendar quarter of 2007.

We are not aware of any other regulatory approvals required for completion of the merger, and there can be no assurance that any approvals will be obtained.  The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the consideration to be received by Main Street stockholders.

There can be no assurances that the requisite regulatory approvals or waivers will be received in a timely manner, in which event the consummation of the merger may be delayed.  If the merger is not completed on or before September 20, 2007, either First Busey or Main Street may terminate the merger agreement (see “—Termination and Termination Fees”).  We can give you no assurance as to the receipt or timing of these approvals.

Management and Operations After the Merger

We specifically negotiated and named in the merger agreement those individuals who will serve as the combined company’s directors and executive officers following the merger.

Directors of the Combined Company

The following persons will serve as the directors of the combined company after the merger and will hold office until the next annual meeting of the stockholders of the combined company:

Directors of Combined First Busey/Main Street

(First Busey Designees)	(Main Street Designees)
Douglas C. Mills*	Gregory B. Lykins**
Joseph M. Ambrose	David J. Downey
David L. Ikenberry	Van A. Dukeman
E. Phillips Knox	August C. Meyer, Jr.
V. B. Leister, Jr.	George T. Shapland

*           Chairman of the Board of Directors upon the completion of the merger and expected to hold such position until the 2009 annual meeting of stockholders.

**    Expected to be Chairman of the Board of Directors following the 2009 annual meeting of stockholders.

The following table contains biographical information on First Busey’s director designees for the combined company after the merger:

Name (Age)	First Busey Director Since	Position with First Busey and Principal Occupation

Douglas C. Mills (Age 66)	1980	Chairman of the Board and Chief Executive Officer of First Busey (since 1980)

Joseph M. Ambrose (Age 49)	1993	Director of First Busey; Vice President of Horizon Hobby, Inc., Champaign, Illinois

David L. Ikenberry (Age 46)	2004	Director of First Busey; Professor of Finance and Department Chair, University of Illinois—Urbana

E. Phillips Knox (Age 60)	1980	Director of First Busey; Attorney, Tummelson Bryan & Knox, Urbana, Illinois

V.B. Leister, Jr. (Age 61)	1996	Director of First Busey; Chairman of the Board, Carter’s Furniture, Inc., Urbana, Illinois

The following table contains biographical information on Main Street’s director designees for the combined company after the merger:

Name (Age)	Main Street Director Since	Position with Main Street and Principal Occupation

Gregory B. Lykins (Age 59)	1994

Director and Chairman of the Board of Main Street and Main Street Bank, and Director of FirsTech; Director and Chairman of the Board of Main Street, Director and Vice-Chairman of BankIllinois and Director of The First National Bank of Decatur and FirsTech (2001-2004); Director and Vice Chairman of the Board of Main Street (2000-2001)

David J. Downey (Age 65)	1992	Director of Main Street; President of The Downey Group, Inc. (estate planning, wealth transfer and executive compensation organization) (1963-present)

Van A. Dukeman (Age 48)	1992

Director, President and Chief Executive Officer of Main Street and Main Street Bank, and Director of FirsTech; Director, Chairman of the Board and Chief Executive Officer of BankIllinois, and Director of The First National Bank and FirsTech (2001-2004); Director, President and Chief Executive Officer of Main Street and BankIllinois (2000-2001)

August C. Meyer, Jr. (Age 69)	1962	Director of Main Street; President, Midwest Television, Inc. (1976-present)

George T. Shapland (Age 75)	1994	Director of Main Street; President, Shapland Management Co. (a real estate management company) (1990-present)

Executive Officers of the Combined Company

The following persons will serve as executive officers of the combined company after the merger:

Executive Officers of Combined First Busey/Main Street

Van A. Dukeman	President and Chief Executive Officer, First Busey and Chairman, Busey Bank

Thomas M. Good	Executive Vice President, Risk Management, First Busey

Barbara J. Harrington	Executive Vice President and Chief Financial Officer, First Busey

David D. Mills	Executive Vice President, Investor Relations, First Busey

David B. White	Executive Vice President and Chief Operating Officer, First Busey

Van A. Dukeman, 48, is a Director, President and Chief Executive Officer of Main Street and Main Street Bank, and Director of Main Street’s subsidiary FirsTech.  He served as a Director, Chairman of the Board and Chief Executive Officer of BankIllinois, and Director of The First National Bank and FirsTech from 2001-2004, and a Director, President and Chief Executive Officer of Main Street and BankIllinois from 2000-2001.

Thomas M. Good, 55, is Executive Vice President of Risk Management for First Busey.  Mr. Good began his career at First Busey in October of 2001.

Barbara J. Harrington, 47, is Chief Financial Officer of First Busey.  Mrs. Harrington began her career at First Busey in December of 1991.

David D. Mills, 36, became President and Chief Operating Officer of Busey Bank in January 2003.  Prior to that he was a Vice President for First Busey.  Mr. David Mills began his career with Busey Bank in December 1998 as a Commercial Lending Officer.

David B. White, 55, is the Executive Vice President and Chief Financial Officer of Main Street and Main Street Bank and serves as a Director of Main Street’s subsidiary, FirsTech.

See “Where You Can Find More Information.”  For additional information regarding the interests of certain persons in the merger, see “Description of Transaction—Interests of Certain Persons in the Merger.”

Employee Benefit Plans and Employment Arrangements

Until such time as the employee benefit plans of Main Street are combined with those of First Busey, First Busey has agreed to provide its and Main Street’s (and their respective subsidiaries) employees with employee benefit and compensation plans and arrangements that are substantially similar, in the aggregate, to those provided to such employees by their respective employers immediately prior to the effective time of the merger.  Following the combination of the plans, First Busey will:

•                  provide the employees of each company at the effective time with the same employee benefits and compensation plans, in all material respects;

•                  provide the employees with service credit for purposes of eligibility, participation, vesting and levels of benefits (but not for benefit accruals under any defined benefit pension plan) under any employee benefit or compensation plan or arrangement maintained by the surviving corporation for all actual periods of employment with Main Street or First Busey (or their respective subsidiaries) prior to the combination of the plans to the extent such actual periods of employment are credited by First Busey or Main Street, as applicable, for purposes of a comparable plan; and

•                  cause any pre-existing conditions, limitations, eligibility waiting periods or required physical examinations under any welfare benefit plans to be waived with respect to employees at the effective time and their eligible dependents, to the extent waived under any corresponding plan in which such person participated prior to the combination of the plans.

As the surviving corporation in the merger, First Busey has also agreed that it will assume and honor any obligation to make any payment to any current or former employee of Main Street and its subsidiaries of any severance payments owed pursuant to any existing employment agreement or benefit plan or arrangement.  However, the parties have agreed that each person (other than Gregory B. Lykins, Van A. Dukeman and David B. White, who have entered into amendments to their employment agreements as described below) who is a party to an employment agreement with Main Street will be requested to enter into an amendment of his or her employment agreement providing for a waiver of any change of control or severance payment that would otherwise be payable as a result of the merger.

Interests of Certain Persons in the Merger

General

Some members of our respective management and Boards of Directors may be deemed to have interests in the merger that are in addition to their interests as stockholders generally.  The Board of Directors of each of First Busey and Main Street were aware of these interests and considered them, together with the other matters described in this joint proxy statement-prospectus, in adopting the merger agreement and approving the merger.

First Busey Employment Agreements

In connection with the merger agreement, First Busey entered into employment agreements with each of Douglas C. Mills, Edwin A. Scharlau, II, Barbara J. Harrington and David D. Mills, each of which will become effective only upon completion of the merger.

Douglas C. Mills Letter Agreement.  Under Douglas C. Mills’ agreement, he agreed to resign from his officer positions with First Busey and its subsidiaries effective upon the closing of the merger.  At the completion of the merger, Douglas Mills will be entitled to be paid a one-time, single lump sum payment equal to the greater of (a) $900,000 or (b) three times the sum of (1) his annual base salary at the effective time of the merger, plus (2) his most recent performance bonus, plus (3) the value of any contributions that would have been made to him or for his benefit under all applicable retirement and other benefit plans had he remained employed by First Busey through the end of the year in which the merger closes.  In no event is such amount payable to him to exceed $995,000.  In addition, Douglas Mills will be entitled to certain life, health and disability insurance benefits for a period of two years after completion of the merger.  He will be entitled to receive a gross-up payment from First Busey in the event that any amounts payable to him under the letter agreement and otherwise are subject to penalties as excess parachute payments under the Internal Revenue Code.

Douglas Mills’ letter agreement also provides for indemnification by First Busey in the event that he incurs any expenses in connection with any action, lawsuit or other proceeding in which he becomes involved as a result of having served as an officer or director of First Busey or any of its subsidiaries.  This indemnification right is in addition to any indemnification right that he is entitled to under state law or First Busey’s articles of incorporation or bylaws.

The letter agreement also contemplates that Douglas Mills will continue as an employee and will serve as Chairman of the Board of Directors of First Busey until the combined company’s annual meeting in 2009, and describes the $50,000 salary and benefits that are expected to be payable to him in connection with his employment. The letter agreement also includes a non-competition agreement, among other things.

Edwin A. Scharlau, II Letter Agreement.  Under Mr. Scharlau’s agreement, he agreed to resign from his officer positions with First Busey and its subsidiaries effective upon the closing of the merger.  At the completion of the merger, he will be paid a one-time, single lump sum payment equal to $500,000.  In addition, Mr. Scharlau will be entitled to certain life, health and disability insurance benefits for a period of two years after completion of the merger.  Mr. Scharlau will be entitled to receive a gross-up payment from First Busey in the event that any amounts payable to him under the letter agreement and otherwise are subject to penalties as excess parachute payments under the Internal Revenue Code.

Mr. Scharlau’s letter agreement also provides for indemnification by First Busey in the event that he incurs any expenses in connection with any action, lawsuit or other proceeding in which he becomes involved as a result of having served as an officer or director of First Busey or any of its subsidiaries.  This indemnification right is in addition to any indemnification right that he is entitled to under state law or First Busey’s articles of incorporation or bylaws.

The letter agreement also contemplates that Mr. Scharlau will serve as an employee and non-executive Vice Chairman of First Busey until the combined company’s annual meeting in 2009, and describes the $50,000 salary and benefits that are expected to be payable to him in connection with his employment.  Mr. Scharlau’s letter agreement also includes a non-competition agreement, among other things.

David D. Mills and Barbara J. Harrington Employment Agreements.  First Busey has entered into employment agreements with David D. Mills and Barbara J. Harrington, each of which will become effective upon completion of the merger.  Each employment agreement provides for an initial term expiring on December 31, 2007, which will automatically renew for successive one-year terms until either the employee or First Busey gives written notice to the contrary.  Each agreement terminates upon the employee’s death, disability, discharge for “cause” or in the event of “constructive discharge” (as defined in the employment agreements). The employment agreements also may be terminated by the employee or First Busey upon 90 days notice to the other party.

The employment agreements provide that David Mills will serve as the Executive Vice President of First Busey and President and Chief Executive Officer of First Busey Bank N.A. and Ms. Harrington will serve as the

Executive Vice President and Chief Financial Officer of First Busey, and each agreement sets forth the salaries, bonuses and benefits to be provided to each of them and provides for severance payments in the event employment is terminated by First Busey without cause, in the event of a “constructive discharge” or due to the officer’s death or disability.  The “severance payment” each officer would be entitled to receive in such a case equals the sum of the applicable officer’s base salary, the officer’s most recent performance bonus and the value of contributions under retirement and employee benefit plans that would have been made through the term of the agreement. They will also be entitled to receive life, health and disability insurance for themselves and their dependents, at the expense of First Busey, for a period of one year following the termination.

The agreements also provide for certain severance payments in the event of a “change of control.”  The merger of Main Street into First Busey does not constitute a change of control for purposes of these agreements.  David Mills’ agreement states that, in the event that (a) he terminates employment within one year after a change of control for any reason, or (b) First Busey or its successor terminates David Mills’ employment with or without cause either within the 18 month period prior to or at any time after a change of control, David Mills will be entitled to receive the greater of $750,000 or three times his severance payment.  David Mills will be entitled to receive a gross-up payment from First Busey in the event that any amounts payable to him under his employment agreement for the other payments and benefits received by him are subject to penalties as excess parachute payments under the Internal Revenue Code.  Additionally, if David Mills is terminated without cause, if he terminates his employment due to constructive discharge, or if his employment is terminated due to disability or death within eighteen months prior to a change of control, he will receive the greater of $750,000 or three times the severance payment.  He will also be entitled to receive life, health and disability insurance for a period of three years following the termination.  David Mills employment agreement also includes a non-competition agreement among other things.

Ms. Harrington’s agreement provides that, in the event that (a) she terminates employment within one year after a change of control for any reason, or (b) First Busey or its successor terminates the agreement with or without cause either within the 18 month period prior to or at any time after a change of control, Ms. Harrington will be entitled to receive the greater of $300,000 or two times her severance payment.  The amounts payable to her upon a change of control are subject to reduction, to the extent that any amount payable to her under her employment agreement, together with other payments and benefits received by her, if any, would be deemed an excess parachute payment under the Internal Revenue Service Code.  Additionally, if Ms. Harrington is terminated without cause, if she terminates due to constructive discharge, or if her employment is terminated due to disability or death within eighteen months prior to a change of control, she will receive the greater of $300,000 or two times the severance payment.  She will also be entitled to receive life, health and disability insurance for a period of three years following the termination.

Additional First Busey Employment Agreements

First Busey and Main Street have agreed that First Busey may enter into employment agreements with certain additional officers and employees, with terms similar to employment agreements in place with comparable Main Street officers and employees.

Existing Main Street Employment Agreements

Main Street has entered into employment agreements with certain of its executive officers, and under these agreements these persons are generally entitled to change of control payments if their employment is terminated following a change of control under the circumstances described in the employment agreements.  Although the merger with First Busey would otherwise constitute a change of control under these agreements, Main Street has agreed to request its employees (other than Messrs. Lykins, Dukeman and White, who have entered into amendments to their employment agreements as described below) to provide a waiver of any change of control or severance payment that would otherwise arise in connection with the merger.

Agreements with Gregory B. Lykins, Van A. Dukeman and David B. White

In connection with the merger agreement, Main Street entered into letter agreements with Messrs. Lykins, Dukeman and White, which amend the terms of their current employment agreements as described below.

Gregory B. Lykins Letter Agreement.  Pursuant to the amendment to his employment agreement, Mr. Lykins, the Chairman of the Board of Directors of Main Street, has agreed to resign from his officer positions with Main Street and its subsidiaries, effective upon the closing of the merger.  In addition, effective upon the closing of the merger, he will receive a one-time change of control payment equal to the greater of (a) $900,000 or (b) three times the sum of (1) his annual base salary at the effective time of the merger, plus (2) his most recent performance bonus, plus (3) the value of any contributions that would have been made to him or for his benefit under all applicable retirement and other benefit plans had he remained employed by First Busey through the end of the year in which the merger closes.  Also, Mr. Lykins will be entitled to certain life, health, and disability insurance benefits for a period of 3 years following the completion of the merger.  Mr. Lykins will continue as an employee of the combined company and will receive an annual salary of $50,000.  Mr. Lykins will serve as a member of the Board of Directors and as of the 2009 stockholders meeting, is expected to be appointed Chairman of the board.  Mr. Lykins will be entitled to receive a gross-up payment from First Busey in the event that any amounts payable to him under his letter agreement together with other payments and benefits received by him are subject to penalties as excess parachute payments under the Internal Revenue Code.  The amendment also contemplates that Mr. Lykins will serve as non-executive Vice Chairman of the Board of Directors of First Busey, and describes the salary and benefits that are expected to be payable to him in connection with his employment.

Van A. Dukeman Letter Agreement. The amendment to Mr. Dukeman’s employment agreement provides that upon completion of the merger, Mr. Dukeman will serve as the President and Chief Executive Officer of the combined company. Mr. Dukeman has agreed to waive change in control benefits under his existing employment agreement with respect to the merger.

David B. White Letter Agreement.  Main Street and Mr. White have agreed to amend his existing employment agreement, dated January 1, 1994, effective upon completion of the merger.  Mr. White will serve as the Executive Vice President and Chief Operating Officer of the combined company, and his employment agreement will be extended through the third anniversary of the closing date of the merger.  Mr. White has agreed to waive certain “walk away” rights following a change of control of Main Street.  Pursuant to the amendment to his employment agreement, Mr. White will be entitled to a change of control payment if he is terminated without cause or if he is constructively discharged, as defined in his employment agreement, within the 36-month period following the merger.  Mr. White will also be entitled to a change of control payment if he terminates his employment agreement for any reason during the period beginning on the 18-month anniversary of the closing of the merger and ending on the 36-month anniversary of the closing, if his employment is terminated because of death or disability during the first 18 months following the merger or if he terminates his employment during the 12-month period following a change of control (other than the merger).  Mr. White’s change of control payment is equal to the greater of (a) $350,000 or (b) two times the sum of (1) his most recent annual base salary, plus (2) his most recent performance bonus.

Treatment of Main Street Stock Options

The Main Street stock option plan and the stock option agreements with plan participants provide that all options that were not previously exercisable will become immediately exercisable upon a change of control.  The merger of Main Street and First Busey will constitute a change of control under the Main Street stock option plan.    Accordingly, we anticipate that the options to purchase 158,512 shares of Main Street common stock which are currently not exercisable will become exercisable no later than the effective date of the merger.    Main Street stock options will be converted into First Busey stock options in the merger, with the number of shares and exercise price adjusted for the exchange ratio.

Treatment of First Busey Stock Options

The merger agreement provides that First Busey may, at the effective time of the merger, accelerate the vesting and exercisability of options to purchase First Busey common stock so that they will become immediately exercisable upon the merger becoming effective.  First Busey’s Board of Directors intends to cause such acceleration.  Accordingly, the options to purchase 529,050 shares of First Busey common stock which are currently not exercisable will become exercisable no later than the effective date of the merger.

Indemnification and Insurance

First Busey has agreed that following the merger it will indemnify the present and former directors, officers and employees of Main Street and its subsidiaries against all liability arising out of matters existing or actions or omissions occurring on or prior to the effective time of the merger to the extent that such persons are entitled to indemnification under Main Street’s governing documents and indemnifications agreement as in effect on the date of the merger agreement.

In addition, First Busey has agreed to acquire and maintain for a period of six years director’s and officer’s liability insurance that serves to reimburse, and covers, the present and former directors and officers of Main Street or any of its subsidiaries for facts or events occurring at or prior to the effective time, which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less favorable to the indemnified party, as coverage provided under Main Street’s current insurance policies.

Accounting Treatment

The merger will be accounted for using the purchase method of accounting under generally accepted accounting principles as applied in the United States.  Under this method of accounting, First Busey will record the assets acquired and liabilities assumed of Main Street at their fair market values.  Any difference between the purchase price and the fair market value of the net tangible and identifiable intangible assets and liabilities is recorded as goodwill, which, in accordance with Statement of Financial Accounting Standard No. 142, will not be amortized for financial accounting purposes, but will be evaluated annually for impairment.

Expenses

Each of First Busey and Main Street will pay its own expenses in connection with the merger, including filing, registration and application fees, printing fees and fees and expenses of its own financial or other consultants, accountants and counsel, except that each of First Busey and Main Street will pay one-half of the following expenses:

•                  costs (other than fees and expenses of counsel, financial advisors and accountants) incurred in connection with the preparation and filing of the registration statement, this joint proxy statement-prospectus and regulatory applications; and

•                  all listing, filing or registration fees.

Resales of First Busey Common Stock

First Busey common stock to be issued to Main Street stockholders in the merger will be registered under the Securities Act.  All shares of First Busey common stock received by Main Street stockholders in the merger will be freely transferable after the merger by persons who are not considered to be “affiliates” of either First Busey or Main Street.  These “affiliates” would generally include any persons or entities who control, are controlled by or are under common control with either Main Street or First Busey at the time of the special meeting (generally, executive officers, directors and 10% or greater stockholders).

Rule 145 promulgated under the Securities Act restricts the sale of First Busey common stock received in the merger by affiliates of Main Street and certain of their family members and related entities.  Under the rule, until the first anniversary of the effective date of the merger, affiliates of Main Street may publicly resell the First Busey common stock they receive in the merger, but only within certain limitations as to the amount of First Busey common stock they can sell in any three-month period and as to the manner of sale.  After this first anniversary, affiliates of Main Street who are not affiliates of First Busey may resell their shares without restriction.  First Busey must continue to satisfy its reporting requirements under the Securities Exchange Act of 1934, as amended, for affiliates to continue to be able to resell under Rule 145 the shares of First Busey common stock they received in the merger.  Affiliates would also be permitted to resell First Busey common stock received in the merger pursuant to an effective registration statement under the Securities Act or an available exemption from the registration requirements.  This joint proxy statement-prospectus does not cover any resales of First Busey common stock received by persons who may be deemed to be affiliates of Main Street.

COMPARISON OF The Rights of Stockholders

General

Upon completion of the merger, holders of Main Street common stock will become holders of First Busey common stock.  First Busey is a Nevada corporation governed by Nevada law and First Busey’s articles of incorporation and bylaws.  Main Street is an Illinois corporation governed by Illinois law and Main Street’s articles of incorporation and bylaws.

There are significant differences between the rights of First Busey stockholders and the rights of Main Street’s stockholders.  Stockholders should note the following summary of certain provisions of, and differences between, Nevada law and Illinois law as they affect the rights of stockholders of Main Street.

The following comparison of Nevada law and First Busey’s articles of incorporation and bylaws, on the one hand, and Illinois law and Main Street’s articles of incorporation and bylaws, on the other, is not intended to be complete and is qualified in its entirety by reference to the Nevada General Corporation Law, which we refer to below as the Nevada GCL,  and the Illinois Business Corporation Act, which we refer to below as the Illinois BCA,  as well as each of First Busey’s and Main Street’s articles of incorporation and bylaws.  Copies of First Busey’s articles of incorporation and bylaws are available for inspection at its corporate offices, and copies will be sent to Main Street stockholders upon request.  Copies of Main Street’s articles of incorporation and bylaws are available for inspection at its corporate offices, and copies will be sent to Main Street stockholders upon request.

Authorized Capital Stock

First Busey.  First Busey is authorized to issue 40,000,000 shares of common stock, $0.001 par value per share, and 1,000,000 shares of preferred stock, $0.001 par value per share.  At [                      ], 200[    ], [                      ] shares of First Busey common stock were issued, including [                      ] shares held by First Busey as treasury shares and [                ] shares reserved for issuance under First Busey’s stock incentive plans.  No shares of First Busey preferred stock are issued and outstanding.

By approving the merger, First Busey stockholders are also approving the adoption of an amendment to First Busey’s articles of incorporation increasing the number of authorized shares of First Busey common stock from 40 million to 60 million.  A copy of the proposed amendment to First Busey’s articles of incorporation is attached as Appendix E.

The First Busey Board of Directors may authorize the issuance of additional shares of common stock without further action by its stockholders, unless applicable laws or regulations or a stock exchange on which First Busey’s capital stock is listed requires stockholder action.

First Busey may issue, without a stockholder vote, shares of its preferred stock, in one or more classes or series, with voting, conversion, dividend, redemption, and liquidation and other rights as it specifies in its articles. The First Busey Board of Directors may determine, among other things, the distinctive designation and number of shares comprising a series of preferred stock, the dividend rate or rates on the shares of such series and the relation of such dividends to the dividends payable on other classes of stock, whether the shares of such series will be convertible into or exchangeable for shares of any other class or series of First Busey capital stock, the voting powers if any of such series, and any other preferences, privileges and powers of such series.

Upon the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of First Busey, holders of its preferred stock, if any, will have priority over holders of common stock.

The authority to issue additional shares of common stock or preferred stock provides First Busey with the flexibility necessary to meet its future needs without the delay resulting from the need to obtain stockholder approval for the issuance. The authorized but unissued shares of common stock and preferred stock may be issued from time to time for any corporate purpose, including stock splits, stock dividends, employee benefit and compensation plans, acquisitions and public or private sales for cash as a means of raising capital. The shares could be used to dilute the stock ownership of persons seeking to obtain control of First Busey. The sale of a substantial number of shares of voting stock to persons who have an understanding with First Busey concerning the voting of such shares or the distribution or declaration of a dividend of shares of voting stock (or the right to receive voting stock) to its stockholders may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of First Busey.

Main Street.  Main Street is authorized to issue 15,000,000 shares of common stock, $0.01 par value per share, and 2,000,000 shares of preferred stock, no par value per share. As of [                      ], 200[    ], [                      ] shares of Main Street common stock were issued, including [                      ] shares held by Main Street as treasury shares. No shares of Main Street preferred stock are issued and outstanding. The Main Street Board of Directors may authorize the issuance of additional shares of common stock without further action by its stockholders, unless applicable laws or regulations or a stock exchange on which Main Street’s capital stock is listed requires stockholder action.

Main Street’s Board of Directors has substantially the same powers with respect to the issuance of preferred stock as does First Busey’s Board of Directors and the issuance of preferred stock or additional common stock would have the same effects described above regarding First Busey.

Voting Rights

First Busey.  Generally, holders of First Busey common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.

As stated above, First Busey’s Board of Directors is authorized to issue up to 1,000,000 shares of preferred stock, and may designate various characteristics and rights of First Busey preferred stock, including voting and conversion rights. First Busey’s Board of Directors may also authorize the conversion of shares of other classes of First Busey preferred stock into any number of shares of First Busey common stock and thus dilute the outstanding shares of First Busey common stock.  Subject to the board’s fiduciary duties, First Busey could issue convertible preferred stock with the purpose or effect of deterring or preventing a takeover of First Busey.

First Busey’s articles of incorporation do not provide for cumulative voting rights in the election of directors.

Main Street.  Generally, holders of Main Street common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.

As stated above, Main Street’s Board of Directors is authorized to issue up to 2,000,000 shares of preferred stock, the issuance of which would have the same effects as those described with respect to First Busey above.

Main Street’s articles of incorporation also do not provide for cumulative voting rights in the election of directors.

Classification of Board of Directors

First Busey.   First Busey does not currently have a classified Board of Directors.  However, the Nevada GCL provides that a corporation’s Board of Directors may be divided into various classes with staggered terms of office.  Classification of directors may have the effect of making it more difficult for stockholders to change the composition of a corporation’s Board of Directors. At least two annual meetings of stockholders, instead of one, would generally be required to effect a change in the majority of the Board of Directors. Such a delay may help ensure that current directors, if confronted by a stockholder attempting to force a proxy contest, a tender or exchange offer or other extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interests of the stockholders.

Classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of a corporation, even though such a transaction could be beneficial to the corporation and its stockholders. The classification of a Board of Directors might also increase the likelihood that incumbent directors will retain their positions.

In order to institute a classified board, First Busey’s articles of incorporation would need to be amended, which amendment would require approval of holders of a majority of First Busey’s common stock entitled to vote.

Main Street.  Main Street’s articles of incorporation do not provide for the division of its Board of Directors into classes.

Size of the Board of Directors; Qualifications; Vacancies; Removal

First Busey.  First Busey’s bylaws provide that the number of directors shall not be less than five nor more than twenty persons, with the number to be determined by resolution of the board or by the stockholders at the annual meeting.  The Nevada GCL provides that a vacancy on the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum of the Board of Directors, unless the articles of incorporation provide otherwise.  First Busey’s bylaws provide that vacancies created by newly created directorships will be filled by a majority of directors then in office.

Under the Nevada GCL, any director may be removed from office by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to voting power unless the articles of incorporation require the concurrence of a lesser percentage of the stock entitled to voting power in order to remove a director.  First Busey’s articles of incorporation do not specify a lesser percentage.

Main Street.  Main Street’s articles of incorporation provide that the size of the Board of Directors must consist of at least nine, but no more than seventeen, directors, as fixed by a majority of Main Street’s directors.  The articles of incorporation and bylaws also provide that any vacancy occurring on the Board of Directors may be filled for the remainder of the unexpired term by a majority vote of the directors then in office.

Under the Illinois BCA, a director may be removed, with or without cause, by the affirmative vote of a majority of stockholders.

Stockholder Nominations and Proposals

First Busey.  First Busey’s bylaws provide that the only business that may be conducted at an annual or special meeting of the stockholders is the business stated in the notice of the meeting or in a duly executed waiver of notice thereof.

Main Street.  Main Street’s bylaws provide that the only business that may be conducted at an annual meeting is the business brought before the meeting in Main Street’s notice of the meeting, by or at the direction of the Board of Directors or by any stockholder who complies with the notice provisions set forth in Main Street’s bylaws.  For business to be brought by a stockholder at an annual meeting, the stockholder must have given timely notice, in writing, to the secretary of Main Street.  To be timely, a stockholder’s notice must be received at the principal executive offices of Main Street no less than 60 and no more than 90 days prior to the anniversary of the previous year’s annual meeting.

A stockholder’s notice to the secretary must set forth, as to each matter the stockholder proposes to bring before the meeting:

•                  a brief description of the matter;

•                  the reasons for bringing the matter before the special meeting;

•                  any material interest of the stockholder in such matter; and

•                  the beneficial owner, if any, on whose behalf the proposal is made.

The proposal also must include the stockholder’s name and address, the name and address of any beneficial owner on whose behalf the proposal is made and the class and number of shares of capital stock owned by the stockholder and the beneficial owner, if any.

Main Street’s bylaws provide that nominations for election to Main Street’s Board of Directors must be made only by the Board of Directors or by any stockholder entitled to vote who complies with the notice procedures set forth in the bylaws.  Those notice provisions are comparable to those set forth above for new business to be brought before a stockholders’ meeting, except that the stockholder may also make a nomination at a special meeting so long as the notice is delivered no less than 60 and no more than 90 days prior to the special meeting.  The notice must set forth as to each person the stockholder wishes to nominate the nominee’s name, age, address and occupation or employment, as well as the number of shares owned by the nominee.

Special Meetings of Stockholders

First Busey.  First Busey’s bylaws provide that special meetings of stockholders may be called by the Chairman of the board or President at the request in writing by a majority of the Board of Directors or at the request in writing of stockholders owning 50% of the entire stock of the corporation issued and outstanding and entitled to vote.

Main Street.  Main Street’s bylaws provide that a special meeting of stockholders may be called at any time for any purpose permitted by law and the articles of incorporation by the President, a majority of the Board of Directors or the holders of at least one-fifth of the shares entitled to vote on the matter. The only business that may be conducted at a special meeting is that set forth in the notice of the special meeting.

Action by Written Consent

First Busey.  First Busey’s bylaws provide that any action required to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing setting forth the action so taken is signed by the holders of outstanding stock having at least the minimum number of votes that would be required to take such action at a meeting at which all shares entitled to vote were present and voted.

Main Street.  The Illinois BCA contains a similar provision stating that unless a corporation’s articles of incorporation provide otherwise or in the case of a dissolution of a corporation, any action required to be taken at an annual or special meeting of stockholders may instead be adopted by a written consent signed by the holders of outstanding shares having at least the minimum number of votes that would be required to approve such action at a meeting. The Illinois BCA also provides that if an action is to be taken by written consent without unanimous approval of all stockholders entitled to vote on a matter, five days notice must be provided to all such stockholders, before such consent becomes effective.  Main Street’s articles of incorporation and bylaws do not limit this ability to take action by written consent.

Dividends

First Busey.  Under the Nevada GCL, a corporation may make distributions to stockholders as long as, after giving effect to such distribution, the corporation will be able to pay its debts as they become due in the usual course of business and the corporation’s total assets will not be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

Most of the revenues of First Busey available for the payment of dividends derive from amounts paid to it by its banking subsidiaries.  There are various statutory limitations that limit the ability of the subsidiaries to pay dividends to First Busey.  Busey Bank is a state-charted bank and is subject to the laws and regulations of the DFPR and to the regulations of the FDIC.  Busey Bank, National Association, is a national banking association and is subject to the regulations of the Office of the Comptroller of the Currency.  If a bank’s primary federal banking regulator determines that the bank is engaged or is about to engage in an unsafe or unsound banking practice, the regulator may require, after notice and hearing, that the bank cease and desist from such practice.  Depending on the financial condition of the bank, an unsafe or unsound practice could include the payment of dividends.  In particular, the federal banking agencies have indicated that paying dividends that deplete a bank’s capital base to an inadequate level would be an unsafe and unsound banking practice.  Under the Federal Deposit Insurance Corporation Improvement Act of 1991, a bank may not pay a dividend if the payment would cause it to become undercapitalized or if it is already undercapitalized.  The federal agencies have also issued policy statements that provide that bank holding companies and insured banks should generally pay dividends only out of current operating earnings.

Main Street.  Main Street’s ability to pay dividends is governed by the Illinois BCA. Similar to Nevada corporate law, under Illinois corporate law, dividends may be paid so long as after giving effect to their payment the corporation would not be insolvent and the corporation’s net assets would not be less than zero or less than the maximum amount necessary at the time of payment of the dividends to satisfy any preferential rights upon dissolution to stockholders whose preferential rights are superior to those receiving the dividends. Subject to Illinois law, Main Street’s articles of incorporation state that the Board of Directors may declare and pay dividends from time to time.

Most of the revenues of Main Street available for the payment of dividends derive from amounts paid to it by its banking subsidiary, Main Street Bank, an Illinois state-chartered bank.  Main Street’s ability to pay dividends is subject to the same regulatory limitations as is First Busey.

Special Voting Requirements; State Takeover Laws

First Busey.  Although under its articles of incorporation First Busey has opted not to be governed by Nevada’s anti-takeover law known as the “Combination with Interested Stockholders Statute,” First Busey may become subject to this provision in the future.  In addition, the Nevada GCL contains a “Control Share Acquisition Statute,” which does not currently apply to First Busey.

The Combination with Interested Stockholders Statute prevents “interested stockholders” and an applicable Nevada corporation from entering into a “combination” unless certain conditions are met. A combination means any merger or consolidation with an “interested stockholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation; (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or (c) representing 10% or more of the earning power or net income of the corporation. An “interested stockholder” means the beneficial owner of 10% or more of the voting shares of a corporation, or an affiliate or associate thereof. A corporation may not engage in a “combination” within three years after the interested stockholder acquires his shares unless the combination or purchase is approved by the Board of Directors or a majority of the voting power held by disinterested stockholders, or outside three years after the interested stockholder acquires his shares if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher, (b) the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher, or (c) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

The Control Share Acquisition Statute prohibits an acquiror, under certain circumstances, from voting shares of a target corporation’s stock after crossing certain threshold ownership percentages, unless the acquiror obtains the approval of the target corporation’s stockholders. The Control Share Acquisition Statute specifies three thresholds: one-fifth or more but less than one-third, one-third or more but less than a majority and a majority or more, of the voting power of the corporation in the election of directors. Once an acquiror crosses one of the above thresholds, those shares acquired in such offer or acquisition and those shares acquired within the preceding ninety days become “Control Shares” and such Control Shares are deprived of the right to vote until disinterested stockholders restore the right. The Control Shares Acquisition Statute also provides that in the event Control Shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the Control Shares are entitled to demand payment for the fair value of their shares. The Board of Directors is to notify the stockholders after such an event has occurred that they have the right to receive the fair value of their shares in accordance with statutory procedures established generally for dissenters’ rights. The Control Share Acquisition Statute currently does not apply to First Busey because First Busey does not have 100 or more stockholders of record who are residents of the State of Nevada.

Main Street.  Subject to contrary provisions in a corporation’s articles of incorporation, the Illinois BCA provides that a corporation may engage in any merger, consolidation or a sale or lease of all or substantially all of its assets if such transaction is approved by the corporation’s Board of Directors and ratified by the vote of holders of two-thirds or more of the corporation’s issued and outstanding shares of voting stock. Main Street’s articles provide that holders of only a majority of Main Street common stock must approve this type of transaction.

Amendment of Charter Documents

First Busey.  Under the Nevada GCL, the Board of Directors must adopt a resolution setting forth any proposed amendment to the articles of incorporation and declaring its advisability, and must call a meeting of the stockholders entitled to vote for the consideration thereof. A majority of the stockholders entitled to vote must approve the amendment. If any proposed amendment would alter any preference or any right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment, regardless of limitations or restrictions on the voting power thereof.

The Nevada GCL permits the directors of a Nevada corporation to amend the bylaws of the corporation, subject to the bylaws, if any, adopted by the stockholders. First Busey’s bylaws provide that the Board of Directors has the power to make, alter, amend or repeal its bylaws, subject to the power of the stockholders to alter or repeal the bylaws.

Main Street.  Main Street may amend its articles of incorporation in any manner permitted by Illinois law. The Illinois BCA provides that a corporation’s articles of incorporation may be amended by holders of two-thirds or more of the shares entitled to be voted on an amendment, unless the corporation’s articles of incorporations provide otherwise. Main Street’s articles provide that they can be amended by holders of a majority of the shares of Main Street common stock entitled to be voted on an amendment.

Main Street’s Board of Directors may adopt, amend or repeal Main Street’s bylaws by a majority vote of the entire Board of Directors. The bylaws may also be amended or repealed by vote of a majority of Main Street’s stockholders.

Limitations on Director Liability

First Busey.  The Nevada GCL allows a corporation to provide in its articles of incorporation that a director or officer will not be personally liable for monetary damages to the corporation or its stockholders for breach of fiduciary duty as a director or officer, except that such provision must not eliminate or limit the liability of a director or officer for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law; or (b) the payment of distributions to stockholders. The articles of incorporation of First Busey limit a director’s and officer’s liability to the events specified in the Nevada GCL.

Main Street.  Main Street’s articles of incorporation provide that a director will not be personally liable, to the fullest extent permitted by the Illinois BCA, to Main Street or its stockholders for monetary damages resulting from the director’s breach of his or her duty of care. The Illinois BCA permits a corporation to limit a director’s personal liability to this extent, except:

•                   for any breach of a director’s duty of loyalty to Main Street or its stockholders;

•                   for actions, or the failure to take actions, not in good faith or which involve intentional misconduct or a knowing violation of law;

•                   for liability of directors for the unlawful payment of dividends or unlawful stock repurchases;

•                for any transactions for which the director derived any improper personal benefit; or

•                for any unlawful payments upon dissolution.

Indemnification

First Busey.  Under the Nevada GCL, a corporation may generally indemnify its officers, directors, employees and agents against expenses incurred in any proceeding (other than derivative actions), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in derivative actions, except that indemnification may be made only for (a) expenses and certain amounts paid in settlement and (b) in the event the person seeking indemnification has been adjudicated liable, amounts are deemed proper, fair and reasonable by the appropriate court upon application thereto. The Nevada GCL provides that to the extent such persons have been successful in the defense of any proceeding, they must be indemnified by the corporation against expenses.  The Nevada GCL also provides that if a corporation does not so indemnify such persons, they may seek, and a court may order, indemnification under certain circumstances even if the Board of Directors or stockholders of the corporation have determined that the persons are not entitled to indemnification.

In addition, under the Nevada GCL, expenses incurred by an officer or director in connection with a proceeding may be paid by the corporation in advance of the final disposition, upon receipt of an undertaking by such director or officer to repay such amount if such director or officer is ultimately found not to be entitled to indemnification by the corporation.

The articles of incorporation of First Busey provide that directors and officers and former directors and officers will be indemnified to the fullest extent permitted by law.

Main Street.  The Illinois BCA contains similar provisions to the Nevada GCL with respect to indemnification.

Main Street’s articles of incorporation and bylaws provide for the indemnification of its directors and officers and of any person serving at the request of Main Street as a director, officer or partner of another enterprise, to the fullest extent permitted by Illinois law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Main Street under the provisions described above, Main Street and First Busey have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Dissenters’ Rights

First Busey.  A stockholder of a Nevada corporation, with certain exceptions, has the right to dissent from, and obtain payment for the fair value of his shares in the event of (a) a conversion, merger or consolidation to which the corporation is a party, (b) consummation of a plan of exchange to which the corporation is a party as the corporation whose shares will be acquired, if the stockholder is entitled to vote on the plan, and (c) any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the Board of Directors provides that voting or non-voting stockholders are entitled to dissent and obtain payment for their shares. The Nevada GCL provides that unless the articles of incorporation of the corporation issuing shares provide otherwise (which First Busey’s articles of incorporation do not), a stockholder does not have dissenters’ rights with respect to a plan of merger or share exchange if the shares held by the stockholder are either listed on a national securities exchange, or included in the national market system by the National Association of Securities Dealers, Inc., or held of record by 2,000 or more stockholders and stockholders are permitted by the terms of the plan of merger or share exchange to accept in the exchange for their shares:

•                     shares of stock of the surviving or resulting corporation;

•                     shares of stock of another corporation which is listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers or held of record by more than 2,000 stockholders (and cash in lieu of fractional shares); or

•                     any combination of the consideration described above.

A stockholder of record of a Nevada corporation may dissent as to less than all the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights. In such event, the stockholder’s rights will be determined as if the shares to which he or she dissents and his or her other shares were registered in the names of different stockholders.

Main Street.  Under the Illinois BCA, a stockholder is entitled in certain events to dissent from a corporate action and obtain the fair value in cash of his or her shares. These events include:

•                     mergers, share exchanges and sales or leases of substantially all of the corporation’s assets if the stockholder is entitled to vote on the transaction;

•                     certain types of amendments of the corporation’s articles of incorporation if the amendments materially and adversely affect a stockholder’s rights; or

•                     other corporate actions taken pursuant to a stockholder vote, to the extent that the articles of incorporation, bylaws or a resolution of the Board of Directors provides for dissenters’ rights.

Main Street’s articles of incorporation and bylaws do not provide for any additional dissenters’ rights.

Summary of Amendments to First Busey’s Articles of Incorporation

General. By approving the merger agreement, First Busey stockholders will also be approving and adopting the amendment to First Busey’s articles of incorporation attached as Annex A to the merger agreement, which provides for an increase in the number of authorized shares of First Busey common stock from 40 million to 60 million.

Increase in Authorized Common Stock. First Busey is currently authorized to issue 40 million shares of common stock. As of [                        ], 2006, the record date for the special meeting:

•                   [                        ] shares of First Busey common stock were issued and outstanding;

•                   [                        ] shares of First Busey common stock were reserved for issuance under First Busey’s stock incentive plans;

•                   [                        ] shares of First Busey common stock were reserved for issuance to Main Street’s stockholders upon completion of the merger; and

•                   [                        ] shares were held in the treasury of First Busey.

Following the completion of the merger, [                     ] shares will be issued and outstanding, [                     ] shares will be reserved for issuance pursuant to First Busey’s stock incentive plans, and [                     ] shares will be held in treasury. First Busey also intends to reserve a sufficient number of shares for issuance upon exercise of the [                     ] Main Street options currently outstanding. An increase in the number of authorized shares of First Busey common stock is therefore necessary so that First Busey will have a sufficient number of shares available for issuance after completion of the merger.

The First Busey Board of Directors also believes that the authorization of additional shares of First Busey common stock is advisable to provide the combined company with the flexibility to issue additional shares of common stock through stock splits and stock dividends in appropriate circumstances, and to take advantage of opportunities to issue stock to raise additional capital to fund possible acquisitions or for other purposes. Currently there are no plans, understandings, agreements or arrangement concerning the issuance of additional shares of common stock, except for the shares to be issued (a) as a result of the merger and (b) upon the exercise of stock options.

Uncommitted authorized but unissued shares of the combined company’s common stock may be issued from time to time to those persons and for consideration as the Board of Directors as then-comprised may determine, and holders of then-outstanding shares of common stock of the combined company may or may not be given the opportunity to vote with respect to the issuance, depending upon the nature of any transaction, applicable law, the rules and regulations of the NASDAQ Global Select Market and the judgment of the combined company’s board regarding the submission of the issuance to a vote of the stockholders of the combined company

BUSINESS OF FIRST BUSEY

First Busey is a financial holding company which was initially organized as a bank holding company in 1980. First Busey conducts a broad range of financial services through its banking and non-banking subsidiaries at 35 locations. First Busey is headquartered in Urbana, Illinois and its common stock is traded on the NASDAQ Global Select Market under the symbol “BUSE.”

First Busey currently has two wholly-owned banking subsidiaries located in three states, Busey Bank and Busey Bank, National Association.  Busey Bank, a state-chartered bank organized in 1868, is a full-service commercial bank offering a wide variety of services to individual, business, institutional and governmental customers, including retail products and services. Busey Bank has 25 locations in Illinois, one in Indianapolis, Indiana, and a loan production office in Fort Myers, Florida.

First Busey acquired Eagle BancGroup, Inc., parent of First Federal Savings & Loan Association, in October 1999.  First Federal, located in Bloomington, Illinois, was established in 1919 as a federally chartered capital stock savings association.  In June, 2000, First Federal changed its name to Busey Bank fsb.  At the same time, four of Busey Bank’s branches, located in LeRoy and Bloomington, Illinois, were transferred to Busey Bank fsb.  In October 2000, Busey Bank fsb opened an additional branch in Fort Myers, Florida.  In November, 2001, Busey Bank fsb transferred its charter to Florida, and changed its name to Busey Bank Florida.  Simultaneously, the Illinois assets of Busey Bank fsb were merged into Busey Bank.

First Busey acquired First Capital Bankshares, Inc., parent of First Capital Bank on June 1, 2004.  First Capital Bank merged into Busey Bank, bringing all Illinois banking operations under one bank charter.

On July 29, 2005, First Busey acquired Tarpon Coast Bancorp, Inc., parent of Tarpon Coast National Bank and its subsidiary Tarpon Coast Financial Services. At the close of business on February 17, 2006, Busey Bank Florida merged into Tarpon Coast National Bank, and the surviving bank’s name changed to Busey Bank, National Association (Busey Bank, N.A.) consolidating all Florida banking activities under one charter.  Busey Bank, N.A. is a federally-chartered bank based in Port Charlotte, Florida. The bank has one other branch location in Charlotte, County Florida, two branches in Sarasota County, Florida, and five branches in Lee County, Florida.

Busey Bank and Busey Bank, National Association offer a full range of banking services, including commercial, financial, agricultural and real estate loans, and retail banking services, including accepting customary types of demand and savings deposits, making individual, consumer, installment, first mortgage and second mortgage loans, offering money transfers, safe deposit services, IRA, Keogh and other fiduciary services, automated banking and automated fund transfers.

Busey Investment Group, Inc., a wholly owned non-banking subsidiary, is located in Champaign, Illinois. Busey Investment Group is the parent company of: (a) First Busey Trust & Investment Co., which provides a full range of trust and investment management services, including estate and financial planning, tax preparation, custody services and philanthropic advisory services; (b) First Busey Securities, Inc., which is a full-service broker/dealer and provides individual investment advice; and (c) Busey Insurance Services, Inc., which offers a variety of insurance products. Busey Capital Management is a wholly-owned subsidiary of First Busey Trust & Investment Co.

At September 30, 2006, First Busey reported, on a consolidated basis, total assets of approximately $2.4 billion, deposits of approximately $1.9 billion and stockholders’ equity of approximately $180 million. First Busey’s address is 201 West Main Street, Urbana, Illinois 61801 and its telephone number is (217) 365-4556.

Financial and other information relating to First Busey is set forth in First Busey’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, First Busey’s 2005 Annual Report on Form 10-K, First Busey’s Proxy Statement for its 2006 annual meeting filed with the Securities and Exchange Commission on March 29, 2006, and First Busey’s Current Reports on Form 8-K filed during 2006, copies of which may be obtained from First Busey as indicated under “Where You Can Find More Information” on page 98.

BUSINESS OF MAIN STREET

Main Street is a financial holding company registered under the Bank Holding Company Act of 1956, as amended.  Main Street was incorporated on August 12, 1999, and is the parent company of Main Street Bank and of FirsTech, Inc.

On March 23, 2000, Main Street acquired all of the outstanding stock of BankIllinois, The First National Bank of Decatur, First Trust Bank of Shelbyville and FirsTech, Inc., following the merger of BankIllinois Financial Corporation and First Decatur Bancshares, Inc. into Main Street. Main Street subsequently merged its former banking subsidiary, First Trust Bank of Shelbyville, into BankIllinois effective June 19, 2002.  On November 10, 2004, BankIllinois and The First National Bank of Decatur were merged into one bank named Main Street Bank.

On April 1, 2005, Main Street acquired all of the outstanding stock of Citizens First Financial Corp., which was the parent company of Citizens Savings Bank, based in Bloomington, Illinois. The transaction has been accounted for as a purchase.  Main Street merged Citizens Savings Bank into Main Street Bank as of the close of business on October 7, 2005.

Main Street conducts the business of banking and offers trust services through Main Street Bank & Trust and retail payment processing through FirsTech.  As of September 30, 2006, Main Street had total consolidated assets of $1.6 billion, total consolidated loans including loans held for sale of approximately $982 million, total consolidated deposits of approximately $1.3 billion, total consolidated stockholders’ equity of $148 million and trust assets under administration of approximately $2.3 billion.  Substantially all of Main Street’s income is currently derived from dividends and management fees received from its subsidiaries.

Financial and other information relating to Main Street is set forth in Main Street’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, Main Street’s 2005 Annual Report on Form 10-K, Main Street’s Proxy Statement for its 2006 annual meeting filed with the Securities and Exchange Commission on March 23, 2006, and Main Street’s Current Reports on Form 8-K filed during 2006, copies of which may be obtained from Main Street as indicated under “Where You Can Find More Information” on page 98.

SUPERVISION AND REGULATION OF FIRST BUSEY AND MAIN STREET

General

Each of First Busey and Main Street is a financial holding company subject to supervision and regulation by the Federal Reserve under the Bank Holding Company Act, which we refer to below as the BHCA.  First Busey and Main Street are also subject to the Illinois Bank Holding Company Act.  Busey Bank, an Illinois state-chartered bank, and Main Street Bank, an Illinois state-charted bank, are each subject to regulation and examination primarily by the DFPR and, secondarily, by the FDIC.  First Busey’s subsidiary, Busey Bank, National Association, is a national banking association and is subject to regulation and examination primarily by the OCC and secondarily by the FDIC.  Numerous other federal and state laws, as well as regulations promulgated by the DFPR, the FDIC, the OCC and the Federal Reserve govern almost all aspects of the operations of the subsidiary banks of both First Busey and Main Street. Various federal and state bodies regulate and supervise First Busey’s non-banking subsidiaries including its brokerage, investment advisory and insurance agency operations. These include, but are not limited to, the DFPR, the Federal Reserve, the Securities and Exchange Commission, the National Association of Securities Dealers, Inc., federal and state banking regulators and various state regulators of insurance and securities brokerage activities.

Under the Gramm-Leach-Bliley Act, a bank holding company that elects to become a financial holding company may engage in any activity that the Federal Reserve, in consultation with the Secretary of the Treasury, determines by regulation or order is: (1) financial in nature; (2) incidental to any such financial activity; or (3) complementary to any such financial activity and does not pose a substantial risk to the safety or soundness of depository institutions or the financial system generally. The Gramm-Leach-Bliley Act makes significant changes in U.S. banking law, principally by repealing certain restrictive provisions of the 1933 Glass-Steagall Act. The Gramm-Leach-Bliley Act specifies certain activities that are deemed to be financial in nature, including lending, exchanging, transferring, investing for others, or safeguarding money or securities; underwriting and selling insurance; providing financial, investment, or economic advisory services; underwriting, dealing in, or making a market in, securities; and any activity currently permitted for bank holding companies by the Federal Reserve under Section 4(c)(8) of the BHCA. The Gramm-Leach-Bliley Act does not authorize banks or their affiliates to engage in commercial activities that are not financial in nature. A bank holding company may elect to be treated as a financial holding company only if all depository institution subsidiaries of the holding company are well-capitalized, well-managed and have at least a satisfactory rating under the Community Reinvestment Act.

In addition to the Gramm-Leach-Bliley Act, there have been a number of legislative and regulatory proposals that would have an impact on bank/financial holding companies and their bank and non-bank subsidiaries. It is impossible to predict whether or in what form these proposals may be adopted in the future and if adopted, what their effect will be on First Busey or Main Street.

Dividends

The Federal Reserve has issued a policy statement on the payment of cash dividends by bank holding companies. In the policy statement, the Federal Reserve expressed its view that a bank holding company experiencing weak earnings should not pay cash dividends in excess of its net income or that could only be funded in ways that would weaken its financial health, such as by borrowing. First Busey and Main Street are also subject to certain contractual and regulatory capital restrictions that limit the amount of cash dividends that they may pay. The Federal Reserve also may impose limitations on the payment of dividends as a condition to its approval of certain applications, including applications for approval of mergers and acquisitions.

The primary sources of funds for each of First Busey’s and Main Street’s payment of dividends to stockholders are dividends and fees to First Busey and Main Street, respectively, from their banking and nonbanking affiliates. Various federal and state statutory provisions and regulations limit the amount of dividends the subsidiary banks may pay.  Under provisions of the Illinois Banking Act, dividends may not be declared by banking subsidiaries except out of the bank’s net profit (as defined in the Illinois Banking Act).  The National Bank Act imposes limitations on the amount of dividends that may be paid by a national bank, such as Busey Bank, National Association.  Generally, a national bank may pay dividends out of its undivided profits, in such amounts and at such times as the bank’s Board of Directors deems prudent.  Without prior OCC approval, however, a national bank may not pay dividends in any calendar year which, in the aggregate, exceed the bank’s year-to-date net income plus the bank’s retained net income for the two preceding years.  Federal and state banking regulations applicable to First Busey, Main Street and their respective banking subsidiaries require minimum levels of capital and levels of capital to be considered “well capitalized”, which limit the amounts available for payment of dividends.

Capital Requirements

First Busey and Main Street are required to comply with the capital adequacy standards established by the Federal Reserve, and their respective banking subsidiaries must comply with similar capital adequacy standards established by the FDIC and the OCC, as applicable. There are two basic measures of capital adequacy for financial holding companies and their banking subsidiaries that have been promulgated by the Federal Reserve, the FDIC and the OCC: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company or a bank to be considered in compliance.

Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC- insured depository institutions that fail to meet applicable capital requirements.

Prompt Corrective Action

The Federal Deposit Insurance Corporation Improvement Act of 1991, which we refer to below as FDICIA, establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, the federal banking regulators are required to rate supervised institutions on the basis of five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized) and to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, FDICIA requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

Pursuant to FDICIA, the Federal Reserve, the FDIC, and the OCC have adopted regulations setting forth a five-tier scheme for measuring the capital adequacy of the financial institutions they supervise. Under the regulations, an institution would be placed in one of the following capital categories: (i) well capitalized (an institution that has a Total Capital ratio of at least 10%, a Tier 1 Capital ratio of at least 6% and a Tier 1 Leverage Ratio of at least 5%); (ii) adequately capitalized (an institution that has a Total Capital ratio of at least 8%, a Tier 1 Capital ratio of at least 4% and a Tier 1 Leverage Ratio of a least 4%); (iii) undercapitalized (an institution that has a Total Capital ratio of under 8%, a Tier 1 Capital ratio of under 4% or a Tier 1 Leverage Ratio of under 4%); (iv) significantly undercapitalized (an institution that has a Total Capital ratio of under 6%, a Tier 1 Capital ratio of under 3% or a Tier 1 Leverage Ratio of under 3%); and (v) critically undercapitalized (an institution whose tangible equity is not greater than 2% of total tangible assets). The regulations permit the appropriate federal banking regulator to downgrade an institution to the next lower category if the regulator determines (i) after notice and opportunity for hearing or response, that the institution is in an unsafe or unsound condition or (ii) that the institution has received (and not corrected) a less-than-satisfactory rating for any of the categories of asset quality, management, earnings or liquidity in its most recent examination. Supervisory actions by the appropriate federal banking regulator depend upon an institution’s classification within the five categories. Each of First Busey’s and Main Street’s respective management believes that First Busey and Main Street, respectively, and their bank subsidiaries have the requisite capital levels to qualify as well capitalized institutions under the FDICIA regulations.

FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to restrictions on borrowing from the Federal Reserve. In addition, undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. A depository institution’s holding company must guarantee the capital plan, up to an amount equal to the lesser of 5% of the depository institution’s assets at the time it becomes undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan. Federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution’s capital. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.

Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator.

OTHER MATTERS

As of the date of this joint proxy statement-prospectus, each of our board’s knows of no matters that will be presented for consideration at our respective special meetings other than as described in this joint proxy statement-prospectus.  However, if any other matters properly come before the First Busey or Main Street special meeting or any adjournment or postponement of the special meeting and are voted upon, the enclosed joint proxy statement-prospectus will be deemed to confer authority to vote for adjournment to solicit additional votes and discretionary authority on the individuals named as proxies to vote the shares represented by such proxy as to any such matters.

STOCKHOLDER PROPOSALS

First Busey expects to hold its next annual meeting of stockholders in [                    ], 2007, after the merger. Under the rules of the Securities and Exchange Commission, proposals of First Busey stockholders intended to be presented at that meeting and included in First Busey’s proxy statement must be received by First Busey at its principal executive offices at First Busey Corporation, 201 West Main Street, Urbana, Illinois 61801, no later than November 15, 2006. It is not currently anticipated that Main Street will hold its annual meeting in 2007, unless the merger has not been completed or the merger agreement has been terminated.

EXPERTS

The consolidated financial statements of First Busey and its subsidiaries are incorporated by reference to this joint proxy statement-prospectus and in the registration statement in reliance upon the reports of McGladrey & Pullen, LLP, independent registered public accounting firm, to the extent and for the periods indicated in their report, which is incorporated by reference to this joint proxy statement-prospectus and the registration statement and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Main Street and its subsidiaries are incorporated by reference to this joint proxy statement-prospectus and in the registration statement in reliance upon the reports of McGladrey & Pullen, LLP independent registered public accounting firm, to the extent and for the periods indicated in their report, which is incorporated by reference to this joint proxy statement-prospectus and the registration statement and upon the authority of said firm as experts in accounting and auditing.

CERTAIN OPINIONS

The legality of the First Busey common stock to be issued as a result of the merger will be passed upon for First Busey by Chapman and Cutler, 111 West Monroe Street, Chicago, Illinois 60603.

Each of Barack Ferrazzano and Chapman and Cutler has delivered an opinion concerning material federal income tax consequences of the Merger.  See “Description of Transaction—Material Federal Income Tax Consequences of the Merger.”

WHERE YOU CAN FIND MORE INFORMATION

We each file annual, quarterly and current reports and other information with the Securities and Exchange Commission under the Securities Exchange Act.  You may read and copy this information at the Public Reference Room at the Securities and Exchange Commission at 100 F Street, N.W., Room 1580, Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.  The Securities and Exchange Commission maintains an internet site that contains reports, proxy and information statements and other information about issuers that file electronically with the Securities and Exchange Commission.  The address of that site is http://www.sec.gov.

First Busey filed a registration statement with the Securities and Exchange Commission under the Securities Act relating to the First Busey common stock offered to Main Street stockholders.  The registration statement contains additional information about First Busey and the First Busey common stock.  The Securities and Exchange Commission allows First Busey to omit certain information included in the registration statement from this joint proxy statement-prospectus.  The registration statement may be inspected and copied at the Securities and Exchange Commission’s public reference facilities described above.  The registration statement is also available on the Securities and Exchange Commission’s internet site.

All information contained in this joint proxy statement-prospectus with respect to First Busey was supplied by First Busey, and all information contained in this joint proxy statement-prospectus with respect to Main Street was supplied by Main Street.

The Securities and Exchange Commission allows First Busey and Main Street to “incorporate by reference” information into this joint proxy statement-prospectus.  This means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission.  The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

This document incorporates by reference the documents listed below that First Busey and Main Street have previously filed with the Securities and Exchange Commission (excluding any portions of any such documents that are “furnished” but not “filed” for purposes of the Exchange Act).  They contain important information about First Busey and Main Street and their respective financial condition.

First Busey Filings.

Filing	Period or Date Filed

Annual Report on Form 10-K	Year ended December 31, 2005

Quarterly Report on Form 10-Q	Quarters ended March 31, June 30 and September 30, 2006

Current Reports on Form 8-K	January 17, January 19, January 31, February 9, April 19, April 26, May 1, May 18, June 20, July 19, August 1, September 19, September 21, September 25, September 29 and October 18, 2006

Main Street Filings.

Filing	Period or Date Filed

Annual Report on Form 10-K	Year ended December 31, 2005

Quarterly Report on Form 10-Q	Quarters ended March 31, June 30 and September 30, 2006

Current Reports on Form 8-K	January 27, February 24, March 30, April 24, July 25, September 19, September 21, September 25, September 29 and October 23, 2006

Any statement contained in a document incorporated or deemed to be incorporated by reference will be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part hereof.

Additional documents that either First Busey or Main Street may file with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this document and the date of the special meeting of its stockholders, or any adjournments or postponements of that meeting, are also incorporated by reference (excluding any portions of any such documents that are “furnished” but not “filed” for purposes of the Exchange Act). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Copies of any of the documents incorporated by reference into this joint proxy statement–prospectus (excluding exhibits unless the exhibits are specifically incorporated into this document) are available without charge upon written or oral request.  For First Busey documents, contact Mary E. Lakey, First Busey Corporation, 201 West Main Street, Urbana, Illinois 61801, telephone: (217) 365-4556.  For Main Street documents, contact Teresa M. Marsh, Secretary, Main Street Trust, Inc., 100 West University Avenue, Champaign, Illinois 61820, telephone: (217) 351-6500

In order to ensure timely delivery of the documents before the special meeting, any request should be made by [                       ], 200[      ].

PLEASE NOTE

We have not authorized anyone to provide you with any information other than the information included in this document and the documents to which we refer you.  If someone provides you with other information, please do not rely on it as being authorized by us.

This joint proxy statement-prospectus has been prepared as of [               ], 200[      ].  You should not assume that the information contained in this document is accurate as of any date other than that date, and neither the mailing to you of this document nor the issuance to you of shares of common stock of First Busey will create any implication to the contrary.  However, if there is a material change to information requiring the filing of a post-effective amendment with the Securities and Exchange Commission, you will receive an updated document and your proxy will be resolicited.

APPENDIX A

Agreement and Plan of Merger

dated September 20, 2006

between

FIRST BUSEY CORPORATION

and

MAIN STREET TRUST, INC.

i

ii

AGREEMENT AND PLAN OF MERGER, dated September 20, 2006 (this “Agreement”), between First Busey Corporation, a Nevada corporation (“First Busey”), and Main Street Trust, Inc., an Illinois corporation (“Main Street”).

RECITALS

A.      The Proposed Transaction.   The parties desire that First Busey and Main Street become affiliated in a strategic merger of equals to be effected through the merger of Main Street with and into First Busey (the “Merger”), with First Busey the surviving corporation (the “Surviving Corporation”).

B.      Board Determinations.   The respective boards of directors of First Busey and Main Street have each determined that the Merger and the other transactions contemplated hereby are consistent with, and will further, their respective business strategies and goals, and are in the best interests of their respective shareholders and, therefore, have approved the Merger, this Agreement and the plan of merger contained in this Agreement.

C.      Intended Tax Treatment.   The parties intend the Merger to be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations thereunder, and intend for this Agreement to constitute a “plan of reorganization” within the meaning of the Code.

NOW, THEREFORE, in consideration of the premises, and of the mutual representations, warranties, covenants and agreements contained in this Agreement, First Busey and Main Street agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.01.   Definitions.   This Agreement uses the following definitions:

“Acquisition Proposal” means a tender or exchange offer to acquire more than 15% of the voting power in First Busey, Main Street or any Significant Subsidiary of either, a proposal for a merger, consolidation or other business combination involving First Busey, Main Street or any Significant Subsidiary of either or any other proposal or offer to acquire in any manner more than 15% of the voting power in, or more than 15% of the business, assets or deposits of, First Busey, Main Street or any Significant Subsidiary of either, other than the transactions contemplated hereby and other than any sale of whole loans and securitizations in the Ordinary Course of Business; provided, however, that for the purposes of Sections 8.03(c) and 8.04(c), references to “more than 15%” shall be deemed to be references to “25% or more.”

“Agreement” has the meaning assigned in the Preamble.

“Bank Merger” means the merger of Main Street Bank with and into and under the charter of Busey Bank.

“Benefit Arrangement” means, with respect to each of First Busey and Main Street, each of the following (a) under which any Employee or any of its current or former directors has any present or future right to benefits, (b) that is sponsored or maintained by it or its Subsidiaries, or (c) under which it or its Subsidiaries has any present or future liability to any Employee or any of its current or former directors:  each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation, paid time off benefits and other employee benefit plan, agreement, program, policy or other arrangement (with respect to any of preceding, whether or not subject to ERISA).

“Benefits Transition Date” has the meaning assigned in Section 6.12(a).

“BHC Act” means the Bank Holding Company Act of 1956.

“Busey Bank” means Busey Bank, a wholly-owned Subsidiary of First Busey.

“Busey Investment Group” means Busey Investment Group, Inc., a wholly-owned subsidiary of First Busey.

“Closing” has the meaning assigned in Section 2.02.

“Closing Date” has the meaning assigned in Section 2.02.

“Code” has the meaning assigned in the Recitals.

“Confidentiality Agreement” has the meaning assigned in Section 6.05(b).

“Constituent Documents” means the charter or articles or certificate of incorporation and by-laws of a corporation or banking organization, the certificate of partnership and partnership agreement of a general or limited partnership, the certificate of formation and limited liability company agreement of a limited liability company, the trust agreement of a trust and the comparable documents of other entities.

“Costs” has the meaning assigned in Section 6.11(a).

“Covered Employees” has the meaning assigned in Section 6.12(a).

“Disclosure Schedule” has the meaning assigned in Section 5.01.

“Dissenting Shareholder” has the meaning assigned in Section 3.07.

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“Dissenting Shares” means shares of Main Street Common Stock the holders of which have perfected and not withdrawn or lost their right to dissent with respect to such shares under Section 5/11.65 of the IBCA.

 “Effective Time” has the meaning assigned in Section 2.03.

“Employees” means current and former employees of each of First Busey and Main Street, as the context requires.

“Environmental Laws” means the statutes, rules, regulations, ordinances, codes, orders, decrees, and any other laws (including common law) of any foreign, federal, state, local, and any other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning pollution, or protection of human health and safety or of the environment, as in effect on or prior to the date of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” has the meaning assigned in Section 5.03(m).

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations thereunder.

“Exchange Agent” has the meaning assigned in Section 3.04(a).

“Exchange Fund” has the meaning assigned in Section 3.04(a).

“Exchange Ratio” has the meaning assigned in Section 3.01.

“Expenses” has the meaning assigned in Section 8.02(b).

“First Busey” has the meaning assigned in the Preamble to this Agreement.

 “First Busey Board” means the board of directors of First Busey.

“First Busey Common Stock” means the common stock, par value $.001 per share, of First Busey.

 “First Busey Meeting” has the meaning assigned in Section 6.02(c).

“First Busey Preferred Stock” means, the preferred stock, no-par value per share, of First Busey.

“First Busey Principal Employment Agreements” has the meaning assigned in Section 6.14.

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“First Busey Stock” means, collectively, the First Busey Common Stock and the First Busey Preferred Stock.

“First Busey Stock Option” means any outstanding option to purchase shares of First Busey Common Stock under the First Busey Stock Plans and any other Benefit Arrangement, whether vested or unvested, exercisable or unexercisable.

“First Busey Stock Plans” means the First Busey 1993 Restricted Stock Award Plan, the First Busey Profit Sharing Plan and Trust, the First Busey Employee Stock Ownership Plan, the First Busey Stock Plan, the First Busey 1999 Stock Option Plan and the First Busey 2004 Stock Option Plan Stock Compensation Plan.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any industry self-regulatory authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder.

“IBCA” means the Illinois Business Corporation Act of 1983.

“Illinois Articles of Merger” has the meaning assigned in Section 2.03.

“Indemnified Party” has the meaning assigned in Section 6.11(a).

“Joint Proxy Statement” has the meaning assigned in Section 6.03(a).

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

“Main Street” has the meaning assigned in the Preamble to this Agreement.

“Main Street Affiliate” has the meaning assigned in Section 6.07.

“Main Street Bank” means Main Street Bank & Trust, a wholly-owned Subsidiary of Main Street.

“Main Street Board” means the board of directors of Main Street.

“Main Street Common Stock” means the common stock, par value $.10 per share, of Main Street.

“Main Street Meeting” has the meaning assigned in Section 6.02(c).

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“Main Street Preferred Stock” means the preferred stock, no par value per share, of Main Street.

“Main Street Principal Employment Agreement Amendments” has the meaning assigned in Section 6.14.

“Main Street Stock” means, collectively, the Main Street Common Stock and the Main Street Preferred Stock.

“Main Street Stock Option” has the meaning assigned in Section 3.09(a).

“Main Street Stock Plans” means Main Street’s 2000 Stock Incentive Plan.

“Market Price” means the average (rounded to the nearest $.01) of the closing prices of First Busey Common Stock on the ten (10) trading days immediately preceding the Closing Date that shares of First Busey Common Stock are traded on Nasdaq.

“Material Adverse Effect” means, with respect to First Busey or Main Street, any effect that:

(a)      has a material adverse effect on the financial condition, results of operations or business of First Busey and its Subsidiaries, taken as a whole, or Main Street and its Subsidiaries, taken as a whole, respectively, excluding (with respect to each of clause (1), (3) and (5), only to the extent that the effect of a change on it is not disproportionate to the effect of such change on comparable banking organizations) the impact of (1) changes in banking and other laws of general applicability or changes in the interpretation thereof by Governmental Authorities, (2) changes in GAAP or regulatory accounting requirements applicable to U.S. banking organizations generally, (3) changes in prevailing interest rates or other general economic or market conditions affecting U.S. banking organizations generally, (4) actions or omissions of a party to this Agreement required by this Agreement or taken with the prior written consent of the other party to this Agreement in contemplation of the transactions contemplated hereby, (5) changes in global or national political conditions (including the outbreak of war or acts of terrorism) or due to natural disasters, and (6) to the extent consistent with GAAP, any modifications or changes to valuation policies or practices, or restructuring charges, in each case taken with the prior approval of First Busey or Main Street, as the case may be, in connection with the Merger; or

(b)      would materially impair the ability of First Busey or Main Street, respectively, to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

“Materials of Environmental Concern” means any hazardous or toxic substances, materials, wastes, pollutants, or contaminants, including those defined or regulated as such under any Environmental Law, and any other substance the presence of which may give rise to liability under Environmental Law.

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“Merger” has the meaning assigned in the Recitals.

“Merger Consideration” has the meaning assigned in Section 3.01.

“NASD” means the National Association of Securities Dealers, Inc.

“Nasdaq” means the Nasdaq Global Market.

“NBCA” means the Nevada Business Corporation Act.

“Nevada Articles of Merger” has the meaning assigned in Section 2.03.

“New Certificates” has the meaning assigned in Section 3.04(a).

“New Option” has the meaning assigned in Section 3.09(a).

“Old Certificates” has the meaning assigned in Section 3.04(a).

“Ordinary Course of Business” means any action taken by a person only if such action is consistent with the past practices of such person and is taken in the ordinary course of the normal day-to-day operations of such person.

“Other Persons” has the meaning assigned in Section 6.06(a).

“Outstanding Main Street Employment Agreements” mean each employment agreement with Main Street or any of its Subsidiaries listed and described as such in Main Street’s Disclosure Schedule, which includes all employment agreements that provide for any change of control or severance payment as a result of the Merger or any of the transactions contemplated by this Agreement.

“party” means First Busey or Main Street.

“Pension Plan” has the meaning assigned in Section 5.03(m).

“person” is to be interpreted broadly to include any individual, savings association, bank, trust company, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization.

“Previously Disclosed” means information set forth by a party in the applicable paragraph of its Disclosure Schedule, or in another paragraph of its Disclosure Schedule (so long as it is reasonably clear from the context that the disclosure in such other paragraph of its Disclosure Schedule is also applicable to the section of this Agreement in question).

“Registration Statement” has the meaning assigned in Section 6.03(a).

“Regulatory Filings” has the meaning assigned in Section 5.03(h).

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“Representatives” means, with respect to any person, such person’s directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

“Requisite Regulatory Approvals” has the meaning assigned in Section 6.10(a).

“Resulting Bank” means the resulting bank from the Bank Merger.

“Rights” means, with respect to any person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such first person.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Secretary of State (IL)” means the Secretary of State of the State of Illinois.

“Secretary of State (NV)” means the Secretary of State of the State of Nevada.

“Securities Act” means the Securities Act of 1933 and the rules and regulations thereunder.

“Subsidiary” and “Significant Subsidiary” have the meanings ascribed to those terms in Rule 1-02 of Regulation S-X promulgated by the SEC.

“Superior Proposal” means a bona fide written Acquisition Proposal which the Main Street Board or First Busey Board concludes in good faith to be more favorable from a financial point of view to its respective shareholders than the Merger and the other transactions contemplated hereby, (1) after receiving the advice of its financial advisors (which shall be Sandler O’Neill & Partners, L.P. and Keefe, Bruyette & Woods, Inc., respectively, or any nationally recognized investment banking firm), (2) after taking into account the likelihood and timing of consummation of the proposed transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable law.

“Surviving Corporation” has the meaning assigned in the Recitals.

“Takeover Laws” has the meaning assigned in Section 5.03(p).

“Takeover Provisions” has the meaning assigned in Section 5.03(p).

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“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

“Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with any taxing authority with respect to any Tax.

Section 1.02.     Interpretation.   (a) In this Agreement, except as context may otherwise require, references:

(1)    to the Preamble, Recitals, Sections, Annexes or Schedules are to the Preamble to, a Recital or Section of, or Annex or Schedule to, this Agreement;

(2)    to this Agreement are to this Agreement, and the Annexes and Schedules to it, taken as a whole;

(3)    to any agreement (including this Agreement as executed and delivered), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof); and to any section of any statute or regulation include any successor to the section;

(4)    to the “transactions contemplated hereby” includes the transactions provided for in this Agreement and the Annexes to it; and

(5)    to any Governmental Authority include any successor to that Governmental Authority; and

(6)    to the date of this Agreement or the date hereof are to September 20, 2006.

(b)       The table of contents and article and section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

(c)       The words “include,” “includes” or “including” are to be deemed followed by the words “without limitation.”

(d)       The words “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section.

(e)       The phrase “reasonable best efforts” shall be construed to mean the efforts that a prudent person desirous of achieving a result would use in similar circumstances to ensure that

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such result is achieved as expeditiously as possible, provided, however, that an obligation to use reasonable best efforts under this Agreement does not require the person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such person of this Agreement and the transactions contemplated hereby.

(f)        This Agreement is the product of negotiation by the parties, having the assistance of counsel and other advisers.  The parties intend that this Agreement not be construed more strictly with regard to one party than with regard to the other.

(g)       No provision of this Agreement is to be construed to require, directly or indirectly, any person to take any action, or omit to take any action, to the extent such action or omission would violate applicable law (including statutory and common law), rule or regulation.

ARTICLE II

THE MERGER

Section 2.01.   The Merger.   Upon the terms and subject to the conditions set forth in this Agreement, Main Street will merge with and into First Busey at the Effective Time.  At the Effective Time, the separate corporate existence of Main Street will terminate.  First Busey will be the Surviving Corporation and will continue its corporate existence under the laws of the State of Nevada.

Section 2.02.   Closing.   The closing of the Merger (the “Closing”) will take place in the offices of Chapman and Cutler LLP, 111 West Monroe Street, Chicago, Illinois, at 10:00 a.m. on the third business day (unless the parties agree to another place, time or date) after satisfaction or waiver of the conditions set forth in Article VII, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions (the “Closing Date”).

Section 2.03.   Effective Time.   Subject to the provisions of this Agreement, in connection with the Closing, Main Street and First Busey will duly execute and deliver (1) articles of merger to the Secretary of State (IL) for filing under Section 5/11.40 of the IBCA (the “Illinois Articles of Merger”) and (2) articles of merger to the Secretary of State (NV) for filing under Section 92A.240 of the NBCA (the “Nevada Articles of Merger”).  The parties will make all other filings or recordings required under the IBCA and the NBCA, and the Merger will become effective when the Illinois Articles of Merger are filed in the office of the Secretary of State (IL) and the Nevada Articles of Merger are filed in the office of the Secretary of State (NV), or at such later date or time as First Busey and Main Street agree and specify in the Illinois Articles of Merger and the Nevada Articles of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 2.04.   Effects of the Merger.   The Merger will have the effects prescribed by the IBCA, the NBCA and other applicable law.

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Section 2.05.   Constituent Documents.   (a) The articles of incorporation of First Busey, as in effect immediately before the Effective Time, and amended to increase the authorized capital stock of First Busey as set forth in Annex 1 attached hereto, will be the articles of incorporation of the Surviving Corporation as of the Effective Time.

(b)    The by-laws of First Busey, as in effect immediately before the Effective Time, will be the by-laws of the Surviving Corporation as of the Effective Time.

Section 2.06.    Directors and Officers of the Surviving Corporation.   From and after the Effective Time, the directors and executive officers of the Surviving Corporation shall be as set forth in Annex 2 attached hereto.  It is the present intention of the parties hereto that Douglas C. Mills will serve as Chairman of the board of directors of the Surviving Corporation until the annual meeting of the Surviving Corporation in 2009, at which time Gregory B. Lykins shall succeed him.  Additionally, it is the present intention of the parties hereto that Van A. Dukeman will be the president and chief executive officer of the Surviving Corporation.  Such directors and executive officers shall serve until their resignation, removal or until their successors shall have been elected or appointed and shall have qualified in accordance with the NBCA and the articles of incorporation and by-laws of the Surviving Corporation.

Section 2.07.   Name and Location of Surviving Corporation.   The name of the Surviving Corporation shall be “First Busey Corporation.”  The principal offices of the Surviving Corporation shall initially be located at 100 West University Avenue, Champaign, Illinois 61820, until thereafter changed by the board of directors of the Surviving Corporation.

Section 2.08.   Bank Merger.   The parties understand that it is the present intention of First Busey at or after the Effective Time to effect the Bank Merger.  First Busey and Main Street agree to cooperate and to take such steps as may be necessary to obtain all requisite regulatory, corporate and other approvals to effect the Bank Merger, subject to the consummation of, and to be effective concurrently with, the Merger or as soon as practicable thereafter.  The Resulting Bank shall be Busey Bank and the name of the Resulting Bank will be “Busey Bank.”  The home office of the Resulting Bank shall initially be located at 201 West Main Street, Urbana, Illinois 61801 until thereafter changed with the approval of the board of directors of the Surviving Corporation.  In furtherance of such agreement, each of First Busey and Main Street agrees:

(a)      respectively, to cause the board of directors of each of Busey Bank and Main Street Bank to approve the Bank Merger and to submit the same to its respective sole shareholder for approval;

(b)      respectively, to vote the shares of stock of Busey Bank and Main Street Bank owned by them in favor of the Bank Merger; and

(c)      to take, or cause to be taken, all steps necessary to consummate the Bank Merger at the Effective Time or as soon thereafter as is reasonably practicable.

The Bank Merger shall be accomplished pursuant to a merger agreement containing such terms and conditions as are ordinary and customary for affiliated bank merger transactions of such type.

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Notwithstanding anything contained herein to the contrary:  (x) the Bank Merger will be effective no earlier than the Effective Time; and (y) none of First Busey’s or Main Street’s actions in connection with the Bank Merger will unreasonably interfere with any of the operations of First Busey, Busey Bank, Main Street or Main Street Bank prior to the Effective Time.

Section 2.09.   Directors and Officers of the Resulting Bank.   From and after the Effective Time, the directors of the Resulting Bank shall be comprised of an even number of representatives from each of First Busey and Main Street.  It is the present intention of the parties hereto that Van A. Dukeman will serve as Chairman of the board of directors of the Resulting Bank, Lee O’Neill will serve as the president and chief executive officer of the Resulting Bank.  Such directors and executive officers shall serve until their resignation, removal or until their successors shall have been elected or appointed and shall have qualified in accordance with the Illinois Banking Act and the charter and by-laws of the Resulting Bank.

Section 2.10.   Directors of Busey Investment Group.   From and after the Effective Time, the directors of Busey Investment Group shall be comprised of an even number of representatives from each of First Busey and Main Street.  Such directors shall serve until their resignation, removal or until their successors shall have been elected or appointed and shall have qualified in accordance with the charter and by-laws of Busey Investment Group.

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

Section 3.01.   Consideration.   At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Main Street Stock and subject to Sections 3.04(c) and 3.05, the shares of Main Street Common Stock issued and outstanding immediately prior to the Effective Time, with respect to each holder of record of such shares, will be converted into the right to receive:  (a) 1.55 fully paid and nonassessable shares of First Busey Common Stock (the “Exchange Ratio”), multiplied by (b) the number of shares of Main Street Common Stock held by such holder of record (such product, the “Merger Consideration”).

Notwithstanding anything in this Section 3.01 to the contrary, at the Effective Time and by virtue of the Merger, each share of Main Street Common Stock beneficially owned by First Busey (other than shares held in a trust, fiduciary, or nominee capacity or as a result of debts previously contracted) or held in Main Street’s treasury will be canceled and no shares of First Busey Stock or other consideration will be issued or paid in exchange therefor.

Section 3.02.   Cancellation of Shares.   At the Effective Time, the shares of Main Street Common Stock will no longer be outstanding and will automatically be canceled and will cease to exist.  Certificates that represented Main Street Common Stock before the Effective Time will be deemed for all purposes to represent the number of shares of First Busey Common Stock or cash into which they were converted pursuant to this Article III.

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Section 3.03.   Rights as Shareholders; Stock Transfers.   At the Effective Time, holders of Main Street Common Stock will cease to be, and will have no rights as, shareholders of Main Street, other than rights to (a) receive any then unpaid dividend or other distribution with respect to such Main Street Common Stock having a record date before the Effective Time and (b) receive the Merger Consideration provided under this Article III.  After the Effective Time, there will be no transfers of shares of Main Street Common Stock on the stock transfer books of Main Street or the Surviving Corporation, and shares of Main Street Common Stock presented to the Surviving Corporation for any reason will be canceled and exchanged in accordance with this Article III.

Section 3.04.   Exchange Procedures.   (a) As of the Effective Time and as mutually agreed by First Busey and Main Street, First Busey will deposit with First Busey, acting as its own transfer agent, or with a depository or trust institution of recognized standing mutually selected by First Busey and Main Street (in such capacity, the “Exchange Agent”), for the benefit of the holders of certificates formerly representing shares of Main Street Common Stock (“Old Certificates”), (1) certificates or, at First Busey’s option, evidence of shares in book entry form, representing the number of shares of First Busey Common Stock (“New Certificates”) issuable to holders of Old Certificates under this Article III and (2) cash payable pursuant to Section 3.05 (the “Exchange Fund”).

(b)      Promptly after the Effective Time, First Busey will send or cause to be sent to each person who was a recordholder of Main Street Common Stock immediately before the Effective Time transmittal materials, in form reasonably acceptable to Main Street, for exchanging Old Certificates.  Upon surrender of an Old Certificate for cancellation to the Exchange Agent together with the transmittal materials, duly executed, and such other documents as the Exchange Agent may reasonably require (including customary indemnity if any of such certificates are lost, stolen, or destroyed), the holder of such Old Certificate shall be entitled to receive in exchange therefor a certificate or other evidence representing that number of New Certificates which such holder has the right to receive in respect of the Old Certificates surrendered pursuant to the provisions of this Article III (after taking into account all shares of Main Street Common Stock then held by such holder) and any check in respect of the dividends and for any fractional shares that the shareholder will be entitled to receive, and the Old Certificates so surrendered shall forthwith be cancelled.  No interest will be paid on any such cash or other consideration deliverable pursuant to this Article III.

(c)      None of First Busey, Main Street or the Exchange Agent will be liable to any former holder of Main Street Common Stock for any shares of First Busey Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(d)      Each of First Busey and the Surviving Corporation shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any holder of Main Street Common Stock such amounts as it may be required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law.  To the extent that amounts are so withheld by First Busey, the Surviving Corporation or the Exchange Agent, as the case may be,

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the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of Main Street Common Stock in respect of which the deduction and withholding was made by First Busey, the Surviving Corporation or the Exchange Agent, as the case may be.

Section 3.05.   Fractional Shares.   Notwithstanding any other provision hereof, no fractional shares of First Busey Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, First Busey will pay to each holder of Main Street Common Stock who would otherwise be entitled to a fractional share of First Busey Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction of a share of First Busey Common Stock by the Market Price.

Section 3.06.   Anti-Dilution Adjustments.   If First Busey changes (or the First Busey Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of First Busey Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Exchange Ratio will be adjusted proportionately to account for such change.

Section 3.07.   Dissenting Shareholders.   Each Dissenting Share shall not be converted into or represent a right to receive Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by Section 5/11.65 of the IBCA.  Main Street shall give First Busey prompt notice upon receipt by Main Street of any demand for payment pursuant to Section 5/11.70 of the IBCA and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”), and First Busey shall have the right to participate in all negotiations and proceedings with respect to any such demands.  Any payments made in respect of Dissenting Shares shall be made by First Busey.  If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his or her right to dissent under Section 5/11.65 of the IBCA, such holder’s shares of Main Street Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement.

Section 3.08.   Effect on First Busey Stock.   Each share of First Busey Stock outstanding immediately prior to the Effective Time will remain outstanding.

Section 3.09.   Stock Options.   (a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any outstanding option to purchase shares of Main Street Common Stock under the Main Street Stock Plans and any other Benefit Arrangement, whether vested or unvested, exercisable or unexercisable (each, a “Main Street Stock Option”), each Main Street Stock Option that is outstanding and unexercised immediately prior thereto shall be deemed to constitute an option (a “New Option”) to purchase, on the same terms and conditions as were applicable under the terms of the Main Street Stock Plan under which the Main Street Stock Option was granted and the applicable award agreement thereunder, taking into account the amendments to the Main Street Stock Options as Previously Disclosed, such number of shares of First Busey Common Stock and at such an exercise price per share determined as follows:

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(1)      Number of Shares.  The number of shares of First Busey Common Stock subject to a New Option shall be equal to the product of (A) the number of shares of Main Street Common Stock purchasable upon exercise of the Main Street Stock Option and (B) the Exchange Ratio, the product being rounded up to the nearest whole share; and

(2)      Exercise Price.  The exercise price per share of First Busey Common Stock purchasable upon exercise of a New Option shall be equal to (A) the exercise price per share of Main Street Common Stock under the Main Street Stock Option divided by (B) the Exchange Ratio, the quotient being rounded down to the nearest cent.

For the avoidance of doubt, the foregoing adjustments shall be effected in a manner consistent with Section 424(a) of the Code.

(b)    Before the Effective Time, Main Street, or the Main Street Board or an appropriate committee thereof, shall take all action necessary on its part to give effect to the provisions of Section 3.09(a) and shall take such other actions reasonably requested by First Busey to give effect to the foregoing.  Before the Effective Time, First Busey shall take all corporate action necessary to reserve for future issuance a sufficient additional number of shares of First Busey Common Stock to provide for the satisfaction of its obligations with respect to the New Options.  As soon as practicable, but in no event later than the Effective Time, First Busey shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the First Busey Common Stock issuable upon exercise of the New Options and shall maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such New Options remain outstanding.

(c)    Main Street and First Busey hereby agree that First Busey shall have the right, at the Effective Time and by virtue of the Merger, to accelerate the vesting and exercisability of each First Busey Stock Option that is outstanding and unvested or unexercisable immediately prior thereto.  Prior to the Effective Time, First Busey, or the First Busey Board or an appropriate committee thereof, may take all action necessary on its part to give effect to the acceleration of vesting and exercisability of First Busey Stock Options pursuant to this Section 3.09(c), including providing for any amendments to documents or agreements entered into pursuant to any First Busey Stock Plan.

ARTICLE IV

CONDUCT OF BUSINESS PENDING THE MERGER

Section 4.01.   Forebearances of Main Street.   Main Street agrees that from the date hereof until the Effective Time, except as expressly contemplated by this Agreement or as Previously Disclosed, without the prior written consent of First Busey (which consent will not be unreasonably withheld or delayed), it will not, and will cause each of its Subsidiaries not to:

(a)      Ordinary Course.   Conduct its business and the business of its Subsidiaries other than in the Ordinary Course of Business or fail to use reasonable best

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efforts to preserve intact its business organizations and assets and maintain its rights, franchises and authorizations and their existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(b)      Operations.   Enter into any new material line of business or change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority.

(c)      Capital Stock.   Other than pursuant to Rights Previously Disclosed and outstanding on the date of this Agreement, (1) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock, or (2) permit any additional shares of its stock to become subject to new grants, except (A) issuances of annual non-employee director stock options in an amount not to exceed amounts issued in 2006 and (B) issuances of executive employee stock options in the first fiscal quarter of 2007 in an amount mutually agreed to by First Busey and Main Street.

(d)      Dividends, Distributions, Repurchases.   (1) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than (A) dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries or (B) regular quarterly dividends on its common stock in an amount not to exceed (i) with respect to any quarterly dividend paid in 2006, the rate equal to the rate paid by it during the fiscal quarter immediately preceding the date hereof and (ii) thereafter, $0.25 per share for any fiscal quarter) or (2) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock.

(e)      Dispositions.   Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the Ordinary Course of Business (which shall be deemed to include asset sales, including sales of whole loans and securitizations, in the Ordinary Course of Business) and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole.

(f)       Acquisitions.   Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith or otherwise in the Ordinary Course of Business) all or any portion of the assets, business, deposits or properties of any other entity in an amount that is material to Main Street.

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(g)      Constituent Documents.   Amend its Constituent Documents or the Constituent Documents (or similar governing documents) of any of its Significant Subsidiaries.

(h)      Accounting Methods.   Implement or adopt any change in its financial or regulatory accounting principles, practices or methods or change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Arrangement, other than (with prior notice to First Busey) as may be required by GAAP or applicable regulatory accounting requirements.

(i)       Adverse Actions.   Notwithstanding anything herein to the contrary, (1) knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (2) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII and within the control or responsibility of Main Street not being satisfied in a timely manner, except (with prior notice to First Busey) as may be required by applicable law or regulation.

(j)       Compensation and Benefits.   Grant any salary or wage increase or increase any employee benefit, including incentive or bonus payments (or, with respect to any of the preceding, communicate any intention to take such action), except (1) to make changes that are required by applicable law, (2) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, (3) for merit-based or annual salary increases in the Ordinary Course of Business, but not to exceed in the aggregate 5% of the aggregate annual salaries of the employees of Main Street and its Subsidiaries, taken as a whole, (4) for employment arrangements for, or grants of awards to, newly hired employees in the Ordinary Course of Business or (5) for bonuses and incentive payments made to Main Street employees with respect to 2006 in the Ordinary Course of Business, so long as the aggregate bonuses and incentive payments paid do not exceed by more that 5% the amount of such aggregate bonuses and incentive payments made to Main Street employees with respect to 2005.

(k)      Benefit Plans.   Enter into, establish, adopt, amend, modify (including by way of interpretation) or renew any Benefit Arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee, take any action to accelerate the vesting or exercisability of Main Street Stock Options or other compensation or benefits payable under any Benefit Arrangement, fund or in any other way secure the payment of compensation or benefits under any Benefit Arrangement, change the manner in which contributions to any Benefit Arrangement are made or determined, or add any new participants to or increase the principal sum of any non-qualified retirement plans (or, with respect to any of the preceding, communicate any intention to take such action), except (1) as may be required by applicable law, (2) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, (3) amendments that do not increase benefits or result in increased administrative costs or (4) as provided in Section 6.14.

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(l)       Taxes.   Make or change any material Tax elections, change or consent to any material change in its or its Subsidiaries’ method of accounting for Tax purposes (except as required by applicable Tax law), settle or compromise any material Tax liability, claim or assessment, or file any material amended Tax Return.

(m)     Commitments.   Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 4.02.   Forebearances of First Busey.   First Busey agrees that from the date hereof until the Effective Time, except as expressly contemplated by this Agreement or as Previously Disclosed, without the prior written consent of Main Street (which consent will not be unreasonably withheld or delayed), it will not, and will cause each of its Subsidiaries not to:

(a)      Ordinary Course.   Conduct its business and the business of its Subsidiaries other than in the Ordinary Course of Business or fail to use reasonable best efforts to preserve intact its business organizations and assets and maintain its rights, franchises and authorizations and their existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(b)      Operations.   Enter into any new material line of business or change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority.

(c)      Capital Stock.   Other than pursuant to Rights Previously Disclosed and outstanding on the date of this Agreement, (1) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock, or (2) permit any additional shares of its stock to become subject to new grants, except (A) issuances of annual non-employee director stock options in an amount not to exceed amounts issued in 2006 and (B) issuances of executive employee stock options in the first fiscal quarter of 2007 in an amount mutually agreed to by First Busey and Main Street.

(d)      Dividends, Distributions, Repurchases.   (1) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than (A) dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries, (B) regular quarterly dividends on its common stock in an amount not to exceed (i) with respect to any quarterly dividend paid in 2006, the rate equal to the rate paid by it during the fiscal quarter immediately preceding the date hereof and (ii) thereafter, $0.18 per share for any fiscal quarter or (C) a one-time dividend on its common stock in an amount not to exceed $0.05 per share) or (2) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock.

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(e)      Dispositions.   Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the Ordinary Course of Business (which shall be deemed to include asset sales, including sales of whole loans and securitizations, in the Ordinary Course of Business) and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole.

(f)       Acquisitions.   Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith or otherwise in the Ordinary Course of Business all or any portion of the assets, business, deposits or properties of any other entity in an amount that is material to First Busey.

(g)      Constituent Documents.   Amend its Constituent Documents or the Constituent Documents (or similar governing documents) of any of its Significant Subsidiaries.

(h)      Accounting Methods.   Implement or adopt any change in its financial or regulatory accounting principles, practices or methods or change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Arrangement, other than (with prior notice to Main Street) as may be required by GAAP or applicable regulatory accounting requirements.

(i)       Adverse Actions.   Notwithstanding anything herein to the contrary, (1) knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (2) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII and within the control or responsibility of First Busey not being satisfied in a timely manner, except (with prior notice to Main Street) as may be required by applicable law or regulation.

(j)       Compensation and Benefits.   Grant any salary or wage increase or increase any employee benefit, including incentive or bonus payments (or, with respect to any of the preceding, communicate any intention to take such action), except (1) to make changes that are required by applicable law, (2) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, (3) for merit-based or annual salary increases in the Ordinary Course of Business, but not to exceed in the aggregate 5% of the aggregate annual salaries of the employees of First Busey and its Subsidiaries, taken as a whole, (4) for employment arrangements for, or grants of awards to, newly hired employees in the Ordinary Course of Business consistent with past practice or, (5) for bonuses and incentive payments made to First Busey employees with respect to 2006 in the Ordinary Course of Business, so long as the aggregate bonuses and incentive payments paid do not exceed by more than 5% the amount of such aggregate bonuses and incentive payments made to First Busey employees with respect to 2005.

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(k)      Benefit Plans.   Enter into, establish, adopt, amend, modify (including by way of interpretation) or renew any Benefit Arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee, take any action to accelerate the vesting or exercisability of First Busey Stock Options or other compensation or benefits payable under any Benefit Arrangement, fund or in any other way secure the payment of compensation or benefits under any Benefit Arrangement, change the manner in which contributions to any Benefit Arrangement are made or determined, or add any new participants to or increase the principal sum of any non-qualified retirement plans (or, with respect to any of the preceding, communicate any intention to take such action), except (1) as may be required by applicable law, (2) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, (3) as Previously Disclosed, to take such actions which are consistent with repaying all or part of any outstanding loans previously made to the First Busey Employee Stock Ownership Plan, (4) amendments that do not increase benefits or result in increased administrative costs, (5) as provided in Section 6.14 or (6) as provided in Section 3.09.

(l)       Taxes.   Make or change any material Tax elections, change or consent to any material change in its or its Subsidiaries’ method of accounting for Tax purposes (except as required by applicable Tax law), settle or compromise any material Tax liability, claim or assessment, or file any material amended Tax Return.

(m)     Commitments.   Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 4.03.   Coordination of Dividends.   Until the Effective Time, Main Street will coordinate with First Busey regarding the declaration of any dividends or other distributions with respect to Main Street Common Stock and the related record dates and payment dates, it being intended that Main Street shareholders will not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter on their shares of Main Street Common Stock (including any shares of First Busey Common Stock received in exchange therefor in the Merger).

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.01.   Disclosure Schedules.   Before entry into this Agreement, First Busey delivered to Main Street a schedule and Main Street delivered to First Busey a schedule (respectively, each schedule a “Disclosure Schedule”), setting forth, among other things, (a) items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or to one or more of its covenants contained in Article IV, or (b) the information as contemplated in Section 6.12(c) and Section 6.14; provided that the inclusion of an item in a Disclosure Schedule as an exception to a

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representation or warranty will not by itself be deemed an admission by a party that such item is material or was required to be disclosed therein.

Section 5.02.   Standard.   For all purposes of this Agreement, no representation or warranty of Main Street or First Busey contained in Section 5.03 (other than the representations and warranties contained in Section 5.03(b) and 5.03(c), which shall be true in all material respects) will be deemed untrue, and no party will be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03, has had or is reasonably likely to have a Material Adverse Effect with respect to Main Street or First Busey, as the case may be.

Section 5.03.   Representations and Warranties.   Except as Previously Disclosed or as set forth in its Regulatory Filings filed with or furnished to the SEC on or after January 1, 2003 and prior to the date of this Agreement, Main Street hereby represents and warrants to First Busey, and First Busey hereby represents and warrants to Main Street, to the extent applicable, as follows:

(a)    Organization, Standing and Authority.   It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.  It is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified.

(b)      Main Street Stock.  In the case of Main Street:

The authorized capital stock of Main Street consists of 15,000,000 shares of Main Street Common Stock and 2,000,000 shares of Main Street Preferred Stock.  As of the date of this Agreement, no more than 10,046,079 shares of Main Street Common Stock and no shares of Main Street Preferred Stock were outstanding.  As of the date of this Agreement, no more than 2,032,981 shares of Main Street Common Stock were reserved for issuance under the Main Street Stock Plans (of which no more than 851,914 shares were reserved for issuance in respect of awards outstanding as of such date).  The outstanding shares of Main Street Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).  Except for shares issuable pursuant to the Main Street Stock Plans, as of the date of this Agreement, there are no shares of Main Street Stock reserved for issuance, Main Street does not have any Rights outstanding with respect to Main Street Stock, and Main Street does not have any commitment to authorize, issue or sell any Main Street Stock or Rights, except pursuant to this Agreement, outstanding Main Street Stock Options and the Main Street Stock Plans.  As of the date of this Agreement, Main Street has no commitment to redeem, repurchase or otherwise acquire, or to register with the SEC, any shares of Main Street Stock.

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(c)         First Busey Stock.  In the case of First Busey:

The authorized capital stock of First Busey consists of 40,000,000 shares of First Busey Common Stock and 1,000,000 shares of First Busey Preferred Stock.  As of the date of this Agreement, no more than 21,444,766 shares of First Busey Common Stock and no shares of First Busey Preferred Stock were outstanding.  As of the date of this Agreement, no more than 2,250,000 shares of First Busey Common Stock were reserved for issuance under the First Busey Stock Plans (of which no more than 862,250 shares were reserved for issuance in respect of awards outstanding as of such date).  The outstanding shares of First Busey Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).  The shares of First Busey Common Stock to be issued in the Merger have been duly authorized and, if and when issued in the Merger, will be fully paid and nonassessable.  Except as set forth above, as of the date of this Agreement, there are no shares of First Busey Stock reserved for issuance, First Busey does not have any Rights issued or outstanding with respect to First Busey Stock, and First Busey does not have any commitment to authorize, issue or sell any First Busey Stock or Rights, except pursuant to this Agreement, outstanding First Busey Stock Options and the First Busey Stock Plans.  As of the date of this Agreement, First Busey has no commitment to redeem, repurchase or otherwise acquire, or to register with the SEC, any shares of First Busey Stock.

(d)        Significant Subsidiaries.   (1) (A) It owns, directly or indirectly, all the outstanding equity securities of each of its Significant Subsidiaries free and clear of any Liens, (B) no equity securities of any of its Significant Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which any of such Significant Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Significant Subsidiaries (other than to it or its wholly-owned Subsidiaries), (D) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities, (E) all the equity securities of each Significant Subsidiary held by it or its Subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable (except as provided in 12 U.S.C. § 55 or comparable state laws in the case of banking Subsidiaries), and (F) each Significant Subsidiary that is a bank or savings association is an “insured bank” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

(2)       Each of its Significant Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in all jurisdictions where its ownership or leasing of property or its conduct of business requires it to be so qualified.

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(e)         Power.   It and each of its Subsidiaries has the corporate (or comparable) power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and it has the corporate (or comparable) power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(f)         Authority.   It has duly authorized, executed and delivered this Agreement and has taken all corporate action necessary in order to execute and deliver this Agreement.  Prior to the execution of this Agreement, First Busey has received an opinion of Keefe, Bruyette & Woods, Inc. and Main Street has received an opinion of Sandler O’Neill & Partners, L.P., each to the effect that as of the date thereof and based upon and subject to the matters set forth therein, (i) in the case of First Busey, the Exchange Ratio is fair, from a financial point of view, to the shareholders of First Busey, and (ii) in the case of Main Street, the Exchange Ratio is fair, from a financial point of view, to the shareholders of Main Street.  Such opinions have not been amended or rescinded as of the date of this Agreement.  Subject only to receipt of the requisite affirmative vote (1) to approve the plan of merger contained in this Agreement and the issuance of First Busey Common Stock required by this Agreement, by the holders of a majority of the shares of First Busey Common Stock entitled to vote and (2) to approve the plan of merger contained in this Agreement by the holders of a majority of the outstanding shares of Main Street Common Stock, as the case may be, this Agreement and the transactions contemplated hereby have been authorized by all corporate action necessary on its respective part.  This Agreement is its valid and legally binding obligation, enforceable in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(g)        Regulatory Approvals; No Defaults.   (1) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by it or any of its Subsidiaries in connection with the execution, delivery or performance by it of this Agreement or to consummate the transactions contemplated hereby, except for (A) filings of applications and notices with, receipt of approvals or nonobjections from, and expiration of related waiting periods required by foreign, federal and state banking authorities, including applications and notices under the BHC Act, the Bank Merger Act, the Federal Reserve Act and the Illinois Banking Act, (B) filing of any required notices, and expiration of the related waiting period, under the HSR Act, (C) filings of applications and notices with, and receipt of approvals or nonobjections from, the SEC and state securities authorities, the NASD, applicable securities exchanges and self-regulatory organizations, the Small Business Administration and state insurance authorities, (D) filing of the Registration Statement and Joint Proxy Statement with the SEC, and declaration by the SEC of the Registration Statement’s effectiveness under the Securities Act, (E) receipt of the applicable shareholder approvals described in Section 5.03(f), (F) the filing of the Illinois Articles of Merger and Nevada Articles of Merger, and (G) such filings with applicable

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securities exchanges to obtain the authorizations for listing contemplated by this Agreement.

(2)          Subject to receipt of the consents and approvals referred to in the preceding two paragraphs, and the expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien or any acceleration of remedies, penalty, increase in material benefit payable or right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or of any of its Subsidiaries or to which it or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, its Constituent Documents or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(3)         As of the date of this Agreement, it is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the transactions contemplated hereby on a timely basis.

(h)           Financial Reports and Regulatory Filings; Material Adverse Effect.   (1) Its Annual Reports on Form 10-K for the fiscal years ended December 31, 2003, 2004 and 2005, and all other reports, registration statements, definitive proxy statements or information statements filed by it or any of its Subsidiaries subsequent to December 31, 2002 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed (collectively, its “Regulatory Filings”) with the SEC as of the date filed, (A) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the statements of financial position contained in or incorporated by reference into any such Regulatory Filing (including the related notes and schedules) fairly presented in all material respects its financial position and that of its Subsidiaries as of the date of such statement, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such Regulatory Filings (including any related notes and schedules thereto) fairly presented in all material respects, the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of it and its Subsidiaries for the periods to which those statements relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited statements.

(2)          Since December 31, 2005, it and its Subsidiaries have not incurred any liability other than in the Ordinary Course of Business.

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(3)         Since December 31, 2005, (A) it and its Subsidiaries have conducted their respective businesses in the Ordinary Course of Business (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to it.

(i)          Litigation.   Except as set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (without giving effect to any amendment filed after the date of this Agreement), there is no suit, action, investigation or proceeding pending or, to its knowledge, threatened against or affecting it or any of its Subsidiaries (and it is not aware of any basis for any such suit, action or proceeding), nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitration outstanding against it or any of its Subsidiaries.

(j)          Regulatory Matters.   Except as set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (without giving effect to any amendment filed after the date of this Agreement), neither it nor any of its Subsidiaries is subject to, or has been advised that it is reasonably likely to become subject to, any special procedures or restrictions related to expansion imposed by any written order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or adopted any extraordinary board resolutions at the request of, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it or any of its Subsidiaries.  It is a “financial holding company,” as defined in Section 2(p) of the BHC Act, and is not subject to an agreement under Section 4(m) of such Act.

(k)         Compliance with Laws.   Except as set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (without giving effect to any amendment filed after the date of this Agreement), it and each of its Subsidiaries:

(1)          conducts its business in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses;

(2)          has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its knowledge, no suspension or cancellation of any of them is threatened;

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(3)          has received, since December 31, 2002, no written notification from any Governmental Authority (A) asserting that it or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization;

(4)          in the case of First Busey, is in compliance with all applicable listing standards of the NASD; and

(5)          has no reason to believe that any facts or circumstances exist, which would cause it or any of its Subsidiaries to be deemed (A) to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (B) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws and regulations, including, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the applicable information security program adopted pursuant to 12 C.F.R Part 40.

(l)             Material Contracts; Defaults.   (1) Except for those agreements and other documents filed as exhibits to its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, neither it nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K, (B) that purports to restrict the conduct of any line of business by it or any of its Subsidiaries or its or their ability to compete in any line of business or (C) with respect to employment of an officer, director or consultant.  With respect to Main Street, Main Street has Previously Disclosed all Outstanding Main Street Employment Agreements to First Busey.

(2)          Neither it nor any of its Subsidiaries is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(m)           Employee Benefit Plans.   (1) All of its Benefit Arrangements are Previously Disclosed, other than those Benefit Arrangements that are not material.  True and complete copies of all Benefit Arrangements, including any trust instruments and insurance contracts forming a part of any Benefit Arrangements, and all amendments thereto, have been made available to the other party.

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(2)          All of its Benefit Arrangements, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA, are in compliance with ERISA, the Code and other applicable laws.  Each of its Benefit Arrangements which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”), and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the Internal Revenue Service for such letter within the applicable remedial amendment period under Section 401(b) of the Code, and it is not aware of any circumstances reasonably likely to result in the loss of qualification of any such Pension Plan under Section 401(a) of the Code.  Each Benefit Arrangement which is intended to be part of a voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code has (A) received an opinion letter from the Internal Revenue Service recognizing its exempt status under Section 501(c)(9) of the Code and (B) filed a timely notice with the Internal Revenue Service pursuant to Section 505(c) of the Code, and it is not aware of circumstances likely to result in the loss of the exempt status of such Benefit Arrangement under Section 501(c)(9) of the Code.  There is no pending or, to its knowledge, threatened litigation (other than routine claims for benefits in the Ordinary Course of Business) relating to its Benefit Arrangements.  Neither it nor any of its Subsidiaries has engaged in a transaction with respect to any of its Benefit Arrangements that, assuming the taxable period of such transaction expired as of the date hereof, could subject it or any of its Subsidiaries to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.  Neither it nor any of its Subsidiaries has incurred or reasonably expects to incur a Tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA or any liability under Section 4071 of ERISA.

(3)          No liability under Subtitle C or D of Title IV of ERISA has been or is reasonably expected to be incurred by it or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”).  None of it, any of its Subsidiaries or any of its ERISA Affiliates has contributed to a “multiemployer plan,” within the meaning of Section 3(37) of ERISA, at any time within the last six years.  No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, other than pursuant to Pension Benefit Guaranty Corporation Reg. Section 4043.66, has been required to be filed for any of its Pension Plans or by any of its ERISA Affiliates within the 12-month period ending on the date hereof.  No notices have been required to be sent to participants and beneficiaries or the Pension Benefit Guaranty Corporation under Section 302 or 4011 of ERISA or Section 412 of the Code.

(4)          All contributions required to be made under the terms of any of its Benefit Arrangements have been timely made or if not required to be made as of the date of this Agreement, have been reflected on its consolidated financial statements included

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in its Regulatory Filings.  None of its Pension Plans or any single-employer plan of any of its ERISA Affiliates has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and none of its ERISA Affiliates has an outstanding funding waiver.  Neither any Pension Plan nor any single-employer plan of any of its ERISA Affiliates has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year.  It is not reasonably anticipated that required minimum contributions to any Pension Plan under Section 412 of the Code will be increased by application of Section 412(l) of the Code.  Neither it nor any of its Subsidiaries has provided, or is required to provide, security to any of its Pension Plans or to any single-employer plan of any of its ERISA Affiliates pursuant to Section 401(a)(29) of the Code.

(5)          Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no change in the financial condition of such Pension Plan since the last day of the most recent plan year.

(6)          Neither it nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Benefit Arrangement or collective bargaining agreement.  Either it or its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(7)          There has been no amendment to, announcement by it or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Benefit Arrangement which would increase the expense of maintaining such Benefit Arrangement above the level of the expense incurred therefor for the most recent fiscal year.  Except as Previously Disclosed, neither its execution of this Agreement, the performance of its obligations hereunder, the consummation of the transactions contemplated hereby, the termination of the employment of any of its employees within a specified time of the Effective Time nor shareholder approval of the transactions covered by this Agreement, will (A) limit its right, in its sole discretion, to administer or amend in any respect or terminate any of its Benefit Arrangements or any related trust, (B) entitle any of its employees or any employees of its Subsidiaries to severance pay or any increase in severance pay, or (C) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, including the acceleration of vesting or exercisability of any Rights, increase the amount payable or trigger any other material obligation pursuant to, any of its Benefit Arrangements.  Without limiting the foregoing, as a result of the consummation of the transactions contemplated hereby (including as a result of the termination of the employment of any of its employees within a specified time of the Effective Time), neither it nor any of its Subsidiaries will be obligated to make a payment to an individual that would be a “parachute payment” to a “disqualified individual” as those terms are

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defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(8)             No additional Tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in a nonqualified deferred compensation plan (within the meaning of Section 409(A)(d)(1) of the Code) of it or any of its Subsidiaries.

(n)      Taxes.   (1) All Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to it and its Subsidiaries have been duly, timely and accurately filed, (2) all Taxes shown to be due on the Tax Returns referred to in clause (1) have been paid in full, except with respect to matters contested in good faith and for which adequate reserves have been established in accordance with GAAP (consistently applied in connection with the preparation of the audited financial statements of First Busey and Main Street, as the case may be), (3) all Taxes that it or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been paid over to the proper Governmental Authority in a timely manner, to the extent due and payable, and (4) no extensions or waivers of statutes of limitation have been given by or requested in writing with respect to any of its U.S. federal income taxes or those of its Subsidiaries.  It has made provision in accordance with GAAP (consistently applied in connection with the preparation of the audited financial statements of First Busey and Main Street, as the case may be), in the financial statements included in the Regulatory Filings filed before the date hereof, for all Taxes that accrued on or before the end of the most recent period covered by its Regulatory Filings filed before the date hereof.  As of the date hereof, neither it nor any of its Subsidiaries has any reason to believe that any conditions exist that could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.  No Liens for Taxes exist with respect to any of its assets or properties or those of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable or that are being contested in good faith and reserved for in accordance with GAAP (consistently applied in connection with the preparation of the audited financial statements of First Busey and Main Street, as the case may be).  Neither it nor any of its Subsidiaries has been a party to any distribution occurring during the two-year period prior to the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied, except for distributions occurring among members of the same group of affiliated corporations filing a consolidated federal income tax return.

(o)       Books and Records.    Its books and records and those of its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(p)       Takeover Laws and Provisions.   It has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the

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requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of any state (collectively, “Takeover Laws”).  It has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any Articles, Sections or provisions of its Constituent Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions (collectively, “Takeover Provisions”).

(q)          Financial Advisors.   None of it, its Subsidiaries or any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated herein, except that, in connection with this Agreement, First Busey has retained Keefe, Bruyette & Woods, Inc. as its financial advisor and Main Street has retained Sandler O’Neill & Partners, L.P. as its financial advisor, the arrangements with each of which have been disclosed to First Busey and Main Street prior to the date hereof.

(r)           Sarbanes-Oxley Act.   It is in compliance with the provisions, including Section 404, of the Sarbanes-Oxley Act, and the certifications provided and to be provided pursuant to Sections 302 and 906 thereof are accurate.

(s)          Labor Matters.   Neither it nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of a proceeding asserting that it or any such subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment,  nor is there any strike or other labor dispute involving it or any of its Subsidiaries, pending or, to the best of its knowledge, threatened, nor it is aware, as of the date of this Agreement, of any activity involving it or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

(t)            Environmental Matters.   There are no proceedings, claims, actions, or investigations of any kind, pending or threatened, in any court, agency, or other governmental authority or in any arbitral body, arising under any Environmental Law; there is no reasonable basis for any such proceeding, claim, action or investigation; there are no agreements, orders, judgments or decrees by or with any Governmental Authority, imposing liability or obligation under or in respect of any Environmental Law; there are and have been no Materials of Environmental Concern or other conditions at any property (owned, operated, or otherwise used by, or the subject of a security interest on behalf of, it or any of its subsidiaries); and there are no reasonably anticipated future events, conditions, circumstances, practices, plans, or legal requirements that could give rise to obligations or liabilities under any Environmental Law.

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ARTICLE VI

COVENANTS

Section 6.01.   Reasonable Best Efforts.   Subject to the terms and conditions of this Agreement, First Busey and Main Street will use reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and each will cooperate fully with, and furnish information to, the other party to that end.

Section 6.02.   Shareholder Approvals.   (a) The Main Street Board approved this Agreement and the plan of merger it contains and the transactions contemplated hereby, and adopted resolutions recommending as of the date hereof to Main Street’s shareholders approval and adoption of the plan of merger contained in this Agreement and any other matters required to be approved or adopted in order to effect the Merger and other transactions contemplated hereby.

(b)     The First Busey Board approved this Agreement and the plan of merger it contains and the transactions contemplated hereby, and adopted resolutions recommending as of the date hereof to First Busey’s shareholders the approval and adoption of the plan of merger contained in this Agreement, the issuance of shares of First Busey Common Stock necessary to effect the Merger and any other matters required to be approved or adopted in order to effect the Merger and other transactions contemplated hereby.

(c)     The First Busey Board and Main Street Board each will submit to its shareholders all matters required to be approved or adopted by shareholders in order to carry out the intentions of this Agreement.  In furtherance of that obligation, First Busey and Main Street each will take, in accordance with applicable law and its respective Constituent Documents, all action necessary to convene a meeting of its shareholders (including any adjournment or postponement, the “First Busey Meeting” and the “Main Street Meeting,” respectively), as promptly as practicable, to consider and vote upon such matters.  The First Busey Board and Main Street Board each will use all reasonable best efforts to obtain from their respective shareholders a vote approving the transactions contemplated by this Agreement, including a recommendation that its respective shareholders vote in favor of the approval and adoption of this Agreement and the plan of merger contained herein and, in the case of First Busey, approval of the issuance of the First Busey Common Stock required for consummation of the Merger.  However, if either of the First Busey Board or the Main Street Board, after consultation with outside counsel, determines in good faith that, because of the receipt after the date of this Agreement of an Acquisition Proposal that either of the First Busey Board or the Main Street Board, as applicable, concludes in good faith constitutes a Superior Proposal, it would result in a violation of its respective fiduciary duties under applicable law to continue to recommend the plan of merger set forth in this Agreement, then in submitting the plan of merger to the applicable First Busey Meeting or Main Street Meeting, such board may submit the plan of merger to its shareholders without recommendation (although the resolutions adopting this Agreement as of the date hereof, described in Section 6.02, may not be rescinded or amended), in which event the First Busey Board or Main Street Board, as applicable, may communicate the basis for its lack of a recommendation to the

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shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided that no party may take any actions under this sentence until after giving the other party at First Busey 5 business days to respond to any such Acquisition Proposal (and after giving the other party notice of the latest material terms, conditions and third party in the Acquisition Proposal) and then taking into account any amendment or modification to this Agreement proposed by the other party.

Section 6.03.   SEC Filings.   (a) First Busey and Main Street will cooperate in ensuring that all filings required under SEC Rules 165, 425 and 14a-12 are timely and properly made.  First Busey and Main Street also will jointly prepare a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by First Busey with the SEC in connection with the issuance of First Busey Common Stock in the Merger, and the parties will jointly prepare the joint proxy statement and prospectus and other proxy solicitation materials of First Busey and Main Street constituting a part thereof (the “Joint Proxy Statement”) and all related documents.  Each party will cooperate, and will cause its Subsidiaries to cooperate, with the other party, its counsel and its accountants, in the preparation of the Registration Statement and the Joint Proxy Statement, and, provided that both parties and their respective Subsidiaries have cooperated as required above, First Busey and Main Street agree to file the Registration Statement, including the Joint Proxy Statement in preliminary form, with the SEC as promptly as reasonably practicable.  Each of First Busey and Main Street will use all reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof and to maintain the effectiveness of such Registration Statement until the Effective Time.  Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement and the Registration Statement prior to filing such with the SEC, and each party will provide the other party with a copy of all such filings with the SEC.  First Busey also agrees to use reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby.  Each party agrees to furnish for inclusion in the Registration Statement and the Joint Proxy Statement all information concerning it, its Subsidiaries, officers, directors and shareholders as may be required by applicable law in connection with the foregoing.

(b)     First Busey and Main Street each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (1) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (2) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the First Busey Meeting or the Main Street Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading.  First Busey and Main Street each further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Joint Proxy Statement or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not

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false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Joint Proxy Statement or the Registration Statement.

(c)     First Busey will advise Main Street, promptly after First Busey receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of First Busey Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

Section 6.04.   Press Releases.   First Busey and Main Street will consult with each other before issuing any press release, written and broadly disseminated employee communication or other written shareholder communication with respect to the Merger, this Agreement or the transactions contemplated hereby, and will not issue any such communication or make any such public statement without the prior consent of the other party, which will not be unreasonably withheld or delayed; provided that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances), issue such communication or make such public statement as may be required by applicable law or securities exchange rules.  First Busey and Main Street will cooperate to develop all public communications and make appropriate members of management available at presentations related to the transactions contemplated hereby as reasonably requested by the other party.

Section 6.05.   Access; Information.   (a) Each of First Busey and Main Street agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it will (and will cause its Subsidiaries to) afford the other party, and the other party’s officers, employees, counsel, accountants and other authorized Representatives, such access during normal business hours throughout the period before the Effective Time to the books, records (including Tax Returns and work papers of independent auditors), properties, personnel and to such other information as the other party may reasonably request and, during such period, it will furnish promptly to the other party (1) a copy of each report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (2) all other information concerning the business, properties and personnel of it as the other may reasonably request.  Neither First Busey nor Main Street will be required to afford access or disclose information that would jeopardize attorney-client privilege or contravene any binding agreement with any third party.  The parties will make appropriate substitute arrangements in circumstances where the previous sentence applies.

(b)       Each party will hold any information which is nonpublic and confidential to the extent required by, and in accordance with, the Confidentiality Agreement between First Busey and Main Street (the “Confidentiality Agreement”).

(c)       No investigation by one party of the business and affairs of the other, pursuant to this Section 6.05 or otherwise, will affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to such other party’s obligation to consummate the transactions contemplated hereby.

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Section 6.06.   Acquisition Proposals.   (a) Each of First Busey and Main Street agrees that it will not, and will cause its respective Subsidiaries and its and its Subsidiaries’ officers, directors, agents, advisors and affiliates not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any Acquisition Proposal; provided that, in the event First Busey or Main Street receives an unsolicited bona fide Acquisition Proposal, from a person other than First Busey, Main Street, as applicable, or an Other Person (as defined below), after the execution of this Agreement, and the applicable First Busey Board or Main Street Board concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal or would reasonably be likely to result in a Superior Proposal and, after considering the advice of outside counsel, that failure to take such actions would result in a violation of the directors’ fiduciary duties under applicable law, First Busey or Main Street, as applicable, may, and may permit its respective Subsidiaries and its respective Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information and participate in such negotiations or discussions; provided that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, it shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement.  Each party will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than First Busey or Main Street, as applicable (“Other Persons”) with respect to any Acquisition Proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal.  Each party will within one business day advise the other party following receipt of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and will keep the other party apprised of any related developments, discussions and negotiations (including the material terms and conditions of the Acquisition Proposal) on a current basis.

(b)       Nothing contained in this Agreement shall prevent Main Street or the Main Street Board or First Busey or the First Busey Board from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

Section 6.07.   Affiliate Agreements.   Not later than the 15th day before the mailing of the Joint Proxy Statement, Main Street will deliver to First Busey a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Main Street Meeting, deemed to be an “affiliate” of Main Street (each, a “Main Street Affiliate”) as that term is used in Rule 145 under the Securities Act.  Main Street will use its reasonable best efforts to cause each person who may be deemed to be a Main Street Affiliate to execute and deliver to First Busey and Main Street on or before the date of mailing of the Joint Proxy Statement an agreement in substantially the form attached hereto as Annex 3.

Section 6.08.   Takeover Laws and Provisions.   No party will take any action that would cause the transactions contemplated hereby to be subject to requirements imposed by any Takeover Law and each of them will take all necessary steps within its control to exempt (or

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ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.  No party will take any action that would cause the transactions contemplated hereby not to comply with any Takeover Provisions and each of them will take all necessary steps within its control to make those transactions comply with (or continue to comply with) the Takeover Provisions.

Section 6.09.   Exchange Listing.   First Busey will use all reasonable best efforts to cause the shares of First Busey Common Stock to be issued in the Merger and shares reserved for issuance pursuant to Section 3.07 hereof to be approved for listing on Nasdaq, subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Time.

Section 6.10.   Regulatory Applications.   (a) First Busey and Main Street and their respective Subsidiaries will cooperate and use reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated hereby, including the Bank Merger (the “Requisite Regulatory Approvals”), and will make all necessary filings in respect of those Requisite Regulatory Approvals as soon as practicable.  Each of First Busey and Main Street will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any third party or any Governmental Authority in connection with the Requisite Regulatory Approvals.  In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable.  Each party agrees that it will consult with the other party with respect to obtaining all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated hereby and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

(b)       First Busey and Main Street will, upon request, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries with or to any third party or Governmental Authority in connection with the transactions contemplated hereby.

Section 6.11.   Indemnification.   (a) Following the Effective Time, First Busey will indemnify, defend and hold harmless the present and former directors, officers and employees of Main Street and its Subsidiaries (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts (collectively, “Costs”) as incurred, in connection with any claim, action (whether threatened, pending or contemplated), suit, proceeding or investigation, whether arising before or after the Effective Time and whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or actions or omissions occurring at or before the Effective Time (including the transactions contemplated hereby), (and shall advance expenses as incurred to the fullest extent permitted under applicable law provided the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification) to the same extent as

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such persons are indemnified or have the right to advancement of expenses pursuant to the Constituent Documents and indemnification agreements, if any, in effect on the date of this Agreement with Main Street and its Subsidiaries.

(b)       For a period of six years following the Effective Time, First Busey will obtain and maintain director’s and officer’s liability insurance that serves to reimburse, and covers, the present and former officers and directors of Main Street or any of their respective Subsidiaries (determined as of the Effective Time) (as opposed to Main Street or such Subsidiary) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party, as that coverage provided under the director’s and officer’s liability insurance that Main Street currently maintains for such directors and officers; provided that officers and directors of Main Street or any Subsidiary may be required to make application and provide customary representations and warranties to First Busey’s insurance carrier for the purpose of obtaining such insurance. Notwithstanding any other provision contained in this Section 6.11(b), in no event shall First Busey be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 6.11(b), any aggregate amount in excess of 200% of the amount of the most recent annual premium paid as the date of this Agreement by Main Street for such insurance (the “Maximum Amount”).  If the amount of the aggregate premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, First Busey shall use all reasonable efforts to maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an aggregate premium equal to the Maximum Amount.

(c)       Any Indemnified Party wishing to claim indemnification under Section 6.11(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify First Busey; provided that failure so to notify will not affect the obligations of First Busey under Section 6.11(a) unless and only to the extent that First Busey is actually and materially prejudiced as a consequence.

(d)       If First Busey or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each case, First Busey will cause proper provision to be made so that the successors and assigns of First Busey will assume the obligations set forth in this Section 6.11.

(e)       The provisions of this Section 6.11 shall survive the Effective Time and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and Representatives.

Section 6.12.   Employee Matters.   (a) From the Effective Time through the date that First Busey determines to generally combine First Busey’s and Main Street’s Benefit Arrangements into the Surviving Corporation and its Subsidiaries (such date being referred to herein as the “Benefits Transition Date”), First Busey shall provide the employees of First Busey and its Subsidiaries as of

35

the Effective Time and the employees of Main Street and its Subsidiaries as of the Effective Time (collectively the “Covered Employees”) with employee benefits and compensation plans, programs and arrangements that are substantially similar, in the aggregate, (1) with respect to First Busey employees, to the employee benefits and compensation plans, programs and arrangements provided by First Busey or its Subsidiaries, as the case may be, to such employees immediately prior to the Effective Time and (2) with respect to Main Street employees, to the employee benefits and compensation plans, programs and arrangements provided by Main Street or its Subsidiaries, as the case may be, to such employees immediately prior to the Effective Time.  From and after the Benefits Transition Date, First Busey shall provide the Covered Employees with the same employee benefits and compensation plans, programs and arrangements, in all material respects.

(b)       From and after the Benefits Transition Date, First Busey shall (1) provide all Covered Employees with service credit for purposes of eligibility, participation, vesting and levels of benefits (but not for benefit accruals under any defined benefit pension plan), under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by the Surviving Corporation or any of its Subsidiaries in which Covered Employees are eligible to participate, for all actual periods of employment with First Busey or any of its Subsidiaries or Main Street or any of its Subsidiaries, as applicable (or their predecessor entities) prior to the Benefit Transition Date to the extent such actual periods of employment are credited by First Busey or Main Street, as applicable for purposes of a comparable plan in which the applicable Covered Employee participated immediately prior to the Benefit Transition Date and (2) cause any pre-existing conditions, limitations, eligibility waiting periods or required physical examinations under any welfare benefit plans of the Surviving Corporation or any of its Subsidiaries to be waived with respect to the Covered Employees and their eligible dependents, to the extent waived under the corresponding plan (for a comparable level of coverage) in which the applicable Covered Employee participated immediately prior to the Benefit Transition Date.

(c)       From and after the Effective Time, the Surviving Corporation will assume and honor any obligation to make any payment to any current or former employee of Main Street and its Subsidiaries of any severance payments owed pursuant to any applicable Outstanding Main Street Employment Agreement, First Busey Benefit Arrangement or Main Street Benefit Arrangement, subject to the amendments as set forth in Section 6.14.  The parties hereto hereby agree that First Busey, and from and after the Effective Time, the Surviving Corporation, shall be entitled to make severance payments to certain current or former employees of First Busey and its Subsidiaries as listed and described in First Busey’s Disclosure Schedule.

(d)       If First Busey or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each case, First Busey will cause proper provision to be made so that the successors and assigns of First Busey will assume the obligations set forth in this Section 6.12.

Section 6.13.   Notification of Certain Matters.   First Busey and Main Street will give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to

36

result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII.

Section 6.14.   Employment Agreements.   As an inducement to and condition of each of the parties willingness to enter into this Agreement, (a) simultaneously with the execution of this Agreement, Main Street has entered into an amendment to each of its Outstanding Main Street Employment Agreements with each of the Main Street officers identified in Annex 4 attached hereto in the forms set forth in Main Street’s Disclosure Schedule (collectively, the “Main Street Principal Employment Agreement Amendments”), (b) First Busey expressly agrees to assume, as of the Effective Time, all of Main Street’s obligations under each of the Outstanding Main Street Employment Agreements, as amended, provided, however, as soon as practicable after the execution of this Agreement, Main Street shall request each of its Employees who is a party to an Outstanding Main Street Employment Agreement and who is not a party to a Main Street Principal Employment Agreement Amendment to enter into an amendment to its respective Outstanding Main Street Employment Agreement to provide for a waiver of any change of control or severance payment as a result of the Merger or any of the transactions contemplated hereby, which shall be in the forms set forth in Main Street’s Disclosure Schedule, and (c) simultaneously with the execution of this Agreement, First Busey has entered into employment agreements with each of the First Busey officers identified in Annex 5 attached hereto, (the “First Busey Principal Employment Agreements”) in the forms set forth in First Busey’s Disclosure Schedule, effective as of the Effective Time.  Main Street and First Busey further agree that, as soon as practicable after the execution of this Agreement, First Busey may enter into employment agreements with certain of the First Busey officers and employees as listed and described in First Busey’s Disclosure Schedule.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.01.   Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligation of First Busey and Main Street to consummate the Merger is subject to the fulfillment or written waiver by First Busey and Main Street before the Effective Time of each of the following conditions:

(a)         Shareholder Approvals.   The requisite votes of the shareholders of First Busey and Main Street shall have each been received.

(b)        Regulatory Approvals.   All Requisite Regulatory Approvals (1) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and (2) shall not have imposed a condition on such approval that would reasonably be expected, after the Effective Time, to have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries, taken as a whole; provided, however, that no conditions that are reasonably consistent with the regulations

37

 or published guidelines as in effect as of the date of this Agreement (or recent practice prior to the date of this Agreement in connection with comparable transactions) of a Governmental Authority shall be deemed to have, or be reasonably be expected to have, such a Material Adverse Effect; provided, further, that, notwithstanding the foregoing proviso clause, in the event that any of the Requisite Regulatory Approvals shall, as a condition to such approval, require the divestiture of assets and liabilities which is reasonably deemed by the First Busey Board or the Main Street Board to have an unacceptable financial and franchise impact on the Surviving Corporation and its Subsidiaries, such condition shall be deemed to have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries, taken as a whole, for the purpose of this Section 7.01(b).

(c)       No Injunction.   No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and precludes consummation of the Merger or the Bank Merger.

(d)      Registration Statement.   The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(e)       Nasdaq Listing.   The shares of First Busey Common Stock to be issued in the Merger and shares reserved for issuance pursuant to Section 3.07 hereof shall have been approved for listing on the Nasdaq, subject to official notice of issuance.

(f)       Opinions of Tax Counsel.   First Busey shall have received an opinion of Chapman and Cutler LLP, and Main Street shall have received an opinion of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP, each dated the Closing Date and based on facts, representations and assumptions set forth or described in each such opinion, to the effect that (1) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (2) First Busey and Main Street will each be a party to that reorganization within the meaning of Section 368(b) of the Code.  In rendering such opinions, Chapman and Cutler LLP and Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP, each will be entitled to receive and rely upon customary certificates and representations of officers of First Busey and Main Street.

Section 7.02.   Conditions to Main Street’s Obligation.   Main Street’s obligation to consummate the Merger is also subject to the fulfillment or written waiver by Main Street before the Effective Time of each of the following conditions:

(a)       First Busey’s Representations and Warranties.   The representations and warranties of First Busey in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date subject

38

to the standard set forth in Section 5.02; and Main Street shall have received a certificate, dated the Closing Date, signed on behalf of First Busey by the Chief Executive Officer or Chief Financial Officer of First Busey to that effect.

(b)        Performance of First Busey’s Obligations.   First Busey shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time; and Main Street shall have received a certificate, dated the Closing Date, signed on behalf of First Busey by the Chief Executive Officer or Chief Financial Officer of First Busey to that effect.

(c)         Fairness Opinion.   Prior to the distribution of the Joint Proxy Statement to the shareholders of Main Street, Main Street shall have received an opinion from Sandler O’Neill & Partners, L.P. to the effect that the Exchange Ratio is fair, from a financial point of view, to the Main Street shareholders.

(d)        Satisfactory Due Diligence.   Main Street shall not have become aware of any fact, event or circumstance, whether in connection with its review pursuant to Section 6.05, by notification from First Busey pursuant to Section 6.13 or otherwise, which, individually or taken together with all other facts, events or circumstances which it shall have become aware of, has had or is reasonably likely to have a Material Adverse Effect with respect to First Busey.

(e)         First Busey Principal Employment Agreements.   Each of the First Busey Principal Employment Agreements shall be in full force and will become effective at the Effective Time.

Section 7.03.   Conditions to First Busey’s Obligation.   Each of First Busey’s obligation to consummate the Merger is also subject to the fulfillment, or written waiver by First Busey, before the Effective Time of each of the following conditions:

(a)         Main Street’s Representations and Warranties.   The representations and warranties of Main Street in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date subject to the standard set forth in Section 5.02; and First Busey shall have received a certificate, dated the Closing Date, signed on behalf of Main Street by the Chief Executive Officer or Chief Financial Officer of Main Street to that effect.

(b)        Performance of Main Street’s Obligations.   Main Street shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time; and First Busey shall have received a certificate, dated the Closing Date, signed on behalf of Main Street by the Chief Executive Officer or Chief Financial Officer of Main Street to that effect.

(c)         Fairness Opinion.   Prior to the distribution of the Joint Proxy Statement to the shareholders of First Busey, First Busey shall have received an opinion from Keefe,

39

Bruyette & Woods, Inc. to the effect that the Exchange Ratio is fair, from a financial point of view, to the First Busey shareholders.

(d)        Satisfactory Due Diligence.   First Busey shall not have become aware of any fact, event or circumstance, whether in connection with its review pursuant to Section 6.05, by notification from Main Street pursuant to Section 6.13 or otherwise, which, individually or taken together with all other facts, events or circumstances which it shall have become aware of, has had or is reasonably likely to have a Material Adverse Effect with respect to Main Street.

(e)         Main Street Principal Employment Agreement Amendments.   Each of the Main Street Principal Employment Agreement Amendments shall be in full force and will become effective at the Effective Time.

ARTICLE VIII

TERMINATION

Section 8.01.   Termination.   This Agreement may be terminated, and the Merger may be abandoned, at any time before the Effective Time, by First Busey or Main Street:

(a)         Mutual Agreement.   With the mutual agreement of the other party.

(b)        Breach.   Upon 60 days’ prior written notice of termination, if there has occurred and is continuing:  (1) a breach by the other party of any representation or warranty contained herein, or (2) a breach by the other party of any of the covenants or agreements in this Agreement; provided that such breach (under either clause (1) or (2)) would entitle the non-breaching party not to consummate the Merger under Article VII.

(c)         Adverse Action.   If (1) the other party’s board of directors submits this Agreement (or the plan of merger contained herein) to its shareholders without a recommendation for approval or with special and materially adverse conditions on or qualifications of such approval; (2) the other party’s board of directors otherwise withdraws or materially and adversely modifies (or publicly discloses its intention to withdraw or materially and adversely modify) its recommendation referred to in Section 6.02; (3) the other party’s board recommends to its shareholders an Acquisition Proposal other than the Merger; or (4) the other party’s board negotiates or authorizes the conduct of negotiations (and twenty business days have elapsed without such negotiations being discontinued) with a third party regarding an Acquisition Proposal other than the Merger (it being understood and agreed for the purposes of this Section 8.01(c) that “negotiate” shall not be deemed to include the request and receipt of information from, any person that submits an Acquisition Proposal or discussions regarding such information for the sole purpose of ascertaining the terms of such Acquisition Proposal).

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(d)        Delay.   If the Effective Time has not occurred by the close of business on the first anniversary of the date of this Agreement (the “Termination Date”); provided that the right to terminate this Agreement under this Section 8.01(d) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, the failure of the Effective Time to occur on or before such date.

(e)         Denial of Regulatory Approval.   If the approval of any Governmental Authority required for consummation of the Merger, the Bank Merger and the other transactions contemplated hereby is denied by final, nonappealable action of such Governmental Authority; provided that the right to terminate this Agreement under this Section 8.01(e) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, such action.

Section 8.02.   Effect of Termination; Expenses.   (a) Except as provided in Section 8.03 and Section 8.04, if this Agreement is terminated pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of First Busey, Main Street or any of their respective Representatives, and all rights and obligations of each party hereto shall cease; provided, however, that, subject to Section 8.03 and Section 8.04, nothing herein shall relieve any party from liability for the breach of any of its representations and warranties or the breach of any of its covenants or agreements set forth in this Agreement.

(b)       Except as provided below and in Section 9.05, all Expenses (as defined below) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.  “Expenses” as used in this Agreement shall consist of all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the solicitation of shareholder approvals and all other matters related to the consummation of the Merger.

Section 8.03.   Main Street Termination Payments.   (a) If this Agreement is terminated by First Busey in accordance with Section 8.01(b) or Section 8.01(d), and Main Street knowingly or willfully breached or committed an act (or failed to take any action) with the intent to breach, its covenants, agreements, representations or warranties under this Agreement, and such breach has caused or would cause the condition set forth in Section 7.03 not to be satisfied, unless such breach is a result of the failure by First Busey to perform and comply in all material respects with any of its material obligations under this Agreement that are to be performed or complied with by it prior to or on the date required hereunder, or if this Agreement is terminated by First Busey in accordance with Section 8.01(c), then, provided First Busey is in material compliance with all of its material obligations under this Agreement, Main Street shall pay to First Busey, upon its written demand, an amount equal to $15,000,000.

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(b)       If this Agreement is terminated by First Busey or Main Street because Main Street’s shareholders fail to approve the transactions contemplated by this Agreement on or before the Termination Date (a “Main Street Shareholder Termination”); then, provided First Busey is in material compliance with all of its material obligations under this Agreement, Main Street shall pay to First Busey, upon its written demand, an amount equal to $7,500,000.

(c)       In addition to the payment described in Section 8.03(b), if any, if there is a Main Street Shareholder Termination and, within twelve (12) months after such Main Street Shareholder Termination Main Street enters into a contract with any party other than First Busey (or any affiliate of First Busey) providing for an Acquisition Proposal with respect to Main Street or any of its Significant Subsidiaries by such other party, then provided First Busey was in material compliance with all of its material obligations under this Agreement at the time of the Main Street Shareholder Termination, Main Street shall pay to First Busey, upon its written demand, the additional sum of $7,500,000; provided, however, that in such case, the provisions of this Section shall in no way limit First Busey’s rights against such third party.

(d)       All payments made pursuant to this Section shall be made by wire transfer of immediately available funds to such account as First Busey shall designate.  Such sums shall constitute liquidated damages and the receipt thereof shall be the sole and exclusive remedy of First Busey and its Subsidiaries against Main Street, its Subsidiaries and their respective officers, directors, employees, shareholders and agents for any claims arising from or relating in any way to this Agreement or the transactions contemplated herein; provided, however, that nothing herein shall preclude or bar First Busey from asserting or enforcing any such claim against any person other than Main Street, its Subsidiaries and their respective officers, directors, employees, shareholders and agents.

Section 8.04.   First Busey Termination Payments.   (a) If this Agreement is terminated by Main Street in accordance with Section 8.01(b) or Section 8.01(d), and First Busey knowingly or willfully breached or committed an act (or failed to take any action) with the intent to breach, its covenants, agreements, representations or warranties under this Agreement, and such breach has caused or would cause the condition set forth in Section 7.02 not to be satisfied, unless such breach is a result of the failure by Main Street to perform and comply in all material respects with any of its material obligations under this Agreement that are to be performed or complied with by it prior to or on the date required hereunder, or if this Agreement is terminated by Main Street in accordance with Section 8.01(c), then, provided Main Street is in material compliance with all of its material obligations under this Agreement, First Busey shall pay to Main Street, upon its written demand, an amount equal to $15,000,000.

(b)       If this Agreement is terminated by First Busey or Main Street because First Busey’s shareholders fail to approve the transactions contemplated hereunder on or before the Termination Date, or (a “First Busey Shareholder Termination”); then, provided Main Street is in material compliance with all of its material obligations under this Agreement, First Busey shall pay to Main Street, upon its written demand, an amount equal to $7,500,000.

(c)       In addition to the payment described in Section 8.04(b), if any, if there is a First Busey Shareholder Termination and, within twelve (12) months after such First Busey

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Shareholder Termination, First Busey enters into a contract with any party other than Main Street (or any Affiliate of Main Street) providing for an Acquisition Proposal with respect to First Busey or any of its Significant Subsidiaries by such other party, then, provided Main Street was in material compliance with all of its material obligations under this Agreement at the time of the First Busey Shareholder Termination, First Busey shall pay to Main Street, upon its written demand, the additional sum of $7,500,000; provided, however, that in such case, the provisions of this Section shall in no way limit Main Street’s rights against any such third party.

(d)       All payments made pursuant to this Section shall be made by wire transfer of immediately available funds to such account as Main Street shall designate. Such sums shall constitute liquidated damages and the receipt thereof shall be the sole and exclusive remedy of Main Street and its Subsidiaries against First Busey, its Subsidiaries and their respective officers, directors, employees, shareholders and agents for any claims arising from or relating in any way to this Agreement or the transactions contemplated herein; provided, however, that nothing herein shall preclude or bar Main Street from asserting or enforcing any such claim against any person other than First Busey, the First Busey Subsidiaries and their respective officers, directors, employees, shareholders and agents.

ARTICLE IX

MISCELLANEOUS

Section 9.01.   Survival.   The representations, warranties, agreements and covenants contained in this Agreement will not survive the Effective Time (other than Article III, Sections 6.05(b), 6.11, 6.12 and 6.14 and this Article IX).

Section 9.02   Waiver; Amendment.   Before the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision, but only in writing, or (b) amended or modified at any time, but only by a written agreement executed in the same manner as this Agreement, except to the extent that any such amendment would violate Nevada or Illinois law or require resubmission of this Agreement or the plan of merger contained herein to the shareholders of First Busey or Main Street.

Section 9.03.   Counterparts.   This Agreement may be executed by facsimile and in one or more counterparts, each of which will be deemed to constitute an original.

Section 9.04.   Governing Law.   This Agreement is governed by, and will be interpreted in accordance with, the laws of the State of Illinois applicable to contracts made and to be performed entirely within that State.  EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 9.05.   Expenses.   Except as set forth in Article VIII, each party will bear all Expenses incurred by it in connection with this Agreement and the transactions contemplated

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hereby, except that First Busey and Main Street will each bear and pay one-half of the following Expenses:  (a) the costs (excluding the fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the preparation (including copying and printing and distributing) of the Registration Statement, the Joint Proxy Statement and applications to Governmental Authorities for the approval of the Merger and the Bank Merger and (b) all listing, filing or registration fees, including fees paid for filing the Registration Statement with the SEC, any filing fees for the HSR Act notices and any other fees paid for filings with Governmental Authorities in connection with the transactions contemplated hereby.

Section 9.06.   Notices.   All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given when personally delivered, facsimile transmitted (with confirmation) or mailed by registered or certified mail (return receipt requested) to the persons and addresses set forth below or such other place as such party may specify by notice.

If to First Busey, to:

First Busey Corporation 201 West Main Street Urbana, Illinois 61801
Attention:	Douglas C. Mills, Chairman of the Board,
Chief Executive Officer and President
Facsimile:	(217) 365-4592

with a copy to:

Chapman and Cutler LLP 111 West Monroe Street Chicago, Illinois 60603
Attention:	Terence T. O’Meara, Esq.
Walter L. Draney, Esq.
Facsimile:	(312) 701-2361

If to Main Street, to:

Main Street Trust, Inc. 100 West University Avenue Champaign, Illinois 61820
Attention:	Van A. Dukeman
Facsimile:	(217) 351-6651

with copies to:

Barack Ferrazzano Kirschbaum
Perlman & Nagelberg LLP
333 W. Wacker Drive, Suite 2700

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Chicago, Illinois 60606
Attention:	John E. Freechack, Esq.
Robert M. Fleetwood, Esq.
Facsimile:	(312) 984-3150

Section 9.07.   Entire Understanding; No Third Party Beneficiaries.   This Agreement represents the entire understanding of First Busey and Main Street regarding the transactions contemplated hereby and supersedes any and all other oral or written agreements previously made or purported to be made, other than the Confidentiality Agreement, which will survive the execution and delivery of this Agreement and will not impair the rights of a party to make a response or propose amendments or modifications as contemplated by the final proviso to Section 6.02(c)).  No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied on by any party in entering into this Agreement.  Except for Section 6.11, which is intended to benefit the Indemnified Parties to the extent stated, nothing expressed or implied in this Agreement is intended to confer any rights, remedies, obligations or liabilities upon any person other than First Busey and Main Street.

Section 9.08.   Severability.   If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

 [Signatures appear on following page.]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

FIRST BUSEY CORPORATION

By:	/s/ Douglas C. Mills
	Name:	Douglas C. Mills
	Title:	Chairman of the Board, Chief
Executive Officer and President

MAIN STREET TRUST, INC.

By:	/s/ Van A. Dukeman
	Name:	Van A. Dukeman
	Title:	President and Chief Executive
Officer

ANNEX 1

AMENDMENT TO
ARTICLES OF INCORPORATION
OF
FIRST BUSEY CORPORATION

PARAGRAPH A OF ARTICLE FOURTH of the Articles of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

FOURTH.

A.        Classes and Number of Shares.  The total number of shares of all classes of stock the Corporation shall have authority to issue is 61,000,000 shares.  The classes and the aggregate number of shares of stock of each class which the Corporation shall have authority to issue are as follows:

1.        60,000,000 shares of Common Stock, $.001 par value per share.

2.        1,000,000 shares of Preferred Stock, $.001 par value per share.

ANNEX 2

Directors of Surviving Corporation:

Douglas C. Mills, Chairman of the Board
Joseph M. Ambrose, Director
David J. Downey, Director
Van A. Dukeman, Director
David L. Ikenberry, Director
E. Phillips Knox, Director
Gregory B. Lykins, Director
V.B. Leister, Jr., Director
August C. Meyer, Jr., Director
George T. Shapland, Director

Executive Officers of Surviving Corporation:

Van A. Dukeman, President and Chief Executive Officer
Thomas M. Good, Executive Vice President, Risk Management
Barbara J. Harrington, Executive Vice President and Chief Financial Officer
David D. Mills, Executive Vice President, Investor Relations
David B. White, Executive Vice President and Chief Operating Officer

ANNEX 3

FORM OF MAIN STREET AFFILIATE LETTER

_________, 2006

First Busey Corporation
201 Main Street Main Street
Urbana, Illinois 61801

Ladies and Gentlemen:

I have been advised that I may be deemed to be an “affiliate” of Main Street Trust, Inc. (“Main Street”), as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).  I understand that pursuant to the terms of the Agreement and Plan of Merger, dated as of September 20, 2006 (as amended or modified from time to time, the “Merger Agreement”), between First Busey Corporation (“First Busey”) and Main Street, Main Street plans to merge with and into First Busey (the “Merger”).  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Merger Agreement.

I further understand that as a result of the Merger, I may receive common stock of First Busey (such shares received by the undersigned as a result of the Merger are herein after referred to as the “First Busey Common Stock”) in exchange for shares of common stock of Main Street (the “Main Street Common Stock”).

I have carefully read this letter and reviewed the Merger Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of First Busey Common Stock and Main Street Common Stock, to the extent I felt necessary, with my counsel or counsel for Main Street.

I represent, warrant and covenant with and to First Busey that in the event I receive any First Busey Common Stock as a result of the Merger:

1.            I will not make any sale, transfer, or other disposition of such First Busey Common Stock unless (a) such sale, transfer or other disposition has been registered under the Securities Act, (b) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Securities Act, or (c) in the opinion of counsel in form and substance reasonably satisfactory to First Busey, or under a “no-action” letter obtained by me from the staff of the SEC, such sale, transfer or other disposition will not violate or is otherwise exempt from registration under the Securities Act.

2.            I understand that First Busey is under no obligation to register the sale, transfer or other disposition of shares of First Busey Common Stock by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available, except the obligation to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, as more fully described below.

3.            I understand that stop transfer instructions will be given to First Busey’s transfer agent with respect to the shares of First Busey Common Stock issued to me as a result of the Merger and that there will be placed on the certificates for such shares, or any substitutions therefor, a legend stating in substance:

“The shares represented by this certificate were issued in a transaction to which Rule 145 under the Securities Act of 1933, as amended, applies.  The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement dated ________, 2006 between the registered holder hereof and First Busey, a copy of which agreement is on file at the principal offices of First Busey.”

4.            I understand that, unless transfer by me of the First Busey Common Stock issued to me as a result of the Merger has been registered under the Securities Act or such transfer is made in conformity with the provisions of Rule 145(d) under the Securities Act, First Busey reserves the right, in its sole discretion, to place the following legend on the certificates issued to my transferee:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 under the Securities Act of 1933 applies.  The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

I understand and agree that the legends set forth in paragraph 3 or 4 above, as the case may be, will be removed by delivery of substitute certificates without such legend if I deliver to First Busey (a) a copy of a “no-action” letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to First Busey, to the effect that such legend is not required for purposes of the Securities Act, or (b) evidence or representations reasonably satisfactory to First Busey that First Busey Common Stock represented by such certificates is being or has been sold in conformity with the provisions of Rule 145(d) under the Securities Act or pursuant to an effective registration under the Securities Act.

By its acceptance hereof, First Busey agrees, to the extent required by applicable law, for a period of two years after the Effective Time, that it, as the Surviving Corporation, will file on a timely basis all reports required to be filed by it pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

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By signing this letter agreement, without limiting or abrogating the agreements that I have made as set forth above, I do not admit that I am an “affiliate” of Main Street within the meaning of the Securities Act or the rules and regulations promulgated thereunder, and I do not waive any right that I may have to object to any assertion that I am an affiliate.

For the convenience of the parties hereto, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.  This Agreement shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties hereto and their respective successors and assigns.  As used herein, the term “successors and assigns” shall mean, where the context so permits, heirs, executors, administrators, trustees and successor trustees, and personal and other representatives.  This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of Illinois.  If a court of competent jurisdiction determines that any provision of this Agreement is not enforceable or enforceable only if limited in time and/or scope, this Agreement shall continue in full force and effect with such provision stricken or so limited.  This Agreement shall not be modified or amended, or any right hereunder waived or any obligation excused, except by a written agreement signed by both parties.

This letter agreement shall be governed by and construed in accordance with the laws of the State of Illinois.  This letter agreement shall terminate if and when the Merger Agreement is terminated according to its terms.

Accepted this ___ day of _________, 2006

Very truly yours,

Name:

MAIN STREET TRUST, INC.

By:
Name:
Title:

FIRST BUSEY CORPORATION

By:
Name:
Title:

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ANNEX 4

Amendments to the employment agreements with the following officers:

Gregory B. Lykins

Van A. Dukeman

David B. White

ANNEX 5

Employment agreements with the following officers:

Douglas C. Mills

Edwin A. Scharlau, II

Barbara J. Harrington

David D. Mills

APPENDIX B

[Keefe Bruyette, & Woods, Inc. Letterhead]

September 20, 2006

The Board of Directors
First Busey Corporation
201 West Main Street
Urbana, IL 61801

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the stockholders of First Busey Corporation (“First Busey”) of the exchange ratio in the proposed merger (the “Merger”) of Main Street Trust, Inc. (“Main Street”) into First Busey, pursuant to the Agreement and Plan of Merger, dated as of September 20, 2006, between First Busey and Main Street (the “Agreement”). Pursuant to the terms of the Agreement, each outstanding share of common stock of Main Street will be converted into 1.55 shares of common stock of First Busey (the “Common Shares”).

Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of the banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, First Busey and Main Street, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of First Busey and Main Street for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to First Busey. We have acted exclusively for the Board of Directors of First Busey in rendering this fairness opinion and will receive a fee from First Busey for our services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of First Busey and Main Street and the Merger, including among other things, the following: (i) the Agreement; (ii) the Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended December 31, 2005 of First Busey and Main Street; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of First Busey and Main Street and certain other communications from First Busey and Main Street to their respective stockholders; and (iv) other financial information concerning the businesses and operations of First Busey and Main Street furnished to us by First Busey and

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Main Street for purposes of our analysis. We have also held discussions with senior management of First Busey and Main Street regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for First Busey and Main Street with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of First Busey and Main Street as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managments. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent, that the aggregate allowances for loan and lease losses for First Busey and Main Street are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of First Busey or Main Street, nor have we examined any individual credit files. We have not considered any financial or franchise impact from a divestiture of assets and liabilities as a condition to regulatory approval of the Merger.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of First Busey and Main Street; (ii) the assets and liabilities of First Busey and Main Street; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the exchange ratio in the Merger is fair, from a financial point of view, to holders of the Common Shares.

Very truly yours,
Keefe, Bruyette & Woods, Inc.

/s/ Keefe, Bruyette & Woods, Inc.

APPENDIX C

[Sandler O’Neill & Partners, L.P. Letterhead]

November 21, 2006

Board of Directors
Main Street Trust, Inc.
100 University Avenue
Champaign, IL 61820

Ladies and Gentlemen:

Main Street Trust, Inc. (“Main Street”) and First Busey Corporation (“First Busey”) have entered into an Agreement and Plan of Merger, dated as of September 20, 2006 (the “Agreement”), pursuant to which Main Street will be merged with and into First Busey, with First Busey as the surviving entity (the “Merger”).  Under the terms of the Agreement, at the Effective Time, each share of Main Street common stock, par value $0.10 per share, issued and outstanding immediately prior to the Effective Time (the “Main Street Common Stock”) will be converted into the right to receive 1.55 shares of First Busey Common Stock (the “Exchange Ratio”).  Capitalized terms used herein without definition shall have the definition given to such terms in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement.  You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Main Street Common Stock.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.  In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of Main Street that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Community that we deemed relevant; (iv) earnings per share estimates for Main Street for the years ending December 31, 2006 and 2007, published by I/B/E/S and reviewed with and confirmed by senior management of Main Street; (v) earnings per share estimates for First Busey for the years ending December 31, 2006 and 2007, published by I/B/E/S and reviewed with and confirmed by senior management of Main Street; (vi) the pro forma financial impact of the Merger on Main Street and First Busey, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior management of Main Street and First Busey; (vii) the publicly reported historical price and trading activity for Main Street’s and First Busey’s common stock, including a comparison of certain financial and stock market information for Main Street and First Busey with similar publicly available information for certain other companies the securities of which are publicly traded; (viii) the relative contributions of assets, liabilities, equity and earnings of Main Street and First Busey to the resulting institution and the relative pro forma ownership of the shareholders of Main Street and First

Busey in the combined company (ix) the financial terms of certain recent merger of equals business combinations in the commercial banking industry, to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of Main Street the business, financial condition, results of operations and prospects of Main Street and also discussed management’s views of the strategic rationale for the Merger and the strategic alternatives available to Main Street.  Sandler O’Neill held similar discussions with certain members of senior management of First Busey regarding the business, financial condition, results of operations and prospects of First Busey.  Sandler O’Neill was not asked to, and did not solicit indications of interest in a potential transaction from any other third parties.  The Main Street board of directors did not otherwise limit the investigations made or the procedures followed by Sandler O’Neill in giving its opinion.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Main Street or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion.  We have further relied on the assurances of management of Main Street that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any such information and we do not assume any responsibility or liability for the accuracy or completeness thereof.  We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Main Street or First Busey or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals.  We did not make an independent evaluation of the adequacy of the allowance for loan losses of Main Street and First Busey nor have we reviewed any individual credit files relating to Main Street and First Busey.  We have assumed, with your consent, that the respective allowances for loan losses for both Main Street and First Busey are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.  With respect to the financial projections for Main Street and First Busey all projections of transaction costs, purchase accounting adjustments and expected cost savings prepared by and/or reviewed with the management of Main Street and First Busey and used by Sandler O’Neill in its analyses, Main Street’s management confirmed to us that they reflected the best currently available estimates and judgments of the Main Street’s management of the respective future financial performance of Main Street and First Busey and we assumed that such performances would be achieved.  We express no opinion as to such financial projections or the assumptions on which they are based.  We have also assumed that there has been no material change in Main Street’s and First Busey’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us.  We have assumed in all respects material to our analysis that Main Street and First Busey will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the agreements are not waived and that the Merger will qualify as a tax-free reorganization for federal

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income tax purposes.  Finally, with your consent, we have relied upon the advice Main Street has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.  Events occurring after the date hereof could materially affect this opinion.  We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof.  We are expressing no opinion herein as to what the value of First Busey’s common stock will be when issued to Main Street’s shareholders pursuant to the Agreement or the prices at which Main Street’s or First Busey’s common stock may trade at any time.

We have acted as Main Street’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger.  We will also receive a fee for rendering this opinion.  Main Street has also agreed to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Main Street and First Busey and their affiliates.  We may also actively trade the equity or debt securities of Main Street and First Busey or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is directed to the Board of Directors of Main Street in connection with its consideration of the Merger.  Our opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Main Street Common Stock and does not address the underlying business decision of Main Street to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Main Street or the effect of any other transaction in which Main Street might engage.  Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O’Neill’s prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of Main Street Common Stock from a financial point of view.

Very truly yours,
Sandler O’Neill & Partners, L.P.

/s/ Sandler O’Neill & Partners, L.P.

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APPENDIX D

ILLINOIS DISSENTERS’ RIGHTS LAW

UNDER THE ILLINOIS BUSINESS CORPORATION ACT OF 1983

5/11.65.  RIGHT TO DISSENT

(a)           A shareholder of a corporation is entitled to dissent from, and obtain payment for his or her shares in the event of any of the following corporate actions:

(1)           consummation of a plan of merger or consolidation or a plan of share exchange to which the corporation is a party if (i) shareholder authorization is required for the merger or consolidation or the share exchange by Section 11.20 or the articles of incorporation or (ii) the corporation is a subsidiary that is merged with its parent or another subsidiary under Section 11.30;

(2)           consummation of a sale, lease or exchange of all, or substantially all, of the property and assets of the corporation other than in the usual and regular course of business;

(3)           an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

(i)            alters or abolishes a preferential right of such shares;

(ii)           alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of such shares;

(iii)          in the case of a corporation incorporated prior to January 1, 1982, limits or eliminates cumulative voting rights with respect to such shares; or

(4)           any other corporate action taken pursuant to a shareholder vote if the articles of incorporation, by-laws, or a resolution of the board of directors provide that shareholders are entitled to dissent and obtain payment for their shares in accordance with the procedures set forth in Section 11.70 or as may be otherwise provided in the articles, by-laws or resolution.

(b)           A shareholder entitled to dissent and obtain payment for his or her shares under this Section may not challenge the corporate action creating his or her entitlement unless the action is fraudulent with respect to the shareholder or the corporation or constitutes a breach of a fiduciary duty owed to the shareholder.

(c)           A record owner of shares may assert dissenters’ rights as to fewer than all the shares recorded in such person’s name only if such person dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record owner asserts dissenters’ rights.  The rights of a partial dissenter are determined as if the shares as to which dissent is made and the other shares were recorded in the names of different shareholders.  A beneficial owner of shares who is not the record owner may assert dissenters’ rights as to shares held on such person’s behalf only if the beneficial owner submits to the corporation the record owner’s written consent to the dissent before or at the same time the beneficial owner asserts dissenters’ rights.

5/11.70.  PROCEDURE TO DISSENT

(a)           If the corporate action giving rise to the right to dissent is to be approved at a meeting of shareholders, the notice of meeting shall inform the shareholders of their right to dissent and the procedure to dissent.  If, prior to the meeting, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to vote on the transaction and to determine whether or not to exercise dissenters’ rights, a shareholder may assert dissenters’ rights only if the shareholder delivers to the corporation before the vote is taken a written demand for payment for his or her shares if the proposed action is consummated, and the shareholder does not vote in favor of the proposed action.

(b)           If the corporate action giving rise to the right to dissent is not to be approved at a meeting of shareholders, the notice to shareholders describing the action taken under Section 11.30 or Section 7.10 shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to or concurrently with the notice, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to determine whether or not to exercise dissenters’ rights, a shareholder may assert dissenter’s rights only if he or she delivers to the corporation within 30 days from the date of mailing the notice a written demand for payment for his or her shares.

(c)           Within 10 days after the date on which the corporate action giving rise to the right to dissent is effective or 30 days after the shareholder delivers to the corporation the written demand for payment, whichever is later, the corporation shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of the corporation as to the estimated fair value of the shares, the corporation’s latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to the corporation of the certificate or certificates, or other evidence of ownership, with respect to the shares, or instructions to the dissenting shareholder to sell his or her shares within 10 days after delivery of the corporation’s statement to the shareholder.  The corporation may instruct the shareholder to sell only if there is a public market for the shares at which the shares may be readily sold.  If the shareholder does not sell within that 10 day period after being so instructed by the corporation, for purposes of this Section the shareholder shall be deemed to have sold his or her shares at the average closing price of the shares, if listed on a national exchange, or the average of the bid and asked price with respect to the shares quoted by a principal market maker, if not listed on a national exchange, during that 10 day period.

(d)           A shareholder who makes written demand for payment under this Section retains all other rights of a shareholder until those rights are cancelled or modified by the consummation of the proposed corporate action.  Upon consummation of that action, the corporation shall pay to each dissenter who transmits to the corporation the certificate or other evidence of ownership of the shares the amount the corporation estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.

(e)           If the shareholder does not agree with the opinion of the corporation as to the estimated fair value of the shares or the amount of interest due, the shareholder, within 30 days from the delivery of the corporation’s statement of value, shall notify the corporation in writing of the shareholder’s estimated fair value and amount of interest due and demand payment for the difference between the shareholder’s estimate of fair value and interest due and the amount of the payment by the corporation or the proceeds of sale by the shareholder, whichever is applicable because of the procedure for which the corporation opted pursuant to subsection (c).

(f)            If, within 60 days from delivery to the corporation of the shareholder notification of estimate of fair value of the shares and interest due, the corporation and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, the corporation shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of the corporation is located, requesting the court to determine the fair value of the shares and interest due.  The corporation shall make all dissenters, whether or not residents of this State, whose demands remain unsettled parties to the proceeding as an action against their shares and all parties shall be served with a copy of the petition.  Nonresidents may be served by registered or certified mail or by publication as provided by law.  Failure of the corporation to commence an action pursuant to this Section shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.

(g)           The jurisdiction of the court in which the proceeding is commenced under subsection (f) by a corporation is plenary and exclusive.  The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it.

(h)           Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or the proceeds of sale by the shareholder, whichever amount is applicable.

(i)            The court, in a proceeding commenced under subsection (f), shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, appointed by the court under subsection (g), but shall exclude the fees and expenses of counsel and experts for the respective parties.  If the fair value of the shares as determined by the court materially exceeds the amount which the corporation estimated to be the fair value of the shares or if no estimate was made in accordance with subsection (c), then all or any part of the costs may be assessed against the corporation.  If the amount which any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter.  The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:

(1)           Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of subsections (a), (b), (c), (d), or (f).

(2)           Against either the corporation or a dissenter and in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Section.

If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to that counsel reasonable fees to be paid out of the amounts awarded to the dissenters who are benefited.  Except as otherwise provided in this Section, the practice, procedure, judgment and costs shall be governed by the Code of Civil Procedure.

(j)            As used in this Section:

(1)           “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the consummation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.

(2)           “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

APPENDIX E

AMENDMENT TO
ARTICLES OF INCORPORATION
OF
FIRST BUSEY CORPORATION

PARAGRAPH A OF ARTICLE FOURTH of the Articles of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

FOURTH.

A.       Classes and Number of Shares.  The total number of shares of all classes of stock the Corporation shall have authority to issue is 61,000,000 shares.  The classes and the aggregate number of shares of stock of each class which the Corporation shall have authority to issue are as follows:

1.	60,000,000 shares of Common Stock, $.001 par value per share.

2.	1,000,000 shares of Preferred Stock, $.001 par value per share.

PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Under Section 78.7502 of the Nevada General Corporation Law (“NGCL”), directors and officers may be indemnified against judgments, fines and amounts paid in settlement and reasonable expenses (including attorneys’ fees), actually and reasonably incurred as a result of specified actions or proceedings (including appeals), whether civil or criminal (other than an action by or in the right of the corporation—a “derivative action”) if they acted in good faith and for a purpose which they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to amounts paid in settlement and reasonable expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with the defense or settlement of such an action (including appeals), except in respect of a claim, issue or matter as to which such person shall have been finally adjudged to be liable to the corporation, unless and only to the extent a court of competent jurisdiction deems proper.

In accordance with Section 78.037(1) of the NGCL, Article Tenth of First Busey Corporation’s Restated Articles of Incorporation, as amended, eliminates the personal liability of the Corporation’s directors to First Busey Corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, with certain limited exceptions set forth in said Article Tenth and Section 78.037(1).

Item 21.  Exhibits and Financial Statement Schedules

The exhibits filed pursuant to this Item 21 immediately follow the Exhibit Index.  The following is a description of the applicable exhibits required for Form S-4 as provided by Item 601 of Regulation S-K.

Exhibit
Number	Description

2.1	Agreement and Plan of Merger dated September 20, 2006. This document is filed as Appendix A to the joint proxy statement-prospectus forming a part of this Registration Statement.

3.1

Restated Articles of Incorporation of First Busey Corporation (filed as Exhibit 3.1 to First Busey’s Form 10-Q for the quarterly period ended March 31, 2004 (File No. 0-15950), and incorporated herein by reference).

3.2	First Busey Corporation Revised By-Laws (filed as Exhibit 3.2 to First Busey’s Form 10-Q for the quarterly period ended March 31, 2004 (File No. 0-15950), and incorporated herein by reference).

5.1	Opinion of Chapman and Cutler LLP regarding legality of First Busey Corporation common stock to be issued in the merger.

8.1	Opinion of Chapman and Cutler LLP regarding material Federal income tax consequences of the merger.

8.2	Opinion of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP regarding material Federal income tax consequences of the merger.

10.1

First Busey Corporation 1993 Restricted Stock Award Plan (filed as Appendix E to First Busey’s definitive proxy statement filed with the Commission on April 5, 1993 (File No. 0-15950), and incorporated herein by reference).

10.2	First Busey Corporation Profit Sharing Plan and Trust (filed as Exhibit 10.3 to First Busey’s Registration Statement on Form S-1 (Registration No. 33-13973), and incorporated herein by reference).

10.3

First Busey Corporation Employee Stock Ownership Plan (filed as Exhibit 10.7 to First Busey’s Annual Report on Form 10-K for the fiscal year ended December 31, 1988 (File No. 2-66201), and incorporated herein by reference).

10.4

First Busey Corporation 1999 Stock Option Plan (filed as Appendix B to First Busey’s definitive proxy statement filed with the Commission on March 25, 1999 (File No. 0-15950), and incorporated herein by reference).

10.5

First Busey Corporation 2004 Stock Option Plan (filed as Annex D to First Busey’s definitive proxy statement filed with the Commission on March 12, 2004 (File No. 0-15950), and incorporated herein by reference).

10.6

First Busey Corporation Loan Agreement with JPMorgan Chase N.A., formerly known as Bank One, N.A. (filed as Exhibit 10.6 to First Busey’s Annual Report on Form 10-K for the fiscal year ended December 31,
2004 (File No. 0-15950), and incorporated herein by reference).

10.7

Letter agreement between Main Street Trust, Inc. and Gregory B. Lykins, dated September 20, 2006 (incorporated by reference from Exhibit 99.1 to Main Street Trust, Inc.’s Current Report on Form 8-K filed with the SEC on September 21, 2006).

10.8

Letter agreement between Main Street Trust, Inc. and Van A. Dukeman, dated September 20, 2006 (incorporated by reference from Exhibit 99.2 to Main Street Trust, Inc.’s Current Report on Form 8-K filed with the SEC on September 21, 2006).

10.9

Letter agreement between Main Street Trust, Inc. and David B. White, dated September 20, 2006 (incorporated by reference from Exhibit 99.3 to Main Street Trust, Inc.’s Current Report on Form 8-K filed with the SEC on September 21, 2006).

10.10

Letter agreement between First Busey Corporation and Douglas C. Mills, dated September 20, 2006 (incorporated by reference from Exhibit 99.3 to First Busey Corporation’s Current Report on Form 8-K filed with the SEC on September 21, 2006).

10.11

Letter agreement between First Busey Corporation and Edwin A. Scharlau, II, dated September 20, 2006 (incorporated by reference from Exhibit 99.4 to First Busey Corporation’s Current Report on Form 8-K filed with the SEC on September 21, 2006).

10.12

Employment agreement between First Busey Corporation and David D. Mills, dated September 20, 2006 (incorporated by reference from Exhibit 99.5 to First Busey Corporation’s Current Report on Form 8-K filed with the SEC on September 21, 2006).

10.13

Employment agreement between First Busey Corporation and Barbara J. Harrington, dated September 20, 2006 (incorporated by reference from Exhibit 99.6 to First Busey Corporation’s Current Report on Form 8-K filed with the SEC on September 21, 2006).

14.1

First Busey Corporation Code of Ethics (filed as Exhibit 14.1 to First Busey’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (File No. 0-15950), and incorporated herein by reference).

23.1	Consent of McGladrey & Pullen, LLP.

23.2	Consent of McGladrey & Pullen, LLP.

23.3	Consent of Chapman and Cutler LLP (included in Exhibit 5.1 and Exhibit 8.1).

23.4	Consent of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP (included in Exhibit 8.2).

24.1	Power of Attorney (included on signature page).

99.1	Form of Proxy to be delivered to the stockholders of First Busey Corporation.

99.2	Form of Proxy to be delivered to the stockholders of Main Street Trust, Inc.

99.3	Consent of Person Named to be Future Director of First Busey Corporation.

99.4	Consent of Person Named to be Future Director of First Busey Corporation.

99.5	Consent of Person Named to be Future Director of First Busey Corporation.

99.6	Consent of Person Named to be Future Director of First Busey Corporation.

99.7	Consent of Person Named to be Future Director of First Busey Corporation

Item 22.  Undertakings

The undersigned registrant hereby undertakes:

(a)           To file during any period in which offers and sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Act”);

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)           That for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes as follows:  that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The undersigned registrant hereby undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the joint proxy statement-prospectus pursuant to items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.  This includes information contained in the documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, First Busey Corporation has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Urbana, State of Illinois, this 7th day of December, 2006.

FIRST BUSEY CORPORATION

By:	/s/ Douglas C. Mills
Douglas C. Mills
Chairman of the Board, Chief Executive Officer and President

POWER OF ATTORNEY

The undersigned officers and directors of First Busey Corporation do hereby constitute and appoint Douglas C. Mills, David D. Mills and Barbara J. Harrington, as their attorneys-in fact with power and authority to do any and all acts and things and to execute any and all instruments which said attorneys-in-fact, and either one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement.  Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to the Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereto, and each of the undersigned hereby ratifies and confirms all that said attorneys-in-fact or any of them shall do or cause to be done by virtue hereof.  This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and Power of Attorney has been signed on December 7, 2006, by the following persons in their capacities indicated.

Signature	Capacity

/s/ Douglas C. Mills	Chairman of the Board, Chief Executive Officer and
Douglas C. Mills	President (principal executive officer); Director

/s/ Barbara J. Harrington	Chief Financial Officer (principal financial officer)
Barbara J. Harrington

/s/ Joseph M. Ambrose	Director
Joseph M. Ambrose

/s/ E. Phillips Knox	Director
E. Phillips Knox

/s/ David L. Ikenberry	Director
David L. Ikenberry

/s/ V.B. Leister, Jr.	Director
V.B. Leister, Jr.

/s/ Joseph E. O’Brien	Director
Joseph E. O’Brien

/s/ Arthur R. Wyatt	Director
Arthur R. Wyatt

S-1